UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
FPIC INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock of FPIC Insurance Group, Inc., par value $0.10 per share.

(2)	Aggregate number of securities to which transaction applies: 8,800,305 shares of Common Stock, including 297,877 options to purchase Common Stock with a per share exercise price less than the per share merger consideration of $42.00 per share, 4,265 shares of Common Stock issuable under the FPIC Insurance Group, Inc. Employee Stock Purchase Plan (the “ESPP”), 64,440 shares of restricted stock and 100,228 shares of Common Stock issuable under performance units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of (A) 8,397,934 shares of Common Stock (including 64,440 shares of restricted stock) multiplied by the merger consideration of $42.00 per share, (B) stock options to purchase 297,877 shares of Common Stock multiplied by $20.74 (which is the difference between $42.00 and the weighted average exercise price of $21.26 per share for the options having an exercise price less than the $42.00 per share merger consideration), (C) the product of $42.00 multiplied by (i) the total amount of participants’ 2011 payroll deductions under the ESPP prior to the effective time of the Merger, divided by (ii) $30.71, and (D) 100,228 shares of Common Stock issuable under performance units multiplied by the merger consideration of $42.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011610 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $363,279,952

(5)	Total fee paid: $42,177
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FPIC INSURANCE GROUP, INC.
1000 Riverside Avenue, Suite 800
Jacksonville, Florida 32204

[ • ], 2011

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of FPIC Insurance Group, Inc. (referred to herein as the “Company”), to be held at [ • ], on [ • ], at [ • ] a.m., Eastern Time.

At this important meeting, you will be asked to consider and vote upon, among other things, a proposal to approve and adopt the Agreement and Plan of Merger (referred to herein as the “Merger Agreement”), dated as of May 23, 2011 (as it may be amended from time to time), by and among the Company, The Doctors Company, a California domiciled reciprocal inter-insurance exchange, and Fountain Acquisition Corp., a Florida corporation and a wholly owned subsidiary of The Doctors Company. If the Merger Agreement is approved and adopted and the merger contemplated by the Merger Agreement is completed, we will become a wholly owned subsidiary of The Doctors Company and you will receive $42.00 in cash for each share of our common stock that you hold as of the date of the merger (without interest and less applicable withholding taxes). The particulars of the structure of the merger and other important facts, such as tax consequences, are described in detail in the accompanying proxy statement, which we encourage you to read in its entirety.

The Company’s Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and based on its review has determined, by unanimous vote, that the Merger Agreement and the transactions contemplated thereby (including the merger) are advisable and fair to and in the best interests of the shareholders of the Company. Therefore, the Company’s Board of Directors unanimously recommends that shareholders vote “FOR” approval and adoption of the Merger Agreement at the special meeting. In reaching its determination, the Company’s Board of Directors considered a number of factors described more fully in the accompanying proxy statement.

Your vote is important. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of all outstanding shares of common stock entitled to vote on the proposal. AS A RESULT, YOUR FAILURE TO SUBMIT A PROXY OR VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Regardless of the number of shares you own, I encourage you to take action in time for your vote to be counted. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, or vote by telephone or via the Internet using the instructions on the proxy before the meeting. Returning the enclosed proxy or submitting a proxy by telephone or Internet will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give the material careful attention. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. You also may obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions about the merger or about how to vote your shares, please call the Company’s proxy solicitor, Morrow & Co., LLC, toll free at (888) 813-7651 or contact the Company’s investor relations department at FPIC Insurance Group, Inc., 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204, or by telephone at (904) 354-2482.

On behalf of the Company’s Board of Directors, thank you for your continued support of FPIC Insurance Group, Inc.

Very truly yours,

Kenneth M. Kirschner
Chairman of the Board of Directors

FPIC INSURANCE GROUP, INC.
1000 Riverside Avenue, Suite 800
Jacksonville, Florida 32204

Notice of Special Meeting of Shareholders
to be held on [ • ], 2011

[ • ], 2011

Dear Shareholder:

You are invited to join us at a special meeting of shareholders of FPIC Insurance Group, Inc. (referred to herein as the “Company”), to be held at [ • ], on [ • ], 2011, at [ • ] a.m., Eastern Time.

The special meeting will be held to consider and vote upon the following matters:

1. a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 23, 2011 (referred to herein as the “Merger Agreement”), by and among The Doctors Company, a California domiciled reciprocal inter-insurance exchange (referred to herein as “TDC”), Fountain Acquisition Corp., a Florida corporation and a wholly owned subsidiary of TDC (referred to herein as “Merger Sub”) and the Company;

2. a proposal to grant authority to the named proxies to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement (referred to herein as the “Adjournment Proposal”); and

3. a proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger contemplated by the Merger Agreement.

We expect to transact no other business at the special meeting.

The Company’s Board of Directors (the “Board”) has carefully reviewed and considered the terms and conditions of the Merger Agreement and based on its review has determined, by unanimous vote, that the Merger Agreement and the transactions contemplated thereby (including the merger) are advisable and fair to and in the best interests of the shareholders of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, “FOR” THE ADJOURNMENT PROPOSAL AND “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

Only shareholders of record at the close of business on [ • ], 2011, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting or at any adjournments or postponements thereof. All shareholders, whether or not they expect to attend the special meeting in person, are requested to complete, date, sign and return the enclosed proxy card in the accompanying postage-paid envelope or to submit a proxy by telephone or via the Internet by following the instructions on the proxy card. The proxy may be revoked prior to the time at which it is voted at the meeting by the person who executed it by filing with the Company’s Secretary an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the special meeting.

A list of shareholders entitled to vote at the special meeting will be available for inspection by shareholders of record during business hours at the Company’s executive offices at 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204 for ten days prior to the date of the special meeting and will also be available at the special meeting.

Your vote is very important, regardless of the number of shares of the Company’s common stock that you own. The approval and adoption of the Merger Agreement requires the affirmative vote (in person or by proxy) of holders of a majority of all outstanding shares of the Company’s common stock entitled to vote at the special meeting. The Adjournment Proposal, as well as the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger, requires the affirmative vote of the majority of votes cast on such proposals at the special meeting.

If you fail to return your proxy card or fail to submit your proxy by phone or via the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. ANY FAILURE BY YOU TO RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY BY PHONE OR VIA THE INTERNET OR VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. Such failure, however, will not affect the outcome of the vote regarding the Adjournment Proposal or the non-binding advisory vote regarding compensation that may be received by the Company’s named executive officers in connection with the merger. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the approval and adoption of the Merger Agreement, “FOR” the Adjournment Proposal and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger.

Any shareholder attending the special meeting may vote in person even if he or she has already voted by proxy card, telephone or via the Internet; such vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name” through a bank, broker or other nominee, you must provide a legal proxy issued from such bank, broker or other nominee in order to vote your shares in person at the special meeting.

If you receive more than one proxy card because you own shares that are registered differently, please submit proxies covering all of your shares shown on all of your proxy cards through one of the methods described above.

The Company’s shareholders who do not vote in favor of the approval and adoption of the Merger Agreement will NOT have the right to seek appraisal of the fair value of their shares of the Company’s common stock if the merger contemplated by the Merger Agreement is completed.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

If you have any questions or need assistance in voting your shares, please call Morrow & Co., LLC, our proxy solicitation agent, toll free at (888) 813-7651 or contact the Company’s investor relations department at FPIC Insurance Group, Inc., 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204, or by telephone at (904) 354-2482.

The Merger Agreement and the merger are described in the accompanying proxy statement. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement and the Merger Agreement carefully.

The accompanying proxy statement is first being mailed to shareholders of the Company on or about [ • ], 2011.

By order of the Board of Directors,

T. Malcolm Graham
Secretary

ii

FPIC INSURANCE GROUP, INC.
1000 Riverside Avenue, Suite 800
Jacksonville, Florida 32204
(904) 354-2482

[ • ], 2011

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of FPIC Insurance Group, Inc., a Florida corporation, for use at the special meeting of shareholders to be held on [ • ], 2011, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. We intend to begin mailing this proxy statement, the attached Notice of Special Meeting of Shareholders and the accompanying proxy card to shareholders on or about [ • ], 2011.

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 101.

Unless otherwise indicated or unless the context requires otherwise, all references in this proxy statement to the “Company,” “FPIC,” “we,” “our” and “us” refer to FPIC Insurance Group, Inc. and its subsidiaries; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 23, 2011, by and among the Company, The Doctors Company and Fountain Acquisition Corp., as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; and all references to the “SEC” refer to the Securities and Exchange Commission.

Overview of the Merger (page 31)

On May 23, 2011, we entered into the Merger Agreement by and among the Company, The Doctors Company (referred to herein as “TDC”) and Fountain Acquisition Corp., a wholly owned subsidiary of TDC (referred to herein as “Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and a wholly owned subsidiary of TDC. Upon consummation of the Merger, holders of our common stock will be entitled to receive the per share merger consideration of $42.00 in cash, without interest and less applicable withholding taxes, for each share of common stock issued and outstanding immediately prior to the effective time of the Merger (referred to herein as the “effective time”). The Merger Agreement, which is the principal document governing the Merger, is attached as Annex A to this proxy statement, and we encourage you to read the Merger Agreement in its entirety.

The Parties to the Merger (page 25)

FPIC Insurance Group, Inc.

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of medical professional liability insurance for physicians, dentists and other healthcare providers. The Company’s principal executive offices are located at 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204, and its telephone number is (904) 354-2482. Our website is located at www.fpic.com. Our website address is included in this proxy statement as a textual reference only, and the information on the website is not incorporated by reference into this proxy statement. The Company’s common stock is quoted on the NASDAQ Global Select Market under the trading symbol “FPIC.”

Additional information regarding the Company is contained in our filings with the SEC. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 83.

The Doctors Company

Founded by doctors for doctors in 1976 as a California-domiciled reciprocal interinsurance exchange, The Doctors Company is the nation’s largest insurer of physician and surgeon medical professional liability with nearly 55,000 member physicians, $4 billion in assets, and an A rating by Fitch Ratings and A.M. Best Company. The Doctors Company’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

Merger Sub

Fountain Acquisition Corp., a Florida corporation, is a wholly owned subsidiary of TDC. Merger Sub was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

The Merger and the Closing (page 25)

You are being asked to vote to approve and adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. The surviving corporation following the Merger initially will be a wholly owned subsidiary of TDC. As a result of the Merger, the Company will cease to be an independent, publicly traded company and you will not own any shares in the surviving corporation.

If the Merger is completed, you will be entitled to receive $42.00 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock that you own. See “The Merger Agreement — Merger Consideration” beginning on page 59.

The Special Meeting (page 21)

Date, Time and Place (page 21)

The special meeting of our shareholders will be held at [ • ] on [ • ] at [ • ] Eastern Time.

Purpose of the Special Meeting (page 21)

At the special meeting, you will be asked to consider and vote upon proposals to: (1) approve and adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of TDC; (2) grant authority to the named proxies to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement (referred to herein as the “Adjournment Proposal”); and (3) approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Record Date and Quorum (page 21)

You are entitled to vote at the special meeting if you own shares of the Company’s common stock at the close of business on [ • ], 2011, the record date for the special meeting. Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote on each matter submitted to the

Company’s shareholders for approval at the special meeting and any adjournment or postponement thereof. As of [ • ], 2011, there were approximately [ • ] shares of the Company’s common stock outstanding and entitled to vote at the special meeting.

The presence at the special meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for purposes of considering the proposals at the special meeting.

Vote Required for Approval (page 22)

You are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. For us to complete the Merger, shareholders holding a majority of the shares of the Company’s common stock outstanding at the close of business on the record date and entitled to vote on the proposal must vote “FOR” the proposal to approve and adopt the Merger Agreement. Failure to vote your shares of the Company’s common stock, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve and adopt the Merger Agreement. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

You also are being asked to consider and vote upon the Adjournment Proposal. The Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting. As a result, abstentions and broker non-votes will not impact the vote on the Adjournment Proposal. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the special meeting.

You also are being asked to consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger, which will be approved if a majority of the votes cast on such proposal at the special meeting vote in favor of such proposal. The vote of the Company’s shareholders on the compensation that may be received by the Company’s named executive officers in connection with the Merger is advisory in nature and will not be binding on the Company or the Board and will not affect whether or not the compensation is paid. Such compensation will be substantially determined in accordance with contracts currently in effect between the Company and such executives.

Voting and Proxies (page 23)

Before voting your shares of the Company’s common stock, we encourage you to read this proxy statement in its entirety, including its annexes, and carefully consider how the Merger will affect you. Any shareholder of record entitled to vote at the special meeting may submit a proxy by (i) returning the enclosed proxy card by mail, (ii) using the telephone number printed on your proxy card, (iii) using the Internet voting instructions printed on your proxy card or (iv) appearing at the special meeting and voting in person. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval and adoption of the Merger Agreement, “FOR” the Adjournment Proposal and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If your shares of common stock are held in “street name” and you do not provide your broker, bank or other nominee with instructions, your shares of common stock will not be voted and that will have the same effect as voting “AGAINST” the approval and adoption of the Merger Agreement but will have no effect on the Adjournment Proposal or the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Revocability of Proxy (page 23)

If you hold your shares in your name as a shareholder of record, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by: (i) delivering to our Secretary, at 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the special meeting in order to change or revoke a prior proxy); (iii) completing, executing and delivering a later dated proxy card; or (iv) voting again at a later time by telephone or via the Internet prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting. Simply attending the special meeting will not revoke your proxy.

If you hold your shares through a broker, bank or other nominee, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

Ownership of Common Stock by Directors and Executive Officers (page 80)

As of June 9, 2011, the directors and executive officers of the Company beneficially owned and were entitled to vote at the special meeting, in the aggregate, 645,039 shares of the Company’s common stock, representing approximately 7.7% of the outstanding shares of the Company’s common stock as of such date. Each of our current directors and executive officers has informed us that he or she intends to vote all of his or her shares of the Company’s common stock “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger, and “FOR” the Adjournment Proposal.

Treatment of Stock Options and Other Equity-Based Awards (page 60)

Stock Options (page 60)

At the effective time of the Merger, each outstanding, unexercised option to acquire the Company’s common stock under our Omnibus Incentive Plan or our Director Stock Plan (all of which are currently fully vested) will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying such option, multiplied by the excess of $42.00 over the exercise price per share for such option, without interest and less any applicable withholding taxes. The surviving corporation may make such cash payments on our behalf.

Employee Stock Purchase Plan (page 60)

At the effective time of the Merger, the account of each participant in our Employee Stock Purchase Plan (referred to herein as the “ESPP”) for the 2011 plan year will be cancelled and exchanged for the right to receive a cash payment equal to (x) $42.00, multiplied by (y) the total amount of such participant’s 2011 payroll deductions prior to the effective time under the ESPP, and divided by (z) $30.71 (85% of the fair market value (determined in accordance with the terms of the ESPP) of the Company’s common stock on January 14, 2011), without interest and less any applicable withholding taxes. The surviving corporation may make such cash payments on our behalf.

Restricted Stock (page 60)

Immediately prior to the effective time of the Merger, each share of restricted stock granted under our Omnibus Incentive Plan or Director Stock Plan that is outstanding will become fully vested and will be converted into the right to receive the merger consideration of $42.00, without interest and less any applicable withholding taxes.

Performance Units (page 60)

Immediately prior to the effective time of the Merger, each unpaid performance unit awarded under our Omnibus Incentive Plan will become fully vested and payable and, effective as of the effective time, each such performance unit will be cancelled in exchange for a cash payment equal to (x) the Payout Percentage (as defined in the related award agreements and determined as set forth below) applicable to such performance unit, multiplied by (y) $42.00, without interest and less any applicable withholding taxes. The Payout Percentage will be 143% for performance units granted on January 4, 2010 and 100% for performance units granted on December 10, 2010, as required by the Merger Agreement. The surviving corporation may make such cash payments on our behalf.

Reasons for the Merger; Recommendation of Our Board of Directors (page 35)

After careful consideration, the Board, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company’s shareholders. The Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the Adjournment Proposal and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors.”

Interests of Certain Persons in the Merger (page 50)

In considering the recommendation of the Board to approve and adopt the Merger Agreement, you should be aware that certain directors and officers of the Company have employment and other compensation agreements or plans that give them interests in the Merger that may be different from, or in addition to, their interests as shareholders of the Company. These interests include the payment of stock options and the accelerated vesting and payment of other equity-based awards and entitlement to severance payments in connection with a termination of employment without cause or for good reason following a change in control.

See “The Merger — Interests of Certain Persons in the Merger” beginning on page 50.

Opinion of Sandler O’Neill + Partners, L.P. (page 40)

Sandler O’Neill + Partners, L.P. (referred to herein as “Sandler O’Neill”) delivered its opinion to the Board on May 23, 2011 that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the $42.00 per share in cash to be paid to the holders of the outstanding shares of common stock of the Company pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Sandler O’Neill, dated as of May 23, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Sandler O’Neill provided its opinion for the information and assistance of the Board in connection with the Board’s consideration of the Merger. The opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the Merger or any other matter.

Pursuant to the engagement letter between Sandler O’Neill and the Company, the Company has agreed to pay Sandler O’Neill a fee of 1.2% of the aggregate equity value of the transaction (approximately $363 million), of which $25,000 became payable upon execution of the engagement letter, $20,000 became payable for each quarter thereafter until completion of the Merger or the earlier termination of the engagement, $250,000 became payable upon the delivery of Sandler O’Neill’s fairness opinion to the Board and the balance of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Sandler O’Neill for certain expenses and to indemnify Sandler O’Neill against certain liabilities arising out of Sandler O’Neill’s engagement.

For a more complete description, see the section of this proxy statement entitled “The Merger — Opinion of Sandler O’Neill + Partners, L.P.” beginning on page 40.

Financing of the Merger (page 49)

The Merger Agreement does not contain any condition to the Merger relating to the receipt of financing by TDC or Merger Sub. TDC intends to fund the aggregate amount of the merger consideration, performance unit consideration and option consideration of approximately $363 million with available cash.

Governmental and Regulatory Approvals (page 57)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules related thereto (referred to herein as the “HSR Act”), the Merger may not be completed until notification and report forms have been filed with the Federal Trade Commission (referred to herein as the “FTC”) and the Antitrust Division of the U.S. Department of Justice (referred to herein as the “DOJ”) and the applicable waiting period has expired or been terminated. The Company, TDC and Merger Sub filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on June 8, 2011. On June 17, 2011, the FTC and the DOJ granted early termination of the HSR Act waiting period.

In addition, the Merger requires the approval of the Florida Office of Insurance Regulation, the Texas Insurance Commissioner, and the Missouri Insurance Director. Also, under the insurance laws of the States of Arkansas and Georgia, the Merger may not be completed until pre-acquisition notification and report forms have been filed with the Georgia and Arkansas Insurance Commissioners and the applicable waiting periods have expired or been terminated. TDC filed a pre-acquisition notice with each of the Georgia and Arkansas Insurance Commissioners on June 14, 2011.

See “The Merger — Governmental and Regulatory Approvals” beginning on page 57.

Material U.S. Federal Income Tax Consequences (page 49)

The exchange of shares of the Company’s common stock for cash in the Merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of the Company’s common stock are converted into the right to receive cash in the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 49 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Restrictions on Solicitations of Other Offers (page 67); Change of Recommendation (page 68)

From the date of the Merger Agreement until the effective time of the Merger, neither the Company, nor any of its subsidiaries or representatives may directly or indirectly:

•	solicit, initiate or knowingly facilitate any Acquisition Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitations of Other Offers”) or any proposal that is reasonably likely to lead to an Acquisition Proposal;

•	participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal; or

•	enter into any agreement, term sheet or letter of intent with respect to any Acquisition Proposal.

Notwithstanding the foregoing restrictions, under certain circumstances, the Company will be permitted to participate in discussions or negotiations with, or provide non-public information to, any person making an unsolicited Acquisition Proposal if the Board has determined in good faith (after consultation with its independent financial advisor and outside counsel) that there is a reasonable likelihood that the Acquisition Proposal will lead to a Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitations of Other Offers”). Further, the Company may enter into a binding agreement with respect to an Acquisition Proposal in certain circumstances if the Board determines in good faith that such proposal constitutes a Superior Proposal. Under the Merger Agreement, TDC is entitled to three business days’ notice prior to the Company’s entry into any agreement providing for a Superior Proposal. For a more detailed description, see the section of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitations of Other Offers.”

The Merger Agreement also contains restrictions on the ability of the Board to withdraw, modify or amend its recommendation that our shareholders approve and adopt the Merger Agreement and on the ability of the Board to recommend, adopt or approve any alternative Acquisition Proposal, in each case, subject to certain exceptions. See the section of this proxy statement entitled “The Merger Agreement — Change of Recommendation” for a description of these restrictions and exceptions.

Conditions to the Completion of the Merger (page 74)

Conditions to Each Party’s Obligations (page 74)

The obligations of the Company, TDC and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver) of the following conditions:

•	Shareholder Approval. The Merger Agreement must have been adopted by the Company’s shareholders at the special meeting.

•	No Order. The consummation of the Merger must not have been restrained, enjoined or prohibited by a court or other governmental authority.

•	Insurance Consents. TDC shall have obtained certain written approvals of the Merger from certain insurance regulatory authorities.

•	HSR Act Waiting Period. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or terminated (early termination of the HSR Act waiting period was granted on June 17, 2011).

Conditions to the Obligations of TDC and Merger Sub (page 74)

The obligations of TDC and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver) of the following additional conditions:

•	Accuracy of Representations. The representations and warranties of the Company contained in the Merger Agreement must be true and correct as of the effective time of the Merger, subject to certain materiality thresholds.

•	Performance of Covenants. The Company must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with at or prior to the effective time of the Merger.

•	No Company Material Adverse Effect. Since the date of the Merger Agreement, the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement entitled “The Merger Agreement — Company Material Adverse Effect Definition” beginning on page 65).

•	Officer’s Certificates. TDC shall have received from the Company an officer’s certificate with respect to each of the foregoing conditions.

•	Minimum Funding Standard. The Company shall have satisfied the minimum funding standards required by applicable law with respect to the FPIC Insurance Group, Inc. Defined Benefit Plan, as amended.

Conditions to the Obligations of the Company (page 75)

The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver) of the following additional conditions:

•	Accuracy of Representations. The representations and warranties of TDC and Merger Sub contained in the Merger Agreement must be true and correct as of the effective time of the Merger, subject to certain materiality thresholds.

•	Performance of Covenants. TDC must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with at or prior to the effective time of the Merger.

•	Officer’s Certificates. The Company shall have received from TDC an officer’s certificate with respect to each of the foregoing conditions.

•	Closing Payments. TDC’s payment of the amounts required under the Merger Agreement.

Termination of the Merger Agreement (page 75)

The Company and TDC may agree to terminate the Merger Agreement without completing the Merger at any time, even after our shareholders have approved the Merger Agreement. The Merger Agreement may also be terminated in certain other circumstances, including:

By either TDC or the Company if:

•	the Merger has not been consummated by December 31, 2011, subject to the extension of such date to March 31, 2012 (referred to herein as the “outside date”), if all closing conditions have been or are capable of being satisfied at the time of such extension, other than those relating to certain governmental consents and approvals;

•	a court of competent jurisdiction or other governmental authority issues a final order permanently restraining, enjoining or otherwise prohibiting the Merger; or

•	the Merger Agreement is not approved and adopted by the Company’s shareholders at the special meeting (or at any adjournment thereof).

By the Company if:

•	the Board determines to accept a Superior Proposal;

•	TDC breaches any of its representations, warranties or covenants set forth in the Merger Agreement and such breach (i) is not capable of being cured prior to the outside date and (ii) causes the Company’s related closing conditions not to be satisfied; or

•	TDC does not have sufficient funds to consummate the Merger or otherwise fails to pay the merger consideration.

By TDC if:

•	the Board has withdrawn or adversely modified its recommendation that the Company’s shareholders approve and adopt the Merger Agreement;

•	the Board has recommended to the Company’s shareholders that they approve or accept an Acquisition Proposal other than the Merger;

•	the Company has entered into or announced publicly its intention to enter into any agreement with respect to an Acquisition Proposal other than the Merger; or

•	the Company breaches any of its representations, warranties or covenants set forth in the Merger Agreement and such breach (i) is not capable of being cured prior to the outside date and (ii) causes TDC’s related closing conditions not to be satisfied.

See the section of this proxy statement entitled “The Merger Agreement — Termination of the Merger Agreement” for a detailed description of the termination rights under the Merger Agreement.

Termination Fees (page 77)

The Company has agreed to pay TDC a termination fee in the amount of 3% of the aggregate Merger consideration (approximately $10.6 million, referred to herein as the “Termination Fee”) if the Merger Agreement is terminated under certain circumstances, including if:

•	the Company terminates the Merger Agreement in order to accept a Superior Proposal; or

•	TDC terminates the Merger Agreement because:

•	the Board has withdrawn or adversely modified its recommendation that our shareholders approve and adopt the Merger Agreement;

•	the Board has recommended to the Company’s shareholders that they approve or adopt an Acquisition Proposal other than the Merger; or

•	the Company has entered into or announced publicly its intention to enter into any agreement with respect to an Acquisition Proposal other than the Merger.

TDC has agreed to pay the Company the Termination Fee if the Merger Agreement is terminated under certain circumstances, including if:

•	the Merger Agreement is terminated because the Merger has not been consummated prior to the outside date as a result of the failure to obtain required antitrust and insurance regulatory approvals and on the termination date (i) the vote of the Company’s shareholders to adopt the Merger Agreement has been obtained, (ii) no Company Material Adverse Effect has occurred and is continuing and (iii) certain of TDC’s closing conditions are still capable of being satisfied; or

•	the Company terminates the Merger Agreement because TDC lacks sufficient funds to consummate the Merger or otherwise fails to pay the merger consideration and on the date of such termination (i) the vote of the Company’s shareholders to adopt the Merger Agreement has been obtained, (ii) no Company Material Adverse Effect has occurred and is continuing and (iii) certain of TDC’s closing conditions are still capable of being satisfied.

Except to the extent that the Termination Fee is the sole and exclusive remedy of the party receiving the Termination Fee, each party will have the right to recover to the fullest extent permitted by applicable law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement. This includes, if the Company is the recovering party, a material breach by TDC of its obligations to pay the merger consideration at closing. See the sections of this proxy statement entitled “The Merger Agreement — Termination Fees” beginning on page 77 and “The Merger Agreement — Limitation on Liability” beginning on page 78.

Procedure for Receiving the Merger Consideration (page 60)

Prior to the effective time of the Merger, TDC will designate a bank or trust company reasonably satisfactory to the Company to act as TDC’s paying agent for purposes of, among other things, distributing the merger consideration to the Company’s shareholders. At or prior to the effective time of the Merger, TDC will deposit with the paying agent, for the benefit of holders of shares of the Company’s common stock, cash in an amount sufficient to pay the merger consideration.

No later than three business days after the effective time of the Merger, the paying agent will mail to each holder of record of the Company’s common stock a letter of transmittal containing instructions for surrendering certificates or book-entry shares in exchange for the merger consideration. The paying agent will pay you the merger consideration to which you are entitled after you have (i) properly surrendered your share certificates or book-entry shares, as applicable, to the paying agent and (ii) provided to the paying agent your completed and signed letter of transmittal and any other item specified in the letter of transmittal or instructions thereto. See “The Merger Agreement — Payment Procedures” beginning on page 60.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

No Shareholder Appraisal Rights (page 24)

Under Florida law, because our common stock is traded on the NASDAQ Global Select Market and the merger consideration is all cash, holders of shares of the Company’s common stock are not entitled to exercise dissenters’ rights in connection with the Merger and, if the Merger is consummated, will only be entitled to receive $42.00 in cash, without interest, for each share of common stock owned by such holder. See “The Special Meeting of Shareholders — No Shareholder Appraisal Rights” beginning on page 24.

Market Price of the Company’s Common Stock (page 81)

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “FPIC,” The closing price of the Company’s common stock on the NASDAQ Global Select Market on May 23, 2011, the last trading day prior to announcement of the execution of the Merger Agreement, was $32.10 per share. The $42.00 per share merger consideration to be paid for each share of the Company’s common stock represents a premium of approximately 31% to the closing price of the Company’s common stock on May 23, 2011. On [ • ], 2011, which is the most recent practicable date prior to the date of this proxy statement, the closing price of our common stock was $[ • ] per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by TDC pursuant to the Merger Agreement. If the Merger Agreement is approved and adopted by the Company’s shareholders and the other closing conditions in the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of TDC, will merge with and into the Company. Upon consummation of the Merger, the Company will be the surviving corporation and a wholly owned subsidiary of TDC. After the Merger, shares of the Company’s common stock will not be publicly traded.

Q:	Why am I receiving this proxy statement?

A:	The Company is holding the special meeting in order to obtain shareholder approval of, among other things, a proposal to approve and adopt the Merger Agreement, as described in greater detail in this proxy statement. We cannot complete the Merger unless holders of a majority of the outstanding shares of the Company’s common stock as of the record date approve this proposal at the special meeting. We have included in this proxy statement important information about the Merger, the Merger Agreement and the special meeting. You should read this information carefully and in its entirety. We have attached a copy of the Merger Agreement as Annex A to this proxy statement. The enclosed voting materials allow you to submit a proxy by mail, telephone or via the Internet to ensure that your shares of the Company’s common stock are represented and voted at the special meeting, even if you are unable to attend the special meeting in person. Your vote is very important and we encourage you to submit your proxy as soon as possible, regardless of whether or not you plan to attend the special meeting. YOUR FAILURE TO SUBMIT A PROXY OR VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Q:	What will I receive for my shares of the Company’s common stock in the Merger?

A:	If the Merger is completed, you will be entitled to receive $42.00 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock that you own at the effective time of the Merger. Upon consummation of the Merger, you will no longer own shares in the Company, nor will you be entitled to receive any shares in TDC or the surviving corporation.

See the sections of this proxy statement entitled “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Treatment of Stock Options and Other Equity-Based Awards” for a more detailed description of the merger consideration. See the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences” for a description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and foreign taxes.

Q:	How does the merger consideration compare to the market price of the Company’s common stock prior to announcement of the Merger?

A:	The per share merger consideration of $42.00 in cash, without interest and less applicable withholding taxes, contemplated to be received by the holders of the Company’s common stock pursuant to the Merger Agreement, represents a premium to historic trading prices, including a premium of approximately 31% over the closing price of $32.10 on NASDAQ on May 23, 2011, the trading day prior to the announcement of the Merger Agreement.

Q:	How will the Company’s stock options, other equity-based awards and long-term cash awards be treated in the Merger?

A:	As of the effective time of the Merger, each outstanding option not exercised prior to the effective time of the Merger will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the option, multiplied by the excess, if any, of $42.00 over the exercise price per share, without interest and less any applicable withholding taxes. All outstanding options are currently vested.

As of the effective time of the Merger, the account of each participant in the ESPP for the 2011 plan year will be cancelled and exchanged for the right to receive a cash payment equal to (x) $42.00 multiplied by (y) the total amount of each such participant’s 2011 payroll deductions prior to the effective time of the Merger under the ESPP, divided by (z) $30.71 (85% of the fair market value (determined in accordance with the terms of the ESPP) of the Company’s common stock on January 14, 2011), without interest and less any applicable withholding taxes.

Each share of restricted stock granted under our Omnibus Incentive Plan or Director Stock Plan that is outstanding and unvested immediately prior to the effective time of the Merger will become fully vested and will be converted into the right to receive the merger consideration of $42.00 in cash, without interest and less any applicable withholding taxes.

Immediately prior to the effective time of the Merger, each unpaid performance unit awarded under our Omnibus Incentive Plan will become fully vested and payable and, as of the effective time of the Merger, each such performance unit will be cancelled in exchange for the right to receive a cash payment equal to (x) the Payout Percentage (as defined in the related award agreements and determined as set forth below) applicable to such performance unit, multiplied by (y) $42.00, without interest and less any applicable withholding taxes. The Payout Percentage will be 143% for performance units granted on January 4, 2010 and 100% for performance units granted on December 10, 2010.

See the sections of this proxy statement entitled “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Treatment of Stock Options and Other Equity-Based Awards” for a more detailed description of the treatment of the Company’s stock options and other equity-based awards.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at [ • ], on [ • ], at [ • ] a.m., Eastern Time.

Q:	Are all shareholders of the Company as of the record date entitled to vote at the special meeting?

A:	Yes. All shareholders who own shares of the Company’s common stock at the close of business on [ • ], 2011, the record date for the special meeting, will be entitled to receive notice of the special meeting and to vote (in person or by proxy) the shares of the Company’s common stock they hold on that date at the special meeting, or at any adjournment or postponement thereof. Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of [ • ], 2011, there were approximately [ • ] shares of the Company’s common stock outstanding held by approximately [ • ] record holders.

See the section of this proxy statement entitled “The Special Meeting of Shareholders — Vote Required for Approval” for a more detailed discussion of voting upon the proposals to be considered at the special meeting.

Q:	On what matters am I being asked to vote at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• the approval and adoption of the Merger Agreement;

• the Adjournment Proposal; and

• the approval, on a non-binding advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of the Company’s common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting are present at the special meeting, either in person or represented by proxy. Votes for and against the proposals, as well as abstentions and broker non-votes, are counted as present for purposes of determining whether a quorum is present.

Q:	What vote of the Company’s shareholders is required to approve and adopt the Merger Agreement and to approve the Adjournment Proposal?

A:	For us to complete the Merger, holders of a majority of the shares of the Company’s common stock outstanding at the close of business on the record date entitled to vote on the proposal must vote “FOR” approval and adoption of the Merger Agreement. A broker non-vote, failure to vote or an abstention will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting. Abstentions and broker non-votes will therefore have no effect on the Adjournment Proposal but will count for purposes of determining whether a quorum is present. A failure to vote will have no effect on the Adjournment Proposal.

Approval, on a non-binding advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting. A broker non-vote, failure to vote or an abstention will have no effect on this proposal. The vote of the Company’s shareholders on the compensation that may be received by the Company’s named executive officers in connection with the Merger is advisory in nature and will not be binding on the Company or the Board and will not affect whether or not the compensation is paid. Such compensation will be substantially determined in accordance with contracts currently in effect between the Company and such executives.

Q:	What is a broker non-vote?

A:	A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and, accordingly, lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal but will count for purposes of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement but will have no effect on the Adjournment Proposal or the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Q:	Does the Board recommend that the Company’s shareholders vote “FOR” the proposals to be considered at the special meeting?

A:	Yes. After careful consideration, the Board unanimously recommends that you vote:

• “FOR” the proposal to approve and adopt the Merger Agreement;

• “FOR” the Adjournment Proposal; and

• “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Q:	How do the Company’s current directors and executive officers intend to vote?

A:	Each of our current directors and executive officers has informed us that he or she intends to vote all of his or her shares of the Company’s common stock “FOR” the proposal to approve and adopt the Merger

Agreement, “FOR” the Adjournment Proposal and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder of the Company?

A:	Yes. In considering the recommendation of the Board with respect to the Merger, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of our shareholders generally. These interests include (i) the payment of Company options and the accelerated vesting and payment of other equity-based awards and (ii) severance and change in control payments and benefits.

The Board was aware of these differing interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and to recommend that you vote in favor of adopting the Merger Agreement and approving the Merger.

See the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger” for a more detailed description of the interests of the Company’s directors and executive officers in the Merger.

Q:	Why am I being asked to consider and approve, on a non-binding advisory basis, compensation that may be received by the Company’s named executive officers in connection with the Merger?

A:	The SEC recently has adopted new rules that require us to seek a non-binding, advisory vote with respect to certain payments that may be received by our named executive officers in connection with the Merger (also known and referred to herein as “golden parachute” compensation).

Q:	What will happen if shareholders do not approve the compensation that may be received by the Company’s named executive officers in connection with the Merger at the special meeting?

A:	Approval of the compensation that may be received by the Company’s named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that may be received by the named executive officers in connection with the Merger is an advisory vote and will not be binding on the Company. Therefore, if the Merger is approved by the shareholders and completed, the “golden parachute” compensation will still be payable, if triggered, to the named executive officers, whether or not the advisory vote on compensation is approved by the Company’s shareholders.

Q:	What effects will the Merger, if completed, have on the Company?

A:	Upon consummation of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of TDC. You will no longer have an equity interest in the Company and will not participate in any future earnings or growth, if any, of the Company. Following consummation of the Merger, the registration of the Company’s common stock and the Company’s reporting obligations with respect to the Company’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated upon application to the SEC. In addition, upon completion of the Merger, shares of the Company’s common stock will no longer be listed on NASDAQ or any other stock exchange or quotation system.

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not approved and adopted by the shareholders of the Company or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and the Company’s common stock will continue to be listed and traded on NASDAQ. If the Merger Agreement is terminated under specified circumstances, the Company may be required to pay to TDC the Termination Fee. Similarly, TDC may be required to pay to the Company the Termination Fee under certain circumstances.

See the section of this proxy statement entitled “The Merger Agreement — Termination Fees” for a more detailed description of the Termination Fee and the circumstances under which payment thereof is required pursuant to the Merger Agreement.

Q:	How do I vote my shares without attending the special meeting?

A:	You may vote without attending the special meeting by:

• completing, signing and dating each proxy card you receive and returning it in the enclosed postage-paid envelope;

• using the telephone number printed on your proxy card;

• using the Internet voting instructions printed on your proxy card; or

• if you hold your shares in “street name,” following the procedures provided by your broker, bank or other nominee.

Q:	How do I vote my shares in person at the special meeting?

A:	If you hold shares in your name as a shareholder of record, you may attend the special meeting and vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you decide to vote in person, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance, as described above, so your vote will be counted if you later decide not to attend the special meeting.

If you hold shares in “street name” through a broker, bank or other nominee, you may vote those shares in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or nominee will vote your shares on the proposals only if you provide instructions to your broker, bank or nominee on how to vote your shares. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve and adopt the Merger Agreement, but will have no effect with respect to the Adjournment Proposal or the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Q:	What if my shares are uncertificated and held in “street name”?

A:	If your shares are uncertificated and held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the Merger is completed as to how to effect the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled.

See the section of this proxy statement entitled “The Merger Agreement — Payment Procedures” for more information.

Q:	How do I vote shares held in the FPIC Insurance Group, Inc. Defined Contribution Plan?

A:	If you own shares of our common stock through our Defined Contribution Plan (“401(k) Plan”), we will send you a voting instruction form for these shares. If you do not provide voting instructions for these shares, these shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.

Q:	Can I revoke or change my vote?

A:	Yes. If you hold your shares in your name as a shareholder of record, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by: (i) delivering to our Secretary, at 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the special meeting in order to change or revoke a prior proxy); (iii) completing, executing and delivering a later dated proxy card; or (iv) voting again at a later time by telephone or via the Internet prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting. Simply attending the special meeting will not revoke your proxy.

If you hold your shares in “street name” through a broker, bank, or other nominee, the options described above for changing or revoking your vote do not apply; instead, follow the directions received from your broker, bank or other nominee to change or revoke your instructions.

Q:	What does it mean if I get more than one proxy card or vote instruction form?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete, sign, date and return all of the proxy cards you receive (or submit your proxy for all shares by telephone or via the Internet) to ensure that all of your shares are voted.

Q:	When should I send my proxy card?

A:	You should send your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the shareholder of record, please vote your shares by:

• completing, signing, dating and returning the enclosed proxy card;

• using the telephone number printed on your proxy card; or

• using the Internet voting instructions printed on your proxy card.

You can also attend the special meeting and vote, or change your voting instructions as provided on a previously submitted proxy, in person.

If you hold your shares in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of the Company’s common stock using the instructions provided by your broker, bank or other nominee. If your shares of the Company’s common stock are held in “street name” and you do not provide your broker, bank or other nominee with instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the approval and adoption of the Merger Agreement, but will have no effect on the outcome of any vote on the Adjournment Proposal or the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Q:	Are appraisal rights available?

A:	No, under Florida law, holders of shares of the Company’s common stock are not entitled to exercise appraisal or dissenters’ rights in connection with the Merger.

See the section of this proxy statement entitled “The Special Meeting of Shareholders — No Shareholder Appraisal Rights” for further information.

Q:	What is required to complete the Merger?

A:	We and TDC are not required to complete the Merger unless a number of conditions are satisfied or waived. These conditions include, among others, (i) receipt of the approval of our shareholders at the special meeting of the proposal to approve and adopt the Merger Agreement and (ii) receipt of all required approvals of the Florida Office of Insurance Regulation, the Texas Insurance Commissioner and the Missouri Insurance Director and expiration or early termination of the applicable waiting period under the HSR Act (early termination of the applicable waiting period under the HSR Act was granted on June 17, 2011).

See the section of this proxy statement entitled “The Merger Agreement — Conditions to the Completion of the Merger” for a more detailed summary of the conditions that must be satisfied or waived prior to completion of the Merger.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as soon as practicable and we anticipate that it will be completed by the fourth quarter of 2011, assuming satisfaction or waiver of all of the conditions to the Merger, including shareholder approval at the special meeting and obtaining the requisite regulatory approvals. However, it is possible that factors outside the control of the Company and TDC could result in the Merger being completed at a later time, an earlier time or not at all. In addition, there may be a substantial amount of time between the date of the special meeting and completion of the Merger.

Q:	If the Merger is completed, when can I expect to receive the merger consideration for my shares of the Company’s common stock?

A:	Promptly after the completion of the Merger, you will be sent a letter of transmittal describing how you may exchange your shares of the Company’s common stock for the merger consideration. You should not send your stock certificates to us or anyone else until you receive these instructions.

See the section of this proxy statement entitled “The Merger — Payment Procedures” for more information.

Q:	Who will bear the cost of this proxy solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company.

Q:	Will a proxy solicitor be used?

A:	Yes. We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting. We estimate that we will pay Morrow & Co., LLC approximately $7,500 plus out-of-pocket expenses for its assistance. Our directors, officers, employees, advisors and other representatives may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their solicitation efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Company’s common stock held of record by others. We will, upon request, reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with forwarding such materials.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the completion of the Merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to our paying agent in order to receive the Merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the Merger.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Q:	Is the Merger expected to be taxable to me?

A:	Yes. The exchange of shares of the Company’s common stock for cash pursuant to the Merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the Merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences” for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of the Company’s common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Merger consideration. In order to receive the Merger consideration, you must hold your shares through completion of the Merger.

Q:	How can I obtain additional information about the Company?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, excluding its exhibits, and other filings with the SEC without charge to any shareholder who delivers a written request to the Company’s investor relations department at FPIC Insurance Group, Inc., 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204. Our Annual Report on Form 10-K and other SEC filings may also be accessed on the Internet at www.sec.gov or on the investor relations page of the Company’s website at www.fpic.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and therefore is not incorporated herein by reference.

See the section of this proxy statement entitled “Where You Can Find More Information” for a more detailed description of the information available.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitor at:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (888) 813-7651

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the Merger Agreement, the Merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (referred to herein as the “PSLRA”). Forward-looking statements include, among others, information concerning the possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger. We claim the protection of the PSLRA’s safe harbor provisions for forward-looking statements with respect to all of the forward-looking statements made throughout this proxy statement and the documents to which we refer you in this proxy statement. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Merger,” “The Merger — Governmental and Regulatory Approvals” and “The Merger — Opinion of Sandler O’Neill + Partners, L.P.” When we discuss, among other things, our future financial performance (including future revenues, earnings, cash flows or growth rates), ongoing business strategies or prospects, the expected closing date of the Merger and possible future Company actions or use words such as “will,” “should,” “likely,” “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. These forward-looking statements represent our outlook only as of the date of this proxy statement. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in this proxy statement and our other documents filed publicly with the SEC, including those listed under “Item 1A — Risk Factors” in our most recent Quarterly Report on Form 10-Q, filed on May 4, 2011, and in our most recent Annual Report on Form 10-K, filed on March 9, 2011, and the following:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against the Company, members of the Board and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain the necessary shareholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the Merger disrupts current business plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	a significant delay in the expected completion of the Merger;

•	business uncertainty and contractual restrictions during the pendency of the Merger;

•	the diversion of management’s attention from ongoing business concerns;

•	the risk of loss of senior management;

•	the effect of the announcement of the Merger on our agent, broker and customer relationships, operating results, A.M. Best rating and business generally;

•	general economic and market conditions;

•	the timing of the completion of the Merger and the impact of the Merger on our capital resources, cash requirements, profitability, management resources and liquidity;

•	risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance and the regulatory environment;

•	the effects of a recession in the United States or other parts of the world and a general downturn in the economy; and

•	the amount of the costs, fees, expenses and charges related to the Merger.

The forward-looking statements contained in this proxy statement speak only as of the date on which such statements were made and we undertake no obligation, other than as may be required under federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We do not assume responsibility for the accuracy and completeness of forward-looking statements. Any or all of the forward-looking statements contained in this proxy statement and in any other public statements that are made may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed above and in our most recent filings on Forms 10-Q and 10-K described above. We caution that these risk factors may not be exhaustive. We operate in a continually changing business environment and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results or outcomes to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur.

See the section of this proxy statement entitled “Where You Can Find More Information” for additional information about the Company.

THE PARTIES TO THE MERGER

FPIC Insurance Group, Inc.

1000 Riverside Avenue, Suite 800
Jacksonville, Florida 32204
(904) 354-2482

We are a leading provider of medical professional liability insurance for physicians, dentists and other healthcare providers. Our business is focused primarily in the southern U.S. through our subsidiaries, First Professionals Insurance Company, Inc., Anesthesiologists Professional Assurance Company, Advocate, MD Insurance of the Southwest Inc., and Intermed Insurance Company. We are headquartered in Jacksonville, Florida. We are licensed in 32 states and our insurance subsidiaries have policyholders in a total of 14 states.

We will provide a copy of our most recent Annual Report on Form 10-K for the year ended December 31, 2010 (excluding exhibits), filed with the SEC on March 9, 2011, and other documents filed publicly with the SEC without charge to any shareholder who delivers a written request to our investor relations department at FPIC Insurance Group, Inc., 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at www.sec.gov or on the investor relations page of the Company’s website at www.fpic.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein. Our common stock is publicly traded on NASDAQ under the trading symbol “FPIC.”

The Doctors Company

185 Greenwood Road
Napa, California 94558-7540
(800) 421-2368

Founded by doctors for doctors in 1976 as a California-domiciled reciprocal interinsurance exchange, The Doctors Company is the nation’s largest insurer of physician and surgeon medical professional liability with nearly 55,000 member physicians, $4 billion in assets, and an A rating by Fitch Ratings and A.M. Best Company. The Doctors Company’s principal executive offices are located in Napa, California.

Fountain Acquisition Corp.

185 Greenwood Road
Napa, California 94558-7540
(800) 421-2368

Fountain Acquisition Corp., a Florida corporation, is a wholly owned subsidiary of The Doctors Company. It was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement.

THE SPECIAL MEETING OF SHAREHOLDERS

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held at [ • ] on [ • ], 2011 at [ • ], or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the following proposals:

•	to approve and adopt the Merger Agreement;

•	to approve the Adjournment Proposal; and

•	to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Shareholders holding a majority of the issued and outstanding shares of the Company’s common stock at the close of business on the record date must vote to approve and adopt the Merger Agreement in order for the Merger to occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Board of Directors’ Recommendation

After careful consideration, our Board, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of the Company’s shareholders. The Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the Adjournment Proposal and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

See the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” for a discussion of the material factors considered by the Board in reaching its conclusions.

Record Date and Quorum

We have fixed the close of business on [ • ], 2011 as the record date for the special meeting. Only holders of record of shares of the Company’s common stock on the record date are entitled to vote (in person or by proxy) at the special meeting. As of [ • ], 2011, there were approximately [ • ] shares of the Company’s common stock outstanding. Each share of the Company’s common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for the purpose of considering the proposals at the special meeting. Shares of the Company’s common stock represented at the special meeting but not voted, including broker non-votes and shares of the Company’s common stock for which proxies have been received but indicating that the submitting shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The approval and adoption of the Merger Agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of the Company’s common stock outstanding at the close of business on the record date. For the proposal to approve and adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the proposal to approve and adopt the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement.

If your shares are held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions from you. These non-voted shares (or “broker non-votes”) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement. Your broker, bank or nominee will vote your shares on the proposals only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

Approval, on a non-binding advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting. As a result, abstentions and broker non-votes will not affect the vote on such proposal. This vote is advisory in nature and will not be binding on the Company or the Board and will not affect whether or not the compensation is paid. Such compensation will be substantially determined in accordance with existing agreements between the Company and such executives.

The Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting. As a result, abstentions and broker non-votes will not affect the vote on the Adjournment Proposal.

As of [ • ], 2011, the record date for the special meeting, the directors and executive officers of the Company beneficially owned, and had the right to vote, in the aggregate, [ • ] shares of the Company’s common stock (which excludes shares that may be acquired by such persons pursuant to stock option grants), which represents approximately [ • ]% of the outstanding shares of the Company’s common stock as of such date. Our current executive officers and directors have informed us that they intend to vote all of their shares of the Company’s common stock “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger and “FOR” the Adjournment Proposal. If our executive officers and directors vote all of their respective shares in favor of the proposal to approve and adopt the Merger Agreement, approximately [ • ]% of the outstanding shares of the Company’s common stock will have voted for such proposal. This means that additional holders of approximately [ • ]% of the outstanding shares of the Company’s common stock entitled to vote at the special meeting would need to vote for the proposal to approve and adopt the Merger Agreement in order for it to be approved.

Proxies and Revocation

In order for your shares of the Company’s common stock to be included in the vote, if you are a shareholder of record, you may vote or cause your shares of the Company’s common stock to be voted by proxy using one of the following methods:

•	completing, signing and dating each proxy card you receive and returning it in the enclosed postage-paid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	appearing and voting in person by ballot at the special meeting.

If you hold your shares in “street name,” you may vote or cause your shares of the Company’s common stock to be voted by proxy by following the instructions and procedures provided by your broker, bank or other nominee.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Proxies received at any time before the special meeting that are not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the Adjournment Proposal and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

If you abstain, your shares of the Company’s common stock will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business; however, your shares will not be counted as votes cast or shares voting on the proposals. If you abstain, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement but will have no effect on the Adjournment Proposal or the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

If your shares of the Company’s common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it has the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement but will have no effect on the Adjournment Proposal or the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

If you hold your shares in your name as a shareholder of record, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•	delivering to the Company’s Secretary, T. Malcolm Graham, at 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the meeting to change or revoke a prior proxy);

•	completing, executing and delivering a later dated proxy card; or

•	voting again at a later time by telephone or via the Internet prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting.

If you hold your shares in “street name” through a broker, bank, or other nominee, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU THAT WILL ENABLE YOU TO RECEIVE THE MERGER CONSIDERATION IN EXCHANGE FOR YOUR STOCK CERTIFICATES.

Attendance at the Special Meeting

You do not need to make a reservation to attend the special meeting. In order to be admitted to the special meeting, you will need to demonstrate that you are the Company shareholder entitled to vote at the special meeting or the holder of a valid proxy granted by the Company shareholder entitled to vote at the special meeting. If your shares are held in “street name,” you will need to bring evidence of your ownership of the shares (such as your most recent account statement). If you do not have an admission card or proof that you own the Company’s common stock or hold a valid proxy, you may not be admitted to the special meeting.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, provided that if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the bylaws of the Company will be given to each shareholder of record entitled to notice of and to vote at the meeting. Whether or not a quorum exists, holders of a majority of the Company’s common stock present in person or represented by proxy at the special meeting and entitled to vote may adjourn or postpone the special meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted “FOR” the Adjournment Proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

No Shareholder Appraisal Rights

Under Florida law, because the Company’s common stock is traded on the NASDAQ Global Select Market and the merger consideration is all cash, holders of the Company’s common stock are not entitled to exercise appraisal or dissenters’ rights in connection with the Merger. If the Merger is consummated, each holder of the Company’s common stock will only be entitled to receive $42.00 in cash, without interest, for each share of Company’s common stock owned by such holder.

Solicitation of Proxies

This proxy solicitation is being made by the Board and paid for by the Company. In addition, we have retained Morrow & Co., LLC to assist in the solicitation. We estimate that we will pay Morrow & Co., LLC $7,500 plus out-of-pocket expenses for its assistance in the solicitation of proxies for the special meeting. Our directors, officers, employees, advisors and other representatives may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their solicitation efforts. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of the Company’s common stock that the brokers and fiduciaries hold of record. We will, upon request, reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such materials.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under the Florida Business Corporation Act (referred to herein as the “FBCA”), business transacted at the special meeting is limited to the purposes described in the notice of the special meeting, which accompanies this proxy statement. If other matters properly come before the special meeting or at any adjournment or postponement thereof, we intend that shares of the Company’s common stock represented by properly submitted proxies will be voted in accordance with the recommendations of the Board.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Morrow & Co., LLC, our proxy solicitor, toll free at (888) 813-7651, or contact our investor relations department at FPIC Insurance Group, Inc., 1000 Riverside Avenue, Jacksonville, Florida 32204. Our telephone number is (904) 354-2482.

Availability of Documents

The information referenced in this proxy statement and filed by the Company concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Company’s common stock.

THE MERGER

The following is a description of the material aspects of the Merger. While the Company believes that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to the Company’s shareholders. The Company encourages you to carefully read this entire proxy statement, including the annexes, for a more complete understanding of the Merger.

Background of the Merger

As part of its ongoing evaluation of business and strategic planning, the Board, from time to time, has discussed and reviewed strategic goals and alternatives. These reviews have included a full range of strategic alternatives, including consideration of potential acquisitions and business combinations, as well as the Company’s stand-alone business plans and prospects.

During the spring of 2008, in connection with an assessment of the Company’s strategic position and opportunities, the Board authorized the Company’s management to assess with investment bankers and financial advisors familiar with the Company’s industry the possibility of engaging in a business combination transaction, including the possible sale of the Company. Partially as a result of the deterioration in financial markets later in 2008, the Board determined not to actively pursue any such business combination at that time.

On July 30, 2009, the Company entered into a definitive agreement to acquire Advocate, MD Financial Group Inc. for approximately $33.6 million (plus any applicable earn-out payments pursuant to the terms of the transaction). This acquisition was completed in November 2009. Sandler O’Neill acted as financial advisor to the Company in connection with this acquisition.

In August 2009, at the regular meeting of the Strategic Planning Committee of the Board, that committee reviewed and expressed support for the Company’s 2009 Long Range Strategic Plan. Among other things, the 2009 Long Range Strategic Plan addressed a range of strategic alternatives, including the possible sale of the Company, and factors that might affect the desirability and risks of a possible sale of the Company. The Strategic Planning Committee determined that the Company would remain open to consideration of possible sale transactions.

Beginning in September 2009, the Company held discussions with a potential strategic buyer (referred to herein as “Bidder A”) concerning the possible acquisition of the Company by Bidder A. Bidder A initially conveyed to Mr. Byers, President and Chief Executive Officer of the Company, a preliminary proposal to acquire the Company for $30 per share in cash (as adjusted to reflect the Company’s three-for-two stock split, which became effective on March 8, 2010). Mr. Byers responded that he would need to convey the substance of that conversation to the Board before providing a response.

On September 30, 2009, a special telephonic meeting of the Board was held. At this meeting, Mr. Byers described the preliminary proposal conveyed to Mr. Byers by Bidder A. Also at this meeting, the Board requested that Sandler O’Neill and outside counsel assist the Board in determining whether the Company should consider a sale at that time and how to respond to the preliminary proposal from Bidder A.

On October 19, 2009, at a special meeting of the Board, after receiving a presentation from Sandler O’Neill and after discussions with Sandler O’Neill, outside counsel and the Company’s management, the Board authorized the Company’s management to explore Bidder A’s preliminary proposal.

On October 23, 2009, representatives of the Company, Sandler O’Neill and Bidder A met to discuss the preliminary proposal and the Company entered into a confidentiality agreement with Bidder A. Subsequently, the Company provided Bidder A with financial and other information concerning the Company, and representatives of the Company and Sandler O’Neill held various discussions with representatives of Bidder A regarding the preliminary proposal. On November 3, 2009, Bidder A informed Mr. Byers that any definitive proposal Bidder A might be willing to make would not be at a purchase price in excess of $30 per share (as adjusted to reflect the Company’s three-for-two stock split, which became effective on March 8, 2010).

On November 24, 2009, the Board held a special meeting with Sandler O’Neill, outside counsel and the Company’s management in attendance. At this meeting, it was determined that a price of $30 per share was inadequate and the Company should not devote further efforts to exploring a transaction with Bidder A, provided that the possibility of reviving discussions with Bidder A at a future time would not be foreclosed.

In February 2010, Bidder A contacted Mr. Byers and indicated that it might be willing to acquire the Company at an increased price of $31.33 per share (as adjusted to reflect the Company’s three-for-two stock split, which became effective on March 8, 2010). At a telephonic meeting held on March 2, 2010, the Board created a special committee (referred to herein as the “Special Committee”) of the Board, comprised of Messrs. Kirschner, Anderson and Byers, Dr. Baratta and Ms. Ruffier, to consider and make a recommendation to the Board on how to proceed in light of this communication.

Following meetings held on March 8 and March 18, 2010, the Special Committee recommended, and at a meeting held on March 19, 2010, the Board authorized, the engagement of Sandler O’Neill to assist the Board in evaluating strategic alternatives for the Company, including but not limited to the possible acquisition of the Company by Bidder A.

Subsequent to March 19, 2010, representatives of Sandler O’Neill and the Company contacted Bidder A and indicated that the Company was not prepared to proceed with discussions at the indicated price but would be willing to consider a higher offer price. Subsequent to this communication, Bidder A declined to increase its indicated offering price of $31.33 per share. Based on this refusal by Bidder A, the Board determined not to pursue further discussions with Bidder A at that time.

In March 2010, Mr. Byers contacted the President of another medical professional liability insurer (referred to herein as “Company B”) that had previously expressed to Mr. Divita, the Company’s Chief Financial Officer, an interest in considering a business combination with the Company, to discuss the possibility of such a transaction. In follow-up to that conversation, on May 20, 2010, Messrs. Byers and Divita and Mr. White, the leader of the Company’s insurance business segment, met with representatives of Company B to further discuss the possibility of a stock-for-stock merger between the Company and Company B. On May 26, 2010, the Company and Company B entered into a mutual confidentiality agreement and began to exchange financial and other information. The possibility of a transaction with Company B was discussed at a meeting of the Strategic Planning Committee of the Board held on June 4, 2010, and Messrs. Byers and Divita met with the President and the Chief Financial Officer of Company B during an investor conference on

June 8, 2010. From June through August, 2010, the Company continued to obtain and review information concerning Company B and held in-depth discussions with management of Company B concerning the possible terms of a merger between the Company and Company B. Shortly thereafter, Company B decided to pursue other strategic plans instead of a potential business combination with the Company.

During April 2010, Mr. Byers was contacted by another potential strategic buyer (referred to herein as “Bidder C”), which indicated a preliminary interest in exploring a transaction with the Company.

On May 12, 2010, a representative of Sandler O’Neill met with a member of senior management of another potential strategic buyer (referred to herein as “Bidder D”). At this meeting, Bidder D expressed an interest in meeting Mr. Byers.

On July 15, 2010, Mr. Byers and representatives of Sandler O’Neill met in Jacksonville with a senior executive of Bidder D to discuss Bidder D’s potential interest in a transaction with the Company.

On July 20, 2010, Messrs. Byers and Divita met with senior management of Bidder C to further discuss a possible business combination between the Company and Bidder C.

At its regular meeting on August 27, 2010, the Company’s Strategic Planning Committee received a presentation of the 2010 Long Range Strategic Plan developed by the Company. The objectives of the presentation were to ensure a common understanding of the Company’s strategy and business priorities, to provide an understanding of and to assess critical strategic imperatives, and to validate near-term and long-term strategies. Among the topics presented were: the Company’s current position (including an industry update, the Company’s position and outlook, and an analysis of the Company’s strengths, weaknesses, opportunities and threats); strategic imperatives (including a discussion of business development, both organic and through mergers and acquisitions, the claims and regulatory environment, legislative and regulatory matters, organizational capabilities and financial markets); financial projections through 2013; and an executive summary and conclusion. During the presentation, emphasis was placed on the continuing competitive market conditions; the potential impact of healthcare reforms; the Company’s decreasing target market as a result of consolidation in the medical community; challenges inherent in the claims, regulatory and operating environment; the continuing pressure on operating earnings; the importance of the Company’s capital management initiatives; the possible future decline in the level of the Company’s favorable reserve development; and the challenges of developing a successful program to market insurance to physicians operating in a hospital setting or employed by hospitals. An important part of the presentation was an analysis of the universe of potential acquisition targets and a discussion of the challenges in achieving growth through acquisition.

At the August 27 meeting, the Strategic Planning Committee also received the presentation of Sandler O’Neill concerning recent communications with Bidder D and Bidder C. Sandler O’Neill also provided information concerning each of Bidder D and Bidder C and discussed their ability to complete a transaction and their presumed rationales for acquiring the Company. Sandler O’Neill also provided a list of other parties that could potentially be interested in acquiring the Company. At the recommendation of Sandler O’Neill, the Strategic Planning Committee authorized Sandler O’Neill and the Company’s management to continue discussions with Bidder D and Bidder C and to approach other parties that might reasonably be interested in acquiring the Company. Prior to and after the August 27 meeting, Sandler O’Neill contacted approximately 20 additional parties to assess their general interest in mergers and acquisitions, interest in the medical professional liability insurance sector and, in certain instances, their possible interest in the Company.

On August 31, 2010, Mr. Byers and a representative of Sandler O’Neill met with senior officers of Bidder D to provide Bidder D with additional information concerning the Company. Discussions also continued between Sandler O’Neill and representatives of Bidder C, during which Bidder C indicated it would not be able to begin to evaluate the transaction until after its third quarter financial results were released.

On September 7, 2010, Mr. Byers and Mr. Divita met with a member of Bidder C’s senior management as part of the continuing discussions between the Company and Bidder C. During the September 7 discussion, Bidder C continued to indicate that it would not be able to consider a transaction with the Company until after the release of its third quarter financial results.

On October 1, 2010, representatives of Bidder D informed Sandler O’Neill that Bidder D’s preliminary valuation of the Company was in line with the then current trading value of the Company’s shares, or approximately $35 per share.

On November 3, 2010, a member of the senior management of another potential strategic buyer (referred to herein as “Bidder E”), met with Mr. Byers and a representative of Sandler O’Neill and indicated a preliminary interest in exploring a transaction with the Company.

The Special Committee met on November 12, 2010, to receive a presentation from Sandler O’Neill concerning its activities on the Company’s behalf. Two other members of the Board attended this meeting by telephone. At this meeting, Sandler O’Neill reported on updated market and financial data, including the Company’s year-to-date stock price performance, a comparison of that performance to other property casualty insurers, historical price/book value and other multiples of the Company and its peers, and summary financial and operating statistics of the Company and its peers. Sandler O’Neill also reported on and analyzed recent merger and acquisition activity involving property casualty insurers, including the announced acquisitions of American Physicians Capital, Inc. (referred to herein as “ACAP”) by TDC and American Physicians Services Group, Inc. by ProAssurance Corporation. Also, Sandler O’Neill discussed the financial projections for the Company provided by the Company’s management and the indicated ranges of trading values for the Company’s common stock under various methodologies. Finally, Sandler O’Neill discussed the preliminary discussions held by Sandler O’Neill and the Company’s management with potential acquirors, including Bidder C, Bidder D and Bidder E, and the anticipated future discussions with these parties. Sandler O’Neill also reviewed an extensive list of other contacts made by Sandler O’Neill with various parties, including multi-line property casualty insurers and medical professional liability insurers, and reported that these parties had indicated little or no interest in the medical professional liability insurance sector or acquiring the Company. The Board authorized management and Sandler O’Neill to continue discussions with Bidders C, D and E, including by providing them with confidential, non-public information following their execution of confidentiality agreements with the Company.

On November 19, 2010, the Company and Bidder D entered into a confidentiality agreement, after which the Company’s management provided Bidder D with additional financial and other information concerning the Company.

On December 6, 2010, the Company and Bidder E entered into a confidentiality agreement, after which the Company’s management provided Bidder E with financial and other information concerning the Company.

Bidder C declined to enter into a confidentiality agreement with the Company.

At its regular meeting held on December 10, 2010, the Board received an update from the Company’s management on the status of discussions with Bidder D, Bidder C and Bidder E and the lack of apparent interest by other parties in a possible transaction with the Company.

On December 21, 2010, Messrs. Byers, Divita and White and a representative of Sandler O’Neill attended a meeting with the senior management of Bidder E at Bidder E’s offices. During this meeting, the historical and future performance of the Company was discussed as well as the implications of a potential business combination between the Company and Bidder E.

At a dinner held in Jacksonville on December 22, 2010, Messrs. Byers, White and Divita and a representative of Sandler O’Neill met with a senior executive of Bidder D, who indicated that Bidder D’s view of the Company’s value had not changed from that communicated to the Company on October 1, 2010.

On January 13, 2011, Messrs. Byers, White and Divita and representatives of Sandler O’Neill met at Bidder D’s offices with senior executives of Bidder D to discuss the Company’s recent business performance and financial projections and the potential synergies that could be generated through an acquisition of the Company by Bidder D.

On January 17, 2011, Bidder D provided to Sandler O’Neill a transaction analysis that, among other things, quantified the synergies to be expected by Bidder D from acquiring the Company and Bidder D’s estimated return on investment, assuming a $40 per share purchase price.

On a conference call held on January 21, 2011, Sandler O’Neill provided Bidder D with feedback on the transaction analysis delivered by Bidder D on January 17. Discussions thereafter continued on this and related subjects between representatives of Sandler O’Neill and Bidder D.

On February 3, 2011, the Company received a written non-binding proposal from Bidder D to purchase all of the Company’s outstanding shares for $40 per share in cash. This was communicated to the Board by telephone on February 4, 2011 and a special meeting of the Board was set for February 22, 2011 to discuss this proposal and related matters with Sandler O’Neill and outside counsel. The key elements of Bidder D’s proposal included (i) consideration in a form to be negotiated (all cash, all stock or a combination of the two), (ii) a due diligence period of approximately 30 days, (iii) an “expectation” (or possibly a condition) that the Company’s senior management would remain in positions with the Company or Bidder D post-closing, and (iv) a 30-day exclusivity period.

Promptly after this February 4 telephonic Board session, Sandler O’Neill contacted the investment bankers representing Bidder E, who had previously requested that Sandler O’Neill inform them of the need for Bidder E to accelerate its consideration of a possible transaction with the Company, and informed them that, to the extent Bidder E had a continuing interest in the Company, the Company would like to receive by February 18, 2011 a written preliminary proposal from Bidder E. During the week of February 14, 2011, Sandler O’Neill was informed by Bidder E that although potentially still interested, Bidder E was not currently in a position to consider the possible submission of a proposal.

By unanimous written consent, on February 10, 2011, the Special Committee approved the retention of Weil, Gotshal & Manges LLP (referred to herein as “Weil”) to represent the Company and the Board in connection with its consideration of strategic alternatives.

On February 10, 2011, Sandler O’Neill had a meeting with management of TDC during which they discussed TDC’s potential interest in pursuing a transaction with the Company.

On February 18, 2011, TDC indicated to Sandler O’Neill that it had been doing its internal analysis with respect to a potential transaction with the Company and that it would determine whether it would participate in the process by the end of the week of February 21, 2011. TDC also indicated to Sandler O’Neill that it would only participate in pursuing a transaction with the Company if a process was already ongoing.

The Board met on February 22, 2011 at a special meeting in Jacksonville to receive and discuss a report from Sandler O’Neill regarding the evaluation of strategic alternatives to date and to determine how to respond to Bidder D’s proposal. Representatives of Sandler O’Neill and Weil, and Messrs. Divita and White and T. Malcolm Graham, our General Counsel and Secretary, also attended this meeting. Sandler O’Neill presented a detailed update on its activities since mid-2010 and, in particular, since the November 12, 2010 meeting of the Special Committee. Sandler O’Neill also discussed in detail the terms of Bidder D’s February 3 proposal letter. Sandler O’Neill reported that Bidder C had decided not to pursue a transaction with the Company and that Bidder E had indicated that it was not currently in a position to consider the possible submission of a proposal. Sandler O’Neill’s conclusion was that Bidder D was likely the only viable potential acquiror of the Company in the foreseeable future, although Sandler O’Neill stated that TDC had indicated that it might be interested in pursuing a transaction with the Company. Sandler O’Neill next reported on (with particular reference to the attractiveness of Bidder D’s proposal) updated market and financial data, updated financial projections for the Company provided by the Company’s management and some of the synergies that would be provided to Bidder D by acquiring the Company. After deliberations and advice from Weil, the Board authorized the Company’s management and its advisors to (i) inform Bidder D that the Board was willing to permit Bidder D to begin detailed due diligence and to begin working towards a definitive agreement, (ii) inform Bidder D that the Board was not willing to grant exclusivity to Bidder D at this time, (iii) pursue further discussions with TDC, and (iv) to take actions consistent with the discussions at the meeting.

On February 23, 2011, representatives of Sandler O’Neill contacted Bidder D and communicated the determinations made by the Board at the February 22, 2011 meeting. Sandler O’Neill also communicated its view that the Board would respond positively to an offer of $44 to $45 per share but that it was uncertain whether the Board could support an offer of $40 per share. Bidder D responded that it would not be willing to offer $44 per share and requested that the Company indicate the price at which it would enter into exclusive due diligence and transaction negotiations. Bidder D also insisted that it be granted exclusivity as a pre-condition to its commencement of detailed due diligence and negotiations toward a definitive agreement.

Also on February 23, 2011, another potential strategic buyer (referred to herein as “Bidder F”), contacted Sandler O’Neill and inquired as to whether the Company was involved in a process to evaluate a potential sale of the Company.

After the February 23 discussions with Bidder D, Sandler O’Neill reported to Mr. Kirschner, in his capacity as Chairman of the Board and Chairman of the Special Committee, Mr. Anderson, in his capacity as Vice Chairman of the Board and a member of the Special Committee, and Mr. Byers. Based on this report and on discussions among themselves and with Sandler O’Neill, it was determined by Messrs. Kirschner and Anderson that Sandler O’Neill should contact Bidder D and indicate that Messrs. Kirschner and Anderson felt confident that the Board would support an offer from Bidder D at an offering price slightly in excess of $42 per share.

After several conversations between Sandler O’Neill, Company representatives and representatives of Bidder D, on February 24, 2011, Bidder D indicated that it would not be willing to meet the $42 price. Bidder D further confirmed that it did not wish to proceed with due diligence and transaction negotiations without the 30-day exclusivity period.

On a telephone conference held on the morning of February 28, 2011, representatives of Sandler O’Neill and Messrs. Kirschner and Byers determined to communicate to TDC and Bidder F that the Company was willing to make financial and actuarial information available to them, under the protection of confidentiality agreements, and to give them approximately two weeks to submit written non-binding indications of their interest in acquiring the Company. Mr. Kirschner communicated these developments to the Board later that day.

On March 1, 2011, Sandler O’Neill communicated the above message to representatives of TDC and Bidder F. Both TDC and Bidder F confirmed that they were interested in submitting a proposal to acquire the Company and would be able to do so within approximately two weeks. Sandler O’Neill then provided TDC and Bidder F with draft confidentiality agreements.

On March 2, 2011, the Company entered into confidentiality agreements with TDC and Bidder F.

On March 3, 2011, Sandler O’Neill delivered to TDC and Bidder F letters requesting, by March 16, 2011, preliminary indications of interest in pursuing an acquisition of the Company, including an indication of value and form of proposed consideration. In addition, Sandler O’Neill provided TDC and Bidder F with certain nonpublic information, including a draft of the Company’s fourth quarter 2010 earnings release, summary claims and actuarial information and drafts of year-end external actuarial studies.

From March 3 through March 16, 2011, representatives of Sandler O’Neill continued to provide TDC and Bidder F with additional due diligence materials requested by them.

During a telephone call between Sandler O’Neill and Bidder D on March 14, 2011, Bidder D expressed its continued interest, but only on an exclusive basis and not at a price in excess of $40 per share. Sandler O’Neill offered to provide Bidder D with access to additional due diligence materials and Company information, but Bidder D declined. Sandler O’Neill and Bidder D agreed to continue to discuss Bidder D’s interest.

On March 15, 2011, Macquarie Capital (referred to herein as “Macquarie”), financial advisor to TDC, requested additional time for TDC to submit a proposal letter to Sandler O’Neill. TDC was granted an extension of its deadline to March 18, 2011.

On March 16, 2011, Bidder F delivered a letter to Sandler O’Neill conveying Bidder F’s non-binding indication of interest in pursuing discussions related to the acquisition of all of the Company’s outstanding shares for $38 per share in cash. Bidder F’s letter requested a 60-day period to complete its due diligence and to negotiate a definitive agreement.

On March 16, 2011, Mr. White met with a senior executive of TDC at an industry conference and discussed operational aspects of the possible acquisition of the Company by TDC.

On March 18, 2011, TDC delivered to Sandler O’Neill a non-binding preliminary indication of interest in acquiring all of the Company’s outstanding shares for cash in a range of $39 to $42 per share. This letter also outlined the operational and financial due diligence contemplated by TDC and stated that its review of the most critical due diligence area, review of actuarial information, had already begun based on information provided to TDC. TDC also stated that it believed that four weeks would be adequate for TDC to complete its due diligence investigation and that TDC anticipated another two weeks to negotiate and enter into definitive agreements.

On March 18, 2011 and March 21, 2011, representatives of Sandler O’Neill and members of the Special Committee discussed how to proceed in light of the three indications of interest received from Bidder F, TDC and Bidder D. Members of the Special Committee also conferred separately by telephone. During the period after February 3 through March 21, 2011, the Board was given weekly updates of the progress of discussions with Bidder D, TDC and Bidder F (as applicable) and was provided with copies of the Bidder D, TDC and Bidder F proposal letters promptly upon receipt.

During the March 18 and March 21, 2011 discussions, the Special Committee expressed its reluctance to provide extensive access to sensitive Company information to any prospective acquiror, unless it appeared that the prospective acquiror was reasonably anticipated to make a competitive offer for the Company and to complete a transaction. As a result of these discussions, on March 21, 2011, the Special Committee instructed Sandler O’Neill to contact each of TDC and Bidder F and to inform (i) TDC that the Company was willing, only if TDC believed it would be able to refine its indicated offering price at the high end of its indicated range, to allow TDC to commence a detailed due diligence investigation, and (ii) Bidder F that the Company was not willing to allow Bidder F to commence a detailed due diligence investigation unless Bidder F increased its offering price to a level competitive with that of the other prospective acquirors and gave assurances of its intention to complete a transaction. Sandler O’Neill communicated the Company’s responses to TDC and Bidder F on March 22, 2011.

During a telephone call with Bidder F on March 22, 2011, Sandler O’Neill offered Bidder F access to the Company’s management and additional information to help it revise its indicated offering price. Bidder F indicated that it was uncertain whether it would be willing to increase its offering price but would discuss the matter internally and respond to Sandler O’Neill after a few days. During the next few weeks, Sandler O’Neill communicated frequently with Bidder F. Sandler O’Neill informed Bidder F that Bidder F’s offer was not competitive, but that the difference was not dramatic. Sandler O’Neill also informed Bidder F that Bidder F would not be given access to detailed due diligence information without it indicating a willingness to increase its indicated offering price. Sandler O’Neill also encouraged Bidder F to continue its analysis in order to increase its indicated offering price to a competitive level.

On March 22, 2011, the Company’s management and representatives of Sandler O’Neill held a conference call to receive an update from Sandler O’Neill on its discussions with Bidder F and TDC and to discuss the mechanics of setting up an on-line data site that would enable TDC and possibly Bidder F to conduct documentary due diligence. After this call, the Company and Sandler O’Neill set up and began posting documents on the on-line data site.

On March 29, 2011, a senior executive of Bidder D telephoned Mr. Byers and communicated Bidder D’s continuing interest in pursuing a transaction with the Company but that Bidder D did not foresee that it would be able to increase its offering price. Conversations between Sandler O’Neill and Bidder D continued after that time. During these discussions, Sandler O’Neill informed Bidder D that the Company was involved in discussions with other parties.

Also, on March 29, 2011, Bidder F indicated to Sandler O’Neill that it would not be able to increase its proposal from $38 per share. Sandler O’Neill informed Bidder F that it would not be able to continue to participate in the process at the price it proposed.

On March 31, 2011, Sandler O’Neill delivered a letter to TDC on behalf of the Company requesting a revised proposal from TDC by April 20, 2011, indicating, among other things, the value and form of consideration proposed to be offered, further due diligence required, plans with respect to the Company’s operations, management and employees, and required approvals and timing. This letter also informed TDC that the Company would establish and provide TDC with access to an on-line data site and would make the Company’s senior management team (and, via conference call, its consulting actuaries) available to TDC for a meeting in Jacksonville. This letter also informed TDC that following receipt of TDC’s revised proposal, the Company would determine whether to grant TDC permission to conduct additional due diligence, including a review of the Company’s underwriting and claims files, and further meetings with key members of the Company’s senior management. The letter stated that the Company expected to provide TDC with a draft merger agreement, and to ask TDC to submit its comments on the draft merger agreement along with its definitive proposal by early May, 2011.

On April 1, 2011, after conversations with Sandler O’Neill confirming that TDC believed its refined indicated offering price would be in the high end of its indicated $39 to $42 range, TDC was given access to the on-line data site.

During the weeks of April 4 and April 11, 2011, representatives of Sandler O’Neill held several conversations with representatives of Macquarie concerning information that TDC would like to be able to review in the on-line data site and concerning the timing and location of a meeting in Jacksonville with the Company’s management team. As a result of these conversations, the time, place, attendees and agenda for a meeting in Jacksonville between representatives of TDC, Macquarie, the Company and Sandler O’Neill were determined. During this time, Sandler O’Neill and the Company’s management also prepared written materials to be provided to TDC and Macquarie at the scheduled meeting. In a conversation on April 13, 2011, Macquarie informed Sandler O’Neill that TDC intended to submit a written proposal on April 20, 2011.

On April 14, 2011, Sandler O’Neill indicated to Bidder D that the Company was in non-exclusive discussions with one other party and invited Bidder D to participate in due diligence.

On April 15, 2011, Sandler O’Neill contacted Messrs. Kirschner and Anderson and informed them of Sandler O’Neill’s conversations with Bidder F, Bidder D and TDC. In a telephone message to the Board later that day, Mr. Kirschner summarized the information provided by Sandler O’Neill and informed the members of the Board that there would be an informal information session by telephone on April 18, 2011, at which time Sandler O’Neill would provide an update directly to the members of the Board. Mr. Kirschner also informed the members of the Board that he contemplated that a formal meeting of the Board would be held on April 21, 2011 to review and consider TDC’s revised indication of interest and to determine how to proceed. On the afternoon of April 18, 2011, the informal information session was held. Representatives of Sandler O’Neill and Weil participated in the session and Sandler O’Neill’s discussions with Bidder F, Bidder D and TDC were discussed. As a result of Sandler O’Neill’s report, it was tentatively determined that the Board would convene formally on April 21, 2011, one day after the anticipated receipt of TDC’s revised indication of interest, to discuss next steps.

On April 19, 2011, representatives of TDC, Macquarie, the Company and Sandler O’Neill met in Jacksonville. In attendance were certain senior executives of TDC, representatives from Macquarie and Sandler O’Neill, and Messrs. Byers, Divita, White and Graham and Louis V. Sicilian, Senior Vice President and Treasurer of the Company’s principal insurance subsidiary. At this meeting, the TDC representatives were provided with written materials prepared by the Company, and Messrs. Byers, White and Divita made oral presentations on the Company generally; the medical professional liability insurance marketplace; the Company’s business strategy, financial performance, claims results, reserve position, reinsurance programs, investment portfolio, and financial projections; and potential synergies available to an acquiror of the Company. The TDC representatives were given the opportunity to ask questions of the Company’s management, and a list of follow-up information desired by TDC was generated. During the time when this meeting was being held, representatives of TDC, the Company and the Company’s consulting actuaries met by telephone to discuss the Company’s reserves and related actuarial matters. At the conclusion of the April 19 meetings, recognizing that TDC would need additional time to consider the information provided to TDC and its actuaries, the Company gave TDC a one-day extension (to April 21, 2011) to submit its revised indication of interest.

On April 19, 2011, following up on its conversation with Sandler O’Neill, Bidder D declined to enter the on-line data site.

As a result of the extension given to TDC, notice was given of a meeting of the Board to be held on April 25, 2011, instead of April 21 as previously contemplated.

On April 21, 2011, TDC delivered to Sandler O’Neill a revised non-binding indication of interest in acquiring all of the Company’s outstanding shares for $40.50 in cash per share. This letter also outlined TDC’s tentative plans for the future operation of the Company’s business and described the additional confirmatory due diligence that it would need to complete. As a condition to moving forward with its proposal, TDC requested a 21-day exclusivity period, which it stated it believed would be adequate to complete due diligence and to negotiate and enter into a definitive agreement.

On April 22, 2011, representatives of the Company, Weil and Sandler O’Neill conferred by telephone with respect to the revised TDC proposal and the upcoming meeting of the Board.

On April 25, 2011, the Board met in Jacksonville. Representatives of Sandler O’Neill and Weil also attended by teleconference. At this meeting, Sandler O’Neill reported that it had contacted representatives of Bidder D that morning and had informed Bidder D that the Company had received a proposal from a qualified purchaser that was close but superior in price to the proposal made by Bidder D in its February 3 proposal letter. Sandler O’Neill also informed Bidder D that Bidder D needed promptly to commence a serious due diligence effort if it wished to continue to be considered a viable potential acquiror of the Company. Later that morning, Bidder D contacted Sandler O’Neill and confirmed that it desired access to the on-line data site.

After providing this update with respect to Bidder D to the Board, Sandler O’Neill reviewed the terms of TDC’s revised proposal and gave a presentation, which included updated valuation, market and financial data, projected financial information for the Company on a stand-alone basis and a net present value analysis of the revised TDC proposal. At the conclusion of this meeting, the Board authorized Sandler O’Neill to continue discussions with both Bidder D and TDC in an effort to obtain the highest and best offer for the Company and to negotiate the terms of a definitive acquisition agreement as expeditiously as possible.

Later on April 25, 2011, Sandler O’Neill contacted Bidder D, made arrangements for Bidder D’s representatives to have access to the on-line data site, and reiterated the need for Bidder D to perform and complete its due diligence and to increase its indicated offering price. Sandler O’Neill also contacted TDC and informed TDC that the Company was evaluating one other offer, which was close in terms of price to that of TDC. Sandler O’Neill also informed TDC that as a result of the existence of a viable competing offer, the Company was not able to grant TDC the exclusivity it had requested but would work with it expeditiously through final due diligence and negotiation of a definitive merger agreement, a draft of which would be promptly supplied to TDC.

On April 26, 2011, Macquarie communicated an inquiry to Sandler O’Neill about the price at which the Company would enter into exclusive negotiations. As instructed by the Company based upon the Board’s prior deliberations, Sandler O’Neill responded that a preemptive price would be $42 per share. Macquarie agreed to discuss this with TDC.

On April 27, 2011, Macquarie informed Sandler O’Neill that TDC was willing to continue without an exclusivity arrangement at its current offer of $40.50 per share. On that date, Sandler O’Neill sent an email to Bidder D and TDC enclosing a form of definitive merger agreement prepared by the Company’s counsel and requested TDC and Bidder D to provide by May 13, 2011 the final terms of their respective offers for the Company, as indicated by their markups of the form of definitive merger agreement.

During the period from April 27 through May 13, 2011, representatives of the Company and Sandler O’Neill held numerous telephone conversations with representatives of TDC and Bidder D concerning due diligence questions and requests, and the Company prepared and posted in the on-line data site additional information requested by TDC and Bidder D.

On May 2 and 3, 2011, members of TDC’s management and representatives of Macquarie met with members of the Company’s management and a representative of Sandler O’Neill and reviewed additional information requested by TDC at the Company’s offices in Jacksonville. On May 4 and 5, 2011, members of

Bidder D’s management met with members of the Company’s management and representatives of Sandler O’Neill and reviewed additional information requested by Bidder D at the Company’s offices in Jacksonville.

On May 6, 2011, a member of Bidder F’s senior management called Sandler O’Neill to inquire about the status of the Company’s sale process. Sandler O’Neill informed Bidder F that the process was ongoing, and asked Bidder F whether its indicated offer price remained at $38 per share.

From May 9, 2011 through May 10, 2011, TDC conducted additional on-site due diligence. During the same time period, Bidder F reconfirmed to Sandler O’Neill its interest in the Company at $38 per share but indicated no interest at a higher price.

On May 13, 2011, each of TDC and Bidder D delivered to Sandler O’Neill letters containing revised indications of interest in acquiring the Company and markups of the Company’s form of merger agreement. Bidder D’s letter indicated that after conducting more extensive due diligence, Bidder D had concluded that the best price it could offer would be $38 per share in cash, subject to certain conditions. TDC’s letter contained TDC’s final proposal to acquire all of the Company’s outstanding shares of common stock for $42 in cash, subject to its being granted a seven-day exclusivity period and subject to limited confirmatory due diligence. After receipt of these letters, Sandler O’Neill contacted Bidder D and TDC and informed them that the Board had scheduled a meeting for May 16, 2011 to consider the revised proposals, and that Sandler O’Neill would contact Bidder D and TDC promptly after the conclusion of the meeting to convey the determinations of the Board.

On May 16, 2011, the Board met in Jacksonville. Representatives of Sandler O’Neill and Weil, as well as certain members of the Company’s senior management, also attended. A written presentation by Sandler O’Neill to the Board had been previously provided to the Board. At this meeting, Sandler O’Neill reported that on May 13, 2011, it had received letters containing revised non-binding indications of interest from Bidder D and TDC and described in detail the proposals contained in those letters. Sandler O’Neill gave a presentation, which included updated valuation, market and financial data, including a comparison of implied transaction multiples, the Company’s relative stock price performance, the Company’s preliminary first quarter financial results, analyst estimates of the Company’s future performance, historical price/book value and other multiples of the Company and its peers, data concerning recent public company acquisitions in the U.S. property and casualty insurance sector, transaction statistics for selected recent medical professional liability insurance company acquisitions, projected financial information for the Company on a stand-alone basis, and a net present value analysis of the revised Bidder D and TDC proposals. At the conclusion of this meeting, the Board authorized the Company’s execution and delivery of TDC’s proposal letter, solely for purposes of agreeing to the seven-day exclusivity period and confidentiality obligations contained therein, and authorized Messrs. Kirschner and Byers, in consultation with members of the Company’s management and the Company’s advisors, to negotiate the terms of a merger agreement reflecting TDC’s proposal, subject to review by and the approval of the Board. The Board also authorized individual members of the Company’s management, to the extent required by TDC, to discuss with TDC employment and related matters in connection with the TDC proposal, provided that such member or members of the Company’s management kept the Chairman of the Board and the Chairman of the Compensation Committee apprised of the content of all such discussions.

On May 17, 2011, Weil sent a revised draft of the merger agreement to TDC’s legal advisors, Farella Braun & Martel LLP (referred to herein as “Farella”). During the ensuing period, Weil and representatives of the Company negotiated the terms of the merger agreement with representatives of TDC and Farella. Revised drafts of the merger agreement were circulated early in the morning on May 20, 2011 and late in the evening on May 20, 2011, by Farella and Weil respectively. Farella provided a list of the remaining outstanding issues in the merger agreement on May 21, 2011. Weil provided written responses to the issues raised by Farella on May 22, 2011, and Weil, representatives of the Company and Farella discussed the remaining issues on a teleconference held on May 22, 2011. Farella circulated a revised draft of the merger agreement in the evening of May 22, 2011, reflecting these discussions.

On May 18, 2011, TDC conducted final on-site due diligence.

On May 23, 2011, the Board met to consider and review the terms of the proposed merger agreement between TDC, Merger Sub and the Company. Representatives of Sandler O’Neill, Weil and the Company’s management were also in attendance. At the meeting, representatives of Sandler O’Neill made a presentation as to their financial analyses with respect to TDC’s proposed merger consideration of $42 per share in cash. Sandler O’Neill then delivered to the Board its oral opinion, which was subsequently confirmed in writing, dated May 23, 2011, that as of such date, and based on and subject to the various limitations and assumptions described in the opinion, the $42 per share in cash to be paid to the holders of the outstanding shares of the Company’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders (a copy of the written opinion of Sandler O’Neill is attached to this proxy statement as Annex B). The Board then discussed with Company management and representatives of Sandler O’Neill and Weil the proposed transaction with TDC, and Weil’s representative reviewed the terms of the proposed merger agreement. In addition, Weil’s representative reviewed with the Board its fiduciary duties in connection with the review and, if applicable, approval of the proposed transaction with TDC.

After careful consideration and discussion, the Board unanimously voted to adopt resolutions approving and declaring advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, and determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were advisable and in the best interests of the Company’s shareholders.

Following the Board meeting on May 23, 2011, the parties finalized the terms of the Merger Agreement in accordance with the terms discussed with the Board, and TDC, Merger Sub, and the Company executed the Merger Agreement. On the morning of May 24, 2011, TDC and the Company issued a joint press release announcing the Merger.

Reasons for the Merger; Recommendation of Our Board of Directors

The Board, with the advice and assistance of the Company’s management and its legal and financial advisors, at a meeting on May 23, 2011, carefully evaluated the proposed Merger, including the terms and conditions of the Merger Agreement. Following such evaluation, the Board unanimously (i) determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its shareholders, (ii) approved the Merger Agreement and (iii) resolved to recommend the approval and adoption of the Merger Agreement to the Company’s shareholders.

In the course of reaching its determination, the Board consulted with the Company’s management and its legal and financial advisors and considered a number of substantive factors and potential benefits of the Merger. The Board believed that, taken as a whole, the following factors, among others, supported its decision to approve and recommend the proposed Merger and the Merger Agreement:

•	the Board’s familiarity with the Company’s business, operations, assets, business strategy and competitive position, as well as the nature of the medical professional liability insurance industry, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

•	the current and historical financial condition and results of operations of the Company;

•	the financial projections of the Company and the risks associated with the Company’s ability to meet such projections;

•	the current and historic market prices of the Company’s common stock, including the fact that the cash merger price of $42.00 per share represents a premium of approximately 31% over the closing price of $32.10 on NASDAQ on May 23, 2011, the trading day prior to the announcement of the Merger Agreement;

•	the extensive analysis and sale process conducted by the Company, with the assistance of Sandler O’Neill, which involved engaging in discussions with approximately 20 parties to assess their general interest in mergers and acquisitions, interest in the medical professional liability insurance sector and, in certain instances, to determine their potential interest in a business combination transaction with the Company, entering into non-disclosure agreements with five parties and the receipt of preliminary indications of interest to acquire the Company from four parties;

•	the price offered by TDC represents the highest bid that the Company received for the acquisition of the Company;

•	the fact that the merger consideration is all cash, which will provide certainty of value and immediate liquidity to the Company’s shareholders;

•	the Board’s belief that, after consideration of potential alternatives, the Merger is expected to provide greater benefits to the Company’s shareholders than the range of possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis;

•	the Board’s assessment, after consultation with the Company’s management and legal and financial advisors, of the risks of remaining an independent company and the prospects of going forward as an independent entity;

•	TDC’s track record in successfully acquiring and integrating companies;

•	the Board’s review, with the Company’s legal and financial advisors, of the structure of the Merger and the terms and conditions of the Merger Agreement, including:

•	the limited number and nature of the conditions to the obligation of TDC and Merger Sub to consummate the Merger, including the absence of a financing condition, and the relatively limited risk of non-satisfaction of such conditions;

•	the provisions of the Merger Agreement that allow the Board to change or withdraw its recommendation that the Company’s shareholders vote in favor of the Merger if it determines in good faith that failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders;

•	the ability of the Board to withdraw or modify its recommendation of the Merger or recommend, adopt or approve an alternative Acquisition Proposal, upon receipt of a Superior Proposal (as such terms are defined in the Merger Agreement and described in the section of this proxy statement entitled “The Merger Agreement — Change of Recommendation”);

•	the provisions of the Merger Agreement that allow the Board, under certain circumstances, to participate in discussions or negotiations with, or provide non-public information to, any person making an unsolicited Acquisition Proposal if the Board has determined in good faith that there is a reasonable likelihood that the Acquisition Proposal will lead to a Superior Proposal (as such terms are defined in the Merger Agreement and described in the section of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitation of Other Offers”);

•	the Company’s ability to terminate the Merger Agreement to enter into an agreement providing for a Superior Proposal (provided that such proposal was unsolicited and subject to providing TDC with three business days’ notice, negotiating with TDC in good faith and paying TDC the Termination Fee);

•	the circumstances under which the Termination Fee is payable by the Company to TDC and the size of such Termination Fee, which the Board views as reasonable in light of the size and expected benefits of the Merger and not preclusive of a Superior Proposal, were one to emerge;

•	the circumstances under which the Termination Fee is payable by TDC to the Company and the size of such Termination Fee (see the section of this proxy statement entitled “The Merger Agreement — Termination Fees” for more information on the Termination Fee); and

•	the requirement that the Company obtain shareholder approval as a condition to consummation of the Merger;

•	the financial analysis presented by Sandler O’Neill to the Board, including the written opinion of Sandler O’Neill dated May 23, 2011, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the $42.00 per share in cash to be paid to the holders of the outstanding shares of the Company’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders (as described in the section of this proxy statement entitled “The Merger — Opinion of Sandler O’Neill + Partners, L.P.”). The full text of the opinion of Sandler O’Neill is attached to this proxy statement as Annex B;

•	increasing uncertainty in the healthcare industry arising from recent changes in federal laws and the potential negative impact this might have on the Company’s future prospects resulting from changes by healthcare professionals in insurance purchasing habits, pressures on the profitability of providing healthcare services, increasing claims resulting from changes in healthcare delivery and other factors;

•	continuing competitive pricing pressures on the Company’s insurance products and the potential negative impact this might have on the Company’s future prospects;

•	decreased yields on the Company’s investment portfolio resulting from effects of the ongoing national economic crisis and the potential that low investment yields might continue for several years; and

•	continuing exposure to significant claims costs with respect to extracontractual damages and settlements in excess of policy limits, especially in Florida.

In addition, the Board was aware of and considered the interests that the Company’s directors and executive officers may have with respect to the Merger that may differ from, or may be in addition to, their interests as shareholders of the Company, as described in the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger.”

The Board also considered and balanced against the expected benefits of the Merger a number of potential risks or adverse factors concerning the Merger, including but not limited to the following:

•	the risks and contingences relating to the announcement and pendency of the Merger and the risks to the Company if the Merger does not close or the closing is not timely, including the effect of an announcement of termination of the Merger Agreement on the trading price of the Company’s common stock;

•	the Company’s potential inability to attract and retain key personnel and the risk of disrupting the Company’s business and of diverting management focus and resources from other strategic opportunities and from operational matters while working towards implementation of the Merger;

•	the risk that the announcement of the Merger or the consummation thereof could adversely affect the Company’s relationships with its vendors, customers and other parties;

•	the risks associated with various provisions of the Merger Agreement, including:

•	the restrictions on the conduct of the Company’s business prior to completion of the Merger, which require the Company to conduct its business in the ordinary course and prohibit the Company from taking certain specified actions without TDC’s consent, and the fact that these restrictions might delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	the risk that the required regulatory approvals from various governmental authorities may not be obtained; and

•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company and the requirement that the Company pay TDC the Termination Fee in order to accept a Superior Proposal;

•	the fact that if the Merger is consummated, the Company will no longer exist as an independent company and the Company’s shareholders will not participate in any future earnings or growth of the Company and will not benefit from any future appreciation in value of the Company;

•	the fact that the all cash merger consideration will be taxable to the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes; and

•	the fact that the Company’s shareholders do not have the right under Florida law to demand appraisal of the fair value of their shares.

The Board also considered a number of factors relating to the procedures involved in the negotiation of the Merger Agreement, including that the Board:

•	consists entirely of directors who, with the exception of Mr. Byers, are not officers of the Company or affiliated with TDC;

•	will not personally benefit from the consummation of the Merger in a manner different from the unaffiliated shareholders of the Company except as described in the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger”; and

•	among other things, (i) oversaw the negotiation process with respect to the proposed Merger, (ii) communicated as frequently as necessary with the Company’s management and the Company’s legal and financial advisors with respect to the negotiation and relevant terms of the Merger Agreement, and (iii) considered alternative transaction opportunities to determine whether the proposed Merger was fair to and in the best interests of the Company and its shareholders.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but, we believe, includes all material factors considered by the Board in considering the Merger. In view of the wide variety of factors and the amount of information considered, as well as the complexity of these matters, the Board did not find it practicable to, and did not attempt to, quantify or assign relative weights to the above factors or the other factors considered by it. In addition, the Board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Board may have given different weights to different factors.

The Board unanimously recommends that the Company’s shareholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger, “FOR” the Adjournment Proposal and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.

Unaudited Financial Forecasts

The Company is including in this proxy statement certain non-public financial forecasts for the years ending December 31, 2011, 2012 and 2013, respectively (referred to herein as the “Company projections”) that the Company’s management prepared for the Board in connection with its consideration of the Merger. The Company projections also were provided to the Company’s financial advisor. See “The Merger — Opinion of Sandler O’Neill” beginning on page 40. The Company projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles but, in the view of the Company’s management, were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of the Company’s management relevant to strategic planning and budgeting. The inclusion of the Company projections in this document should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results. The inclusion of the Company projections in this document does not constitute an admission or representation by the Company that such information is material.

The Company projections were prepared by, and are the responsibility of, the Company’s management and are unaudited. Neither the Company’s independent registered public accounting firm, nor any other independent auditor, has compiled, examined or performed any procedures with respect to the prospective financial information contained in the Company projections, nor have they expressed any opinion or given any form of assurance on the Company projections or their achievability. They assume no responsibility for, and disclaim any association with, the prospective financial information contained therein. Furthermore, the Company projections:

•	were based upon numerous assumptions, including the key assumptions identified in the table below, many of which are beyond the control of the Company and may not prove to be accurate;

•	were originally prepared in April 2011;

•	do not necessarily reflect current estimates or assumptions the Company’s management may have about prospects for the Company’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Company projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that the Company projections will be achieved.

The Company projections were prepared by the Company’s management based on information management had at the time of preparation and are not a guarantee of future performance. The Company projections were, in general, prepared solely for use by the Board and the Company’s financial advisor and are subjective in many respects and thus subject to interpretation. The Company cannot assure you that the Company projections will be realized or that its future financial results will not materially vary from such projections. The Company projections cover multiple years and such information by its nature becomes less predictive with each succeeding year.

The Company projections do not necessarily take into account any circumstances or events occurring after the date they were prepared. The Company has not updated or revised, and does not intend to update or otherwise revise, the Company projections to reflect changes in circumstances since the preparation of the Company projections, including changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events or changes in assumptions underlying the Company projections, even in the event that any or all of the underlying assumptions are shown to be in error. The Company projections are forward-looking statements. For additional information on factors that may cause the Company’s future financial results to materially vary from the Company projections, see the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 19.

Company Projections (Including Key Assumptions)

	As of and for the Years Ending December 31,
	2011E	2012E	2013E
	$ in millions, except per share data

Assumptions
Growth in Net Premiums Written	2.7%	3.3%	3.3%
Growth in Net Premiums Earned	(1.0)%	2.9%	3.1%
Loss Ratio (Calendar Year)	60.5%	60.8%	61.1%
Expense Ratio	29.2%	28.8%	28.4%
Combined Ratio (Calendar Year)	89.8%	89.6%	89.5%
Share Repurchases	$40.0	$40.0	$30.0
% Repurchase of Beginning Shares Outstanding	12.0%	12.9%	10.0%
Income Statement Data
Net Premiums Written	$168.3	$173.9	$179.7
Net Premiums Earned	166.3	171.2	176.5
Net Investment Income	23.7	23.6	23.7
Total Revenue	190.7	195.4	200.9
Net Operating Income	25.3	25.7	26.1
Operating EPS — Diluted	$2.92	$3.34	$3.79
Shareholders’ Equity
Shareholders’ Equity	$260.7	$247.1	$244.0
Shareholders’ Equity Per Share	$32.84	$35.38	$38.34

The Company also provided certain financial projections (for the years ending December 31, 2011, 2012 and 2013) to TDC in connection with TDC’s evaluation of the proposed Merger. The financial projections provided to TDC were prepared using the same assumptions, and contained substantially the same projections, as the Company projections, except that the projections provided to TDC assumed that the Company’s share repurchases pursuant to its Rule 10b5-1 plan would cease after the results of the first quarter of 2011 were reported. This specific assumption was modified to reflect the Company’s financial prospects going forward as a wholly owned subsidiary of TDC (rather than on a stand-alone basis). This modified assumption with respect to the Company’s share repurchase plan impacted the Company’s projections with respect to net investment income (as a result of the increase in Company assets available for investment). The impact on net investment income, as well as the decrease in total share repurchases, affected the projections for certain items, including total revenues, operating earnings and book value per share, that were provided to TDC, as reflected in the table below:

	As of and for the Years Ending December 31,
	2011E	2012E	2013E
	$ in millions, except per share data

Total Revenues	$191.0	$196.7	$203.5
Operating Earnings	$25.5	$26.6	$28.0
Book Value Per Share	$33.16	$36.11	$39.17

Opinion of Sandler O’Neill + Partners, L.P.

By letter dated March 31, 2010, the Company retained Sandler O’Neill to act as its financial advisor in connection with the Company’s consideration of potential strategic alternatives, including a possible sale of the Company. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the Company in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the May 23, 2011 meeting at which the Board considered and approved the Merger Agreement, Sandler O’Neill delivered to the Board its oral opinion that, as of such date, the merger consideration was fair to the holders of the Company’s common stock from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached hereto as Annex B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. The Company’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the Merger.

Sandler O’Neill’s opinion speaks only as of the date thereof. The opinion is directed to the Board and is directed only to the fairness of the merger consideration to the Company’s shareholders from a financial point of view. It does not address the underlying business decision of the Company to engage in the Merger or any other aspect of the Merger and is not a recommendation to any Company shareholder as to how such shareholder should vote at the special meeting with respect to the Merger or any other matter.

In connection with rendering its May 23, 2011 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of the Company that Sandler O’Neill deemed relevant;

•	internal financial projections for the Company for the years ending December 31, 2011 through 2013 as prepared by senior management of the Company, including the Company projections (see the section of this proxy statement entitled “The Merger — Unaudited Financial Forecasts” beginning on page 38);

•	the publicly reported historical stock price and trading activity for the Company’s common stock, including a comparison of certain financial and stock market information for the Company with similar publicly available information for certain other companies the securities of which are publicly traded;

•	to the extent publicly available, the financial terms of certain recent business combinations in the medical professional liability insurance sector and property and casualty insurance industry;

•	the market premiums paid in certain recent business combinations involving property and casualty insurance companies;

•	the current property and casualty insurance environment generally and the medical professional liability insurance environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill deemed relevant.

Sandler O’Neill also discussed with certain members of the Company’s senior management the business, financial condition, results of operations and prospects of the Company.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by the Company or its representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the Company’s management that the Company’s management was not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information, and it does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries, or the collectability of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses, and it did not make an independent evaluation of the adequacy of the loss and loss adjustment expense reserves of the Company. In that regard, Sandler O’Neill made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Company.

With respect to the internal financial projections as prepared by the Company’s senior management and used by Sandler O’Neill in its analyses, the Company’s management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of management of the future financial performance of the Company, and Sandler O’Neill assumed that such financial results would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill also assumed that there had been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that the Company would remain a going concern for all periods relevant to its analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements would not be waived. Finally, with the Company’s consent, Sandler O’Neill relied upon the advice the Company received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion could materially affect its opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

Sandler O’Neill’s opinion is directed to the Board in connection with the Board’s consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to holders of the Company’s common stock and does not address the underlying business decision of the Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Based on the merger consideration of $42.00 per share in cash and using common shares, unvested restricted shares, and options outstanding as of March 31, 2011, Sandler O’Neill calculated an aggregate transaction value(1) of $364.5 million, which was comprised of consideration related to common shares outstanding of $350.7 million, unvested restricted shares of $4.2 million and outstanding stock options of $9.6 million. Sandler O’Neill calculated the following transaction ratios:

Transaction Value per Share	$42.00

3/31/11 Book Value Multiples:
Book Value	1.41	x
Book Value per Share	1.36	x
Book Value (ex-FAS 115)(2)	1.50	x
Tangible Book Value	1.57	x
Earnings Multiples:
LTM 3/31/11 Net Operating Income(3)	12.9	x
2011E Net Operating Income (Management Stand-Alone Case)	14.4	x
2012E Net Operating Income (Management Stand-Alone Case)	14.2	x
2011E First Call EPS Estimate	15.6	x
2012E First Call EPS Estimate	15.6	x
Transaction Value per Share as Premium to:
Last Sale Price	27.2%
Trailing 5-Trading Day Average	26.1%
Trailing 1-Month Average	20.3%
Stock Price Prior to ACAP Announcement (7/7/10)	60.3%

(1)	Reflects 8.350 million common shares outstanding, 0.100 million unvested restricted shares that will vest in connection with the transaction and 0.410 million options (all were previously fully-vested) with a weighted average exercise price of $18.62 as of March 31, 2011. Does not include estimated change-in-control payments under employment and severance agreements of $12.6 million.

(2)	Excludes $14.9 million of net unrealized gains, after-tax.

(3)	Excludes additional contingent consideration of $2.4 million related to the Advocate, MD acquisition.

Historical Stock Price Performance Analysis

Sandler O’Neill reviewed the stock price performance of the Company’s common stock, the Standard & Poor’s 500 Index, the Standard & Poor’s Property & Casualty Index and the stock price performance of ProAssurance Corporation (referred to herein as “ProAssurance”) for the one and three year periods ended May 20, 2011.

The results of these analyses are summarized as follows:

	One	Three
	Year(1)	Year(1)

FPIC Stock Price and Volume Data:
High	$39.40	$40.13
Low	$25.17	$18.61
Average	$33.85	$28.77
Average Daily Volume	37,631	51,224
Relative Stock Price Performance:
FPIC	22.4%	8.1%
ProAssurance	19.3%	37.0%
S&P 500	24.4%	(5.7)%
S&P P&C	15.5%	(9.7)%

(1)	Market data is as of May 20, 2011.

Source: SNL Financial

Sandler O’Neill reviewed the historical Price/Book Value Per Share multiples of the Company’s common stock, ProAssurance and a peer group, which Sandler O’Neill determined, for the period between July 9, 2007 and May 20, 2011.

The results of these analyses were summarized as follows:

	3-Year Average		1-Year Average
	Price/Book Value		Price/Book Value
	per Share Prior to		per Share Prior to		Post-ACAP
	ACAP Announcement		ACAP Announcement		Period		Current

FPIC	1.18	x	0.93	x	1.14	x	1.07	x
ProAssurance	1.24	x	1.08	x	1.03	x	1.12	x
Peer Group(1)	1.07	x	0.89	x	0.88	x	0.87	x
Premium to ProAssurance	(5.0)%		(14.0)%		10.8%		(5.0)%
Premium to Peer Group	10.1%		4.7%		29.6%		22.0%

(1)	Peer group consists of companies included in the Selected Commercial P&C Companies Between $100 Million and $1 Billion described in “Comparable Company Analysis.”

(2)	Market data is as of May 20, 2011.

Note: Announcement of ACAP’s sale to The Doctor’s Company was on July 8, 2010.

Source: SNL Financial

Comparable Company Analysis

Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for the Company.

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for medical professional liability insurance companies consisting of the Company and ProAssurance and a group of commercial property and casualty (referred to herein as “P&C”) insurance companies between $100 million and $1 billion selected by Sandler O’Neill. The selected commercial P&C companies between $100 million and $1 billion consisted of the following publicly traded insurance companies or holding companies thereof:

American Safety Insurance Holdings, Ltd.	Harleysville Group Inc.
AMERISAFE, Inc.	Meadowbrook Insurance Group, Inc.
Baldwin & Lyons, Inc.	Navigators Group, Inc.
Eastern Insurance Holdings, Inc.	SeaBright Holdings, Inc.
EMC Insurance Group Inc.	Selective Insurance Group, Inc.
Employers Holdings, Inc.(1)	United Fire & Casualty Company
Hallmark Financial Services, Inc.

(1)	Shareholders’ equity includes deferred reinsurance gain of $375 million. Net income measures are taken prior to loss portfolio transfer adjustments.

The analysis compared publicly available financial information for the Company and the mean market data for the medical professional liability insurers and the mean and median market data for the selected commercial P&C companies between $100 million and $1 billion and for all companies included in the analysis as of or for the twelve-month period ended March 31, 2011. The table below sets forth the data based on market data as of May 20, 2011:

		Price/						Last
		Last				Price/		Twelve
	One	Twelve		Price/2011		2012		Months			Price/
	Year	Months		Estimated		Estimated		Return on	Price/		Tangible		Debt/
	Price	Earnings		Earnings		Earnings		Average	Book Value		Book Value		Total	Dividend.
	Change	per Share		per Share(1)		per Share(1)		Equity(2)	per Share		per Share		Capital(3)	Yield

FPIC	22.4%	11.0	x	12.3	x	12.3	x	11.0%	1.07	x	1.19	x	15.1%	0.0%
Medical Professional Liability Insurers
Mean	20.8%	10.4	x	12.1	x	12.4	x	11.9%	1.09	x	1.23	x	8.9%	0.0%
Selected Commercial P&C Companies Between $100 Million and $1 Billion
Mean	5.4%	13.9	x	18.7	x	14.5	x	4.1%	0.83	x	0.90	x	11.1%	2.0%
Median	6.1%	13.3	x	17.0	x	14.6	x	4.5%	0.84	x	0.88	x	12.1%	2.0%
All Companies
Mean	7.5%	13.2	x	17.5	x	14.2	x	5.1%	0.87	x	0.95	x	10.8%	1.8%
Median	10.1%	12.0	x	14.5	x	12.6	x	5.6%	0.86	x	0.91	x	12.1%	1.6%

(1)	Source: Earnings per share estimates for 2011 and 2012 are from First Call as of May 20, 2011.

(2)	Calculated as last twelve months net operating earnings divided by average equity excluding Accumulated Other Comprehensive Income as of the most recent reporting period and the same reporting period one year prior.

(3)	Equals sum of total debt and preferred equity divided by the sum of total debt, common equity and preferred equity.

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed nine merger transactions announced from January 1, 2010 through May 20, 2011 involving publicly traded U.S. P&C insurers. In each of the comparable transactions, Sandler O’Neill reviewed the following multiples: (i) transaction equity value to the last twelve months of net operating income, (ii) purchase price per share to estimated earnings per share, (iii) transaction equity value to book value and (iv) transaction equity value to tangible book value, and computed the high, mean, median and low multiples for these transactions. The transactions reviewed and the high, mean, median and low multiples for the transactions are set forth in the following two tables:

Buyer	Target

CNA Financial Corp.	CNA Surety Corporation(1)
Auto Club Insurance	Fremont Michigan InsuraCorp
United Fire & Casualty Company	Mercer Insurance Group
Fairfax Financial Holdings, Ltd.	First Mercury Financial Corporation(2)
ProAssurance Corporation	American Physicians Service Group, Inc.
ProSight Specialty Insurance Group, Inc.	NYMAGIC, Inc.(3)(4)
The Doctors Company	American Physicians Capital, Inc.
Old Republic International Corporation	PMA Capital Corporation
Fairfax Financial Holdings, Ltd.	Zenith National Insurance Corp.

(1)	Transaction represented acquisition of the public minority stake CNA Financial did not already own, approximately 39% of shares outstanding.

(2)	Purchase price per share to estimated earnings per share multiple calculated using First Call mean estimate as of November 1, 2010.

(3)	Transaction equity value to the last twelve months of net operating income multiple calculated using last twelve months of net operating income as of June 30, 2010.

(4)	Purchase price per share to estimated earnings per share multiple based on 2011 estimated net operating income disclosed in definitive merger proxy.

Sources: SNL Financial; SEC Filings.

	Transaction
	Equity		Purchase Price
	Value/Last		per Share/		Transaction		Transaction
	Twelve Months		Estimated		Equity		Equity
	Net Operating		Earnings		Value/Book		Value/Tangible
	Income(1)		per Share(2)		Value(3)		Book Value

The Doctors Co./FPIC	12.9	x	15.6	x	1.41	x	1.57	x
High	24.3	x	23.6	x	1.69	x	1.69	x
Mean	12.5	x	14.0	x	1.18	x	1.24	x
Median	10.0	x	12.5	x	1.12	x	1.29	x
Low	5.7	x	8.5	x	0.55	x	0.59	x

(1)	Last twelve months net operating income is calculated using the twelve months ending on the quarter preceding the announcement date.

(2)	First Call mean consensus estimates for the full calendar year following the announcement, as reported on the day prior to announcement.

(3)	GAAP book value multiples are based on aggregate book value, not book value per share.

Sandler O’Neill also reviewed nine merger transactions announced from January 1, 2005 through May 20, 2011 involving medical professional liability insurers with total equity values greater than $35 million. In each of the comparable transactions involving medical professional liability insurers, Sandler O’Neill reviewed the following multiples: (i) transaction equity value to the last twelve months of net operating income, (ii) purchase price per share to estimated earnings per share, (iii) transaction equity value to book value and (iv) transaction equity value to tangible book value, and computed the high, mean, median and low multiples for these transactions. The transactions reviewed and the high, mean, median and low multiples for the transactions are set forth in the following two tables:

Buyer	Target

ProAssurance Corporation	American Physicians Service Group
The Doctors Company	American Physicians Capital
FPIC Insurance Group	Advocate, MD Financial Group(1)
ProAssurance Corporation	PICA Group(2)
The Doctors Company	SCPIE Holdings Inc.(3)
American Physicians Service Group	American Physicians Insurance Exchange(4)
ProAssurance Corporation	Physicians Insurance Company of Wisconsin(5)
Berkshire Hathaway	Medical Protective (General Electric)
ProAssurance Corporation	NCRIC Group, Inc.

(1)	Total equity value consideration includes an earn-out of up to $12 million based on meeting certain performance targets during the two year period following the completion of the transaction.

(2)	Total equity value consideration includes $15 million in premium credits to be paid over three years.

(3)	Total equity value includes 500,000 shares owned by a subsidiary of SCPIE Holdings, Inc.

(4)	Multiples are calculated using 6/30/06 financial data.

(5)	GAAP multiples are estimated for the year ending December 31, 2005 as disclosed in the proxy dated 12/8/05.

Sources: SNL Financial; Company Filings.

	Transaction Equity		Purchase Price
	Value/Last		per Share/		Transaction		Transaction
	Twelve Months		Estimated		Equity		Equity
	Net Operating		Earnings		Value/Book		Value/Tangible
	Income(1)		per Share(2)		Value(3)		Book Value

The Doctors Co./FPIC	12.9	x	15.6	x	1.41	x	1.57	x
High	32.3	x	12.5	x	1.72	x	1.72	x
Mean	13.2	x	11.8	x	1.38	x	1.48	x
Median	9.9	x	11.9	x	1.40	x	1.47	x
Low	2.7	x	11.1	x	0.97	x	1.08	x

(1)	Last twelve months net operating income is calculated using the twelve months ending on the quarter preceding the announcement date.

(2)	First Call mean consensus estimates for the full calendar year following the announcement, as reported on the day prior to announcement.

(3)	GAAP book value multiples are based on aggregate book value, not book value per share.

Premiums Paid Analysis

Sandler O’Neill reviewed premiums to stock price paid in the nine public acquisition transactions described in the Analysis of Selected Merger Transactions.

		Premium
	Premium	Paid on
	Paid on 1-Day	1-Month Prior
	Closing Price	Closing Price

The Doctors Co./FPIC(1)	27.2%	14.5%
High	49.8%	67.3%
Mean	32.6%	35.4%
Median	31.4%	35.1%
Low	16.2%	(2.9)%

(1)	Premiums calculated using current market data. Based on the closing price on the day prior to the ACAP announcement, the premium to 1-day price and 1-month price would be 60.3% and 60.9%, respectively.

Note: For the CNA Financial/CNA Surety transaction, premiums calculated relative to the closing price on the day prior to CNA announcement of an initial bid of $22.00 on 10/29/10.

Source: Pricing data from FactSet.

Present Value Analysis

Sandler O’Neill performed an illustrative present value analysis to determine a range of implied present values per share of the Company’s common stock based on the Management Stand-Alone Case prepared by the Company’s management, which included the Company projections. Sandler O’Neill used discount rates of 10% to 14%, terminal values calculated using multiple ranges of 1.00x-1.40x shareholders’ equity at December 31, 2013 and 10.0x-14.0x estimated net operating income for 2013 and assumed results were discounted back to March 31, 2011. This analysis resulted in a range of implied present values per share of the Company’s common stock of $25.90 to $42.09.

Present Value Per Share(1)(2)

Terminal Shareholders’ Equity Multiple at December 31, 2013
Discount Rate	1.00x	1.20x	1.40x

10.0%	$28.46	$33.93	$39.41
11.0%	27.79	33.13	38.47
12.0%	27.14	32.35	37.56
13.0%	26.51	31.59	36.68
14.0%	25.90	30.86	35.82

Terminal Estimated LTM Net Operating Income Multiple at 12/31/13E
Discount Rate	10.0x	12.0x	14.0x

10.0%	$30.38	$36.23	$42.09
11.0%	29.66	35.37	41.08
12.0%	28.96	34.53	40.11
13.0%	28.29	33.73	39.17
14.0%	27.64	32.95	38.25

(1)	Using data from Ibbotson Associates, the cost of equity (i.e., discount rate) was calculated to be approximately 12% based on the sum of the risk free rate (10-Year US Treasury Yield of 3.1%), the

60-year equity risk premium (6.1%), the $236 million to $478 million size premium (2.9%) and fire, marine and casualty insurance industry premium (-0.12%).

(2)	Based on 6.363 million common shares projected to be outstanding at 12/31/13; 0.100 million of unvested restricted shares; 0.343 million options outstanding with cash proceeds from options exercised of $6.9 million; and 0.053 million additional shares from options exercised after May 11, 2011 with cash proceeds of $0.6 million. Results are discounted back to 3/31/11.

As described above, Sandler O’Neill’s opinion to the Board was among many factors taken into consideration by the Board in making its determination to approve the Merger Agreement and recommend the Merger. Such decisions were solely those of the Board. The opinion of Sandler O’Neill was provided to the Board and does not constitute a recommendation to any person, including the holders of the Company’s common stock, as to how such person should vote or act on any matter related to the Merger proposal. Sandler O’Neill did not recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

Under the terms of Sandler O’Neill’s engagement letter, the Company agreed to pay Sandler O’Neill a fee of 1.2% of the aggregate equity value of the transaction, of which $25,000 became payable upon execution of the engagement letter, $20,000 became payable for each quarter thereafter until completion of the Merger or the earlier termination of the engagement, $250,000 became payable upon the delivery of Sandler O’Neill’s fairness opinion to the Board and the balance of which is contingent upon consummation of the Merger. In addition, the Company also agreed to reimburse Sandler O’Neill for its out-of-pocket expenses, and to indemnify Sandler O’Neill against certain liabilities, in connection with its engagement.

The Company selected Sandler O’Neill in connection with the preparation of the fairness opinion due to Sandler O’Neill’s reputation as a nationally recognized investment banking firm with substantial experience in similar transactions. Pursuant to a letter agreement, dated March 31, 2010, the Company engaged Sandler O’Neill to act as its financial advisor in connection with evaluating the Company’s strategic alternatives, including a possible sale of the Company. Sandler O’Neill is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of Sandler O’Neill’s business, it may trade in the Company’s securities for its own account or for the accounts of Sandler O’Neill customers, and may at any time hold a long or short position in such securities. Sandler O’Neill has also received investment banking fees from the Company in the past, including for providing a fairness opinion to the Board in connection with the sale of Administrators for the Professions, Inc. to AJB Ventures Inc. during 2006 and serving as financial advisor to the Company for its acquisition of Advocate, MD Insurance Group Inc. in 2009. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to the Company and TDC and their respective affiliates.

Effects on the Company if the Merger is Not Completed

In the event that the Company’s shareholders do not approve and adopt the Merger Agreement or if the Merger is not completed for any other reason, neither our shareholders nor holders of equity awards exercisable for or payable in the Company’s common stock will receive any consideration in respect of their shares or awards as a result of the Merger. Instead, the Company will remain an independent public company and the Company’s common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act. In addition, if the Merger is not completed, we expect that the Company’s management will operate the business in a manner similar to the manner in which it is currently being operated and that shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, as described in our most recent Quarterly Report on Form 10-Q, filed with the SEC on May 4, 2011 and in our most recent Annual Report on Form 10-K, filed with the SEC on March 9, 2011. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your common stock or equity awards. From time to time, the Board will evaluate and review the business operations, properties and capitalization of the Company, among other things, make such changes as are deemed appropriate and may continue to seek to identify strategic alternatives to maximize shareholder value. If the Company’s shareholders do not approve and adopt the Merger Agreement or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company as fair to, and in the best interests of, our shareholders will be offered, or that the business, prospects or results of operations, financial condition, or cash flows of the Company will not be adversely affected.

If the Merger Agreement is terminated under certain circumstances, we will be obligated to pay TDC the Termination Fee. TDC may also be required to pay the Company the Termination Fee under certain circumstances. See the section of this proxy statement entitled “The Merger Agreement — Termination Fees.”

Financing of the Merger

The obligations of TDC and Merger Sub under the Merger Agreement are not subject to any condition regarding TDC’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement. TDC and Merger Sub have represented in the Merger Agreement that TDC has, and as of the closing of the Merger, will have, sufficient funds available to fund all of its and Merger Sub’s obligations under the Merger Agreement, including payment of the aggregate merger consideration.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of the Company’s common stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of the Company’s common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the Company’s common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding the Company’s common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of the Company’s common stock as capital assets, and does not apply to shares of the Company’s common stock received in connection with the exercise of employee stock options or stock otherwise received as compensation, shareholders who hold an equity interest, actually or constructively, in TDC or the surviving corporation after the Merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar or shareholders who hold the Company’s common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of options to purchase shares of the Company’s common stock, or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of the Company’s common stock for cash in the Merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of the Company’s common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of the Company’s common stock (i.e., shares of the Company’s common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of the Company’s common stock is more than 12 months at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. holders are generally eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

Backup withholding of tax may apply to cash payments to which a U.S. holder is entitled under the Merger Agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, an IRS Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the Merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Cash payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the Merger in light of such shareholder’s particular circumstances and the application of state, local and foreign tax laws.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that the Company’s directors and executive officers, including individuals who participated in meetings of the Board regarding the Merger Agreement and the Merger, may have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally, as more fully described below. The Board was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and to recommend that you vote in favor of adopting the Merger Agreement and approving the Merger.

Share Ownership

On the record date for the special meeting, the Company’s directors and executive officers beneficially owned, in the aggregate, 645,039 shares of the Company’s common stock (not including shares that may be acquired upon the exercise of Company options), representing approximately 7.7% of the outstanding shares of the Company’s common stock. For additional information concerning the share ownership of our directors and executive officers, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.”

Employment and Change in Control Severance Agreements

The Company is a party to employment and change in control severance agreements with its executive officers and certain other senior officers. These change in control severance agreements provide that if the employment of an executive officer is terminated by the Company for any reason other than cause, death or disability, or by that executive officer by reason of constructive discharge either during the three-year coverage period (as defined therein) after a change of control of the Company or in contemplation of a change in control of the Company, the Company will pay severance in a lump sum cash amount equal to three times, in the case of Mr. Byers, or two times, in the case of Messrs. Divita or White, the sum of the affected executive officer’s (i) annual salary and (ii) the greater of the target incentive award opportunity for the current calendar year or the average of the annual incentive awards for the three prior calendar years. In addition, the affected executive officer’s stock options, restricted stock and other long-term incentives would immediately vest, and the executive officer would receive benefits for a two-year period (these benefits include life, health and disability insurance, benefits under our defined benefit plan and deferred compensation agreement, employer contributions to our 401(k) Plan and perquisites). In the case of Mr. Byers, in the event that payments or benefits under the severance agreement are subject to the excise tax imposed by Section 4999 of the Code or any interest, penalty or addition to tax with respect to such excise tax, the severance agreement provides for cash gross-up payments intended to put him in the same position as though no excise tax, penalty or interest had been imposed upon or incurred as a result of any payment or benefits.

The Company has agreed to reimburse the reasonable fees of one legal counsel to its executive officers and three other executives in connection with the review and possible modification of employment and severance arrangements with respect to compliance with provisions of the Code.

Severance Payments

In the Merger Agreement, the Company and TDC acknowledge and agree that (i) the consummation of the Merger will constitute a “Change in Control” under the change in control severance agreements and each other employee benefit plan to which such term is relevant, and (ii) after the effective time of the Merger, TDC will not, and will not permit the surviving corporation to, dispute any assertion by any of the Company’s executive officers and three other senior officers that the consummation of the Merger constitutes valid grounds for such employee to terminate his or her employment with the surviving corporation by reason of his or her “Constructive Discharge” within the meaning of such executive’s change in control severance agreement.

Immediately after the effective time of the Merger, TDC will cause the surviving corporation to pay into a rabbi trust for the benefit of each of the abovementioned executives who executes a mutually agreeable release a specified amount in cash equal to the amount of the severance benefit to which such executive is entitled under his or her change in control severance agreement. Payout of these amounts from the rabbi trust to these executives will be made as soon as permitted by law (including Section 409A of the Code) and in accordance with the terms of each executive’s change in control severance agreement.

The following table sets forth the amounts of the payments to be made by the Company into the rabbi trust for the benefit of Messrs. Byers, Divita and White and the other senior officers of the Company (other than in respect of 2011 annual bonus and certain other matters).

Name	Amount

John R. Byers	$5,921,432
Charles Divita, III	1,612,690
Robert E. White, Jr.	2,036,319
Other senior officers	2,025,360
Total	$11,595,802

Additional information concerning these payments can be found under the heading “Golden Parachute Compensation” below.

Continuing Employment with the Surviving Corporation

TDC may request certain of the Company’s executives to continue their employment with the surviving corporation on an interim or long-term basis, with compensation and other terms of such employment to be negotiated between TDC and such executives.

Non-Competition Provisions

Each of Messrs. Byers, Divita and White and one other senior officer of the Company will continue to be subject to the non-competition provisions contained in their respective employment agreements for one year after their respective separations from service with the Company, unless otherwise agreed between such executive and TDC.

Cash Payment for Outstanding Options

Under the terms of the Merger Agreement, outstanding Company options will be cancelled in exchange for a payment to the option holder, for each share of the Company’s common stock underlying such option, of an amount in cash equal to the excess of $42.00 over the applicable per share exercise price of such option. Information with respect to cancellation and payment for unexercised Company options held by our executive officers is set forth under the heading “Golden Parachute Compensation” below. The following table sets forth information concerning the payments that our non-employee directors will receive in consideration of the cancellation of their stock options:

			Total Payment in
	Total Number of	Weighted Average	Consideration of
	Shares Underlying	Exercise Price of	Cancellation of
Name	Stock Options	Stock Options	Stock Options

Richard J. Bagby, M.D.	7,500	$17.93	$180,503
David M. Shapiro, M.D.	22,500	$11.96	$675,900

Acceleration of Vesting of Restricted Stock Awards

Under the terms of the Company’s Omnibus Incentive Plan and Director Stock Plan and the Merger Agreement, restricted stock awards that have not yet vested will become fully vested immediately prior to the effective time of the Merger, which constitutes a change in control under these plans. Immediately prior to the effective time of the Merger, each share of restricted stock will become fully vested and will be converted into the right to receive $42.00 in cash without interest. Information with respect to the acceleration and payment for unvested restricted stock held by our executive officers is set forth under the heading “Golden Parachute Compensation” below. The following table sets forth information concerning the payments that our non-

employee directors will receive in exchange for the shares of restricted stock the vesting of which is accelerated as a result of the Merger:

	Total Number of	Payment in Exchange
Name	Restricted Shares	for Restricted Shares

John K. Anderson, Jr.	1,500	$63,000
Richard J. Bagby, M.D.	1,500	$63,000
Robert O. Baratta, M.D.	1,500	$63,000
M.C. Harden, III	1,500	$63,000
Kenneth M. Kirschner	1,500	$63,000
Terence P. McCoy, M.D.	1,500	$63,000
John G. Rich	1,500	$63,000
Joan D. Ruffier	1,500	$63,000
David M. Shapiro, M.D.	1,500	$63,000

Cancellation and Payout of Performance Units

Under the terms of the Company’s Omnibus Incentive Plan and the Merger Agreement, immediately prior to the effective time of the Merger, each unpaid performance unit awarded under our Omnibus Incentive Plan will become fully vested and payable and, effective as of the effective time of the Merger, each such performance unit will be cancelled in exchange for a cash payment equal to (x) the Payout Percentage (which is 143% for performance units granted on January 4, 2010 and 100% for performance units granted on December 10, 2010) applicable to such performance unit, multiplied by (y) $42.00. Information with respect to cancellation and payout of performance units held by our executive officers is set forth under the heading “Golden Parachute Compensation” below.

Termination of the ESPP

Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger, the account of each participant in our ESPP for the 2011 plan year will be cancelled and exchanged for the right to receive a cash payment equal to (x) $42.00 multiplied by (y) the total number of notional shares purchased by such participant under the ESPP. The number of notional shares is equal to the amount of each such participant’s 2011 payroll deductions under the ESPP prior to the effective time of the Merger divided by $30.71 (85% of the fair market value (determined in accordance with the terms of the ESPP) of the Company’s common stock on January 14, 2011). Information with respect to cancellation and payment for accounts of our executive officers under the ESPP is set forth under the heading “Golden Parachute Compensation” below.

Distribution of Accounts under Deferred Compensation Plan

In accordance with its terms, accounts in our Deferred Compensation Plan will be distributed in a lump sum, subject to the requirements of Section 409A of the Code, to participants within 90 days of a participant’s separation from service, provided that such separation from service occurs within 24 months after the effective time of the Merger. All amounts to be paid under such plan are fully vested without regard to the Merger.

The following table sets forth the balances in the accounts of our executive officers and directors under our Deferred Compensation Plan at June 1, 2011:

Deferred
Compensation
Plan Account
Name	Balance

John R. Byers	$1,936,909
Charles Divita, III	$226,434
M. C. Harden, III	$32,535
Terence P. McCoy, M.D.	$222,572
David M. Shapiro, M.D.	$199,444
Robert E. White, Jr.	$715,830

Deferred Compensation Agreements

Effective December 31, 2008, we entered into Deferred Compensation Agreements with Messrs. Byers, Divita and White to replace the benefits previously provided to these employees by our terminated Excess Benefit Plan and Supplemental Executive Retirement Plan. Among other things, the Deferred Compensation Agreements require annual contributions to the accounts of Messrs. Byers, Divita and White under our Deferred Compensation Plan. These agreements will continue in force until the executives’ respective separations from service.

Annual Bonus

The surviving corporation will comply with the terms of the Company’s 2011 Executive Incentive Compensation Plan and 2008 Senior Executive Annual Incentive Plan, as currently in effect; provided, that all bonuses in respect of 2011 shall be paid at 100% of the target bonus; and, provided, further, that employees of the Company whose employment with the Company is terminated effective at or after the effective time of the Merger will be entitled to, in addition to their severance benefits, if any, a portion (equal to the portion of the calendar year elapsed to the date of termination of employment) of their respective target bonuses under the 2011 Executive Incentive Compensation Plan and/or the 2008 Senior Executive Annual Incentive Plan, payable at the date of termination of employment or as soon as reasonably practicable thereafter.

Indemnification; Insurance

For not less than six years from and after the effective time of the Merger, TDC is required to cause the surviving corporation to indemnify and hold harmless all past and present directors, officers, employees and agents of the Company to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to the Company’s articles of incorporation, bylaws and any indemnification agreements in existence on the date of the Merger Agreement for acts or omissions occurring at or before the effective time of the Merger.

TDC will be required to maintain the Company’s current director and officer (referred to herein as “D&O”) insurance policy (or an equivalent policy) for a period of six (6) years from the effective time of the Merger (at a cost of no more than 250% of the current annual premium). Notwithstanding the foregoing, prior to the effective time of the Merger, the Company may, at its option, purchase a “tail” insurance policy to cover present and former officers and directors of the Company for a period of six (6) years from the effective time of the Merger. In this case, TDC and the surviving corporation agree to maintain such “tail” policy in full force and effect.

For further information regarding the indemnification and insurance required by the Merger Agreement to be provided by TDC and the surviving corporation to all past and present directors, officers, employees and agents of the Company, see the section of this proxy statement entitled “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable by the Company to these individuals is subject to a non-binding, advisory vote of the Company’s shareholders, as described under “Advisory Vote on Golden Parachute Compensation” on page 82, and assumes the following:

•	the price per share paid by TDC in the Merger is $42.00;

•	the Merger closed on [ • ], 2011, which is the last practicable date prior to the filing of this proxy statement; and

•	the named executive officers of the Company were terminated without cause immediately following a change in control on [ • ], 2011, which is the last practicable date prior to the filing of this proxy statement.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursements	Other	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)	($)

John R. Byers	6,386,814	5,048,742	—	—	—	—	11,435,556
Charles Divita, III	1,737,863	1,960,743	—	—	—	—	3,698,606
Robert E. White, Jr.	2,176,884	2,035,932	—	—	—	—	4,212,816

(1)	Includes lump sum cash severance payments in lieu of severance benefits under employment agreements and change in control severance agreements and payment of pro-rated portion of 2011 annual target bonus, as follows:

				Pro Rated
	Severance	Severance	Cash-Out of	Portion of
	(Multiple of	(Multiple of	Perquisites/	2011 Annual
Name	Base Salary)	Bonus)	Benefits	Cash Bonus

John R. Byers	$2,393,391	$2,782,160	$745,881	$465,382
Charles Divita, III	858,334	478,849	275,507	125,174
Robert E. White	963,874	558,475	513,970	140,565

These amounts are all “double trigger” in nature, namely, eligibility to receive these amounts requires both the occurrence of a change in control and a qualifying termination of employment. Further, payment of these amounts to the named executives is subject to the execution and delivery by each such executive of a mutually agreeable release of claims in favor of the Company.

(2)	Includes consideration for cancellation of stock options, accelerated vesting of restricted stock, acceleration and payout of performance units, and cancellation of accounts under the ESPP, as follows:

Stock Options

			Total Payment in
	Total Number of	Weighted Average	Consideration of
	Shares Underlying	Exercise Price of	Cancellation of
Name	Stock Options	Stock Options	Stock Options

John R. Byers	124,782	$24.51	$2,181,948
Charles Divita, III	40,166	21.40	827,583
Robert E. White, Jr.	43,772	21.53	896,136

Restricted Stock

		Payment in
	Total Number of	Exchange for
Name	Restricted Shares	Restricted Shares

John R. Byers	25,926	$1,088,892
Charles Divita, III	5,716	240,072
Robert E. White, Jr.	5,716	240,072

Performance Units

		Payment in
		Consideration of
	Total Number of	Cancellation of
Name	Performance Units	Performance Units*

John R. Byers	42,159	$1,770,678
Charles Divita, III	21,078	885,276
Robert E. White, Jr.	21,078	885,276

* Assumes 143% Payout Percentage for performance units granted on January 4, 2010, and 100% Payout Percentage for performance units granted on December 10, 2010, as provided under the terms of the Merger Agreement.

ESPP

			Total Payment in
		Total Number of	Consideration of
		Notional Shares	Notional Shares
	Payroll	Attributed to	(Performance Unit
Name	Deduction	Executive	Consideration)

John R. Byers	$5,288	172	$7,224
Charles Divita, III	$5,733	186	$7,812
Robert E. White, Jr.	$10,577	344	$14,448

These amounts are all “single trigger” in nature, namely, eligibility to receive these amounts is conditioned solely on the occurrence of a change in control.

Based on advice received from its outside advisors the Company believes that the ultimate payment of the above described “golden parachute” compensation to the executives will not result in adverse tax consequences for the Company and/or the executives under the “golden parachute” payments provisions of Sections 280G and 4999 of the Code.

Employee Matters

TDC will be required to recognize all service of the Company employees with the Company or any of its subsidiaries for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant, under any employee benefit plans maintained by TDC or its subsidiaries in which the Company employees may be eligible to participate after the effective time of the Merger, other than benefit accruals under a defined benefit plan; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. TDC will permit the Company’s employees to carry over and take vacation days with pay in accordance with the applicable policies of the Company as in effect at the effective time of the Merger. TDC will waive or cause to be waived any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under any TDC benefit plans that are welfare plans. Further, to the extent allowable under applicable law, the Company’s employees shall be eligible to receive credit under TDC’s benefit plans for the 2011 calendar year towards applicable deductibles and annual out-of-pocket limits for expenses incurred under the corresponding Company medical plan during the 2011 calendar year but prior to the effective time of the Merger.

From and after the effective time of the Merger, TDC will be required to cause the surviving corporation to perform all obligations and pay all amounts due, in accordance with their terms as may be amended from time to time, under all Company benefit plans, including without limitation all Company employment agreements and Company severance agreements and all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity-based compensation plans, policies or programs (but excluding the Company’s severance policy or customary severance practice for employees without contractual severance benefits).

For a period ending one year after the effective time of the Merger, TDC will be required to provide to the Company employees during their employment benefits and compensation that are no less favorable in the aggregate to such persons than those provided to such persons immediately prior to the effective time of the Merger (but not taking into account for these purposes any stock-based compensation or other equity incentive plans); however, Company employees without contractual severance benefits will be covered by TDC’s existing severance policy rather than any severance policy or customary severance practice of the Company in effect at the time of the Merger.

Notwithstanding TDC’s obligations in respect of individuals that remain employed with the Company following the Merger, the Merger Agreement expressly provides that TDC has no obligation to continue the employment of any person following the Merger.

Company Defined Benefit Plan; 401(k) Plan

The Company maintains a tax-qualified defined benefit plan, under which the benefits are based on the employee’s years of service and compensation. The Company also maintains a qualified defined contribution (401(k)) plan and a non-qualified deferred compensation plan. The Merger Agreement does not address these benefit plans. Consequently, TDC may continue to maintain these benefit plans as currently in effect or on a modified basis or terminate the defined benefit plan in accordance with the requirements of the Employee Retirement Income Security Act of 1974 (referred to herein as “ERISA”) and the Code. TDC has made no determination as to how these plans will be handled.

Governmental and Regulatory Approvals

Antitrust Clearance; Insurance Regulatory Approvals

The HSR Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the FTC and the Antitrust Division of the DOJ and specified waiting period requirements have been satisfied. On June 8, 2011, the Company, TDC and Merger Sub made the required filings with the Antitrust Division of the DOJ and the FTC. On June 17, 2011, the FTC and the DOJ granted early termination of the HSR Act waiting period.

At any time before or after consummation of the Merger, the Antitrust Division of the DOJ or the FTC may, however, challenge the Merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the Merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the Merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the Merger will not be made or that, if a challenge is made, the Company, TDC and Merger Sub will prevail.

The insurance laws and regulations of the States of Florida, Texas and Missouri require prior approval by the Florida Office of Insurance Regulation, the Texas Insurance Commissioner, and the Missouri Insurance Director of the acquisition of control of the Company, whether control is acquired directly by acquiring the shares of the insurance subsidiaries or indirectly by acquiring shares of companies that, in turn, control the insurance subsidiaries. The necessary applications for change in control (Form A) were filed with the States of Florida, Texas and Missouri on June 14, 2011.

In addition, the insurance laws of the States of Arkansas and Georgia require the filing of a pre-acquisition notice with the Insurance Commissioner of those states and the expiration of a 30-day waiting period before the Merger may be completed. TDC filed pre-acquisition notices (Form E) with the Georgia and Arkansas Insurance Commissioners on June 14, 2011.

Under the Merger Agreement, the Company and TDC have agreed to use commercially reasonable efforts to obtain all required governmental approvals to avoid any action or proceeding by any governmental authority in connection with the Merger Agreement and the consummation of the Merger. In addition, each of the Company and TDC have agreed to use commercially reasonable efforts to (a) cause the expiration of the notice periods with respect to the HSR Act and any other laws with respect to the transactions completed by the Merger Agreement as promptly as reasonably practicable and (b) resolve any objections asserted by any governmental authority with respect to the Merger or other transactions contemplated by the Merger Agreement. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by the Merger Agreement as violative of any law, the Company and TDC must cooperate and use commercially reasonable efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger. See the section of this proxy statement entitled “The Merger Agreement — Agreement to Take Appropriate Actions” for more information.

Except as noted above, and subject to the filing of articles of merger in Florida at or before the effective time of the Merger, the Company is unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the Company’s common stock will no longer be traded on the NASDAQ Global Select Market and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports with the SEC in respect of our common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement, which is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Annex A to this proxy statement and is incorporated herein by reference. This summary may not contain all of the information that is important to you. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures.

The Merger Agreement and the summary of its terms in this proxy statement have been included to provide information about the terms and conditions of the Merger Agreement. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about the Company, TDC or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made by the Company, TDC and Merger Sub only for the purposes of the Merger Agreement and are qualified by, and subject to, certain limitations and exceptions agreed to by the Company, TDC and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of the Company, TDC or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement.

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. After the Merger, the Company will continue as the surviving corporation and as a wholly owned subsidiary of TDC, and the Company’s common stock will cease to be listed on NASDAQ and will no longer be publicly traded.

Effective Time

The Merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Florida or at such later time as is agreed by the parties and specified in the articles of merger.

Articles of Incorporation; Bylaws; and Directors and Officers of the Surviving Corporation

At the effective time of the Merger:

•	the articles of incorporation of Merger Sub in effect immediately prior to the effective time of the Merger will be the articles of incorporation of the surviving corporation, except that the articles of incorporation will provide that the name of the surviving corporation is “FPIC Insurance Group, Inc.”;

•	the bylaws of Merger Sub in effect immediately prior to the effective time of the Merger will be the bylaws of the surviving corporation;

•	the directors of Merger Sub immediately prior to the effective time of the Merger will be the initial directors of the surviving corporation, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation; and

•	the officers of Merger Sub immediately prior to the effective time of the Merger will be the initial officers of the surviving corporation, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation.

Merger Consideration

At the effective time of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares that will be cancelled without payment, as described below) will be automatically converted into the right to receive $42.00 in cash, without interest and less applicable withholding taxes, which is referred to herein as the “merger consideration.” After the effective time of the Merger, each holder of shares of the Company’s common stock will no longer have any rights with respect to the shares, except for the right to receive the Merger consideration. At the effective time of the Merger, any shares of the Company’s common stock held in treasury by the Company or any subsidiary of the Company will be cancelled without any payment.

Treatment of Stock Options and Other Equity-Based Awards

Treatment of Options

At the effective time of the Merger, each outstanding option to acquire the Company’s common stock under the Company’s Omnibus Incentive Plan and Director Stock Plan (all of which are currently fully vested) not exercised prior to the effective time of the Merger will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the option multiplied by the excess, if any, of $42.00 over the exercise price per share of the Company’s common stock previously subject to such option, without interest and less any applicable withholding taxes.

At the effective time of the Merger, the account of each participant in our ESPP for the 2011 plan year will be cancelled and exchanged for the right to receive a cash payment equal to (x) $42.00 multiplied by (y) the total amount of each such participant’s 2011 payroll deductions prior to the effective time under the ESPP, and divided by (z) $30.71 (85% of the fair market value (determined in accordance with the terms of the ESPP) of the Company’s common stock on January 14, 2011), without interest and less any applicable withholding taxes. The amounts payable under the Merger Agreement with respect to options to acquire the Company’s common stock, including options under the ESPP, are referred to herein as the “option consideration.”

Treatment of Restricted Stock and Performance Units

Each share of restricted stock granted under our Omnibus Incentive Plan or Director Stock Plan that is outstanding and unvested immediately prior to the effective time of the Merger will become fully vested and will be converted into the right to receive the merger consideration of $42.00, without interest and less any applicable withholding taxes.

Immediately prior to the effective time of the Merger, each unpaid performance unit awarded under our Omnibus Incentive Plan will become fully vested and payable and, effective as of the effective time of the Merger, each such performance unit will be cancelled in exchange for the right to receive a cash payment equal to (x) the Payout Percentage (as defined in the related award agreements and determined as set forth below) applicable to such performance unit, multiplied by (y) $42.00, without interest and less any applicable withholding taxes. The Payout Percentage will be 143% for performance units granted on January 4, 2010 and 100% for performance units granted on December 10, 2010. The amounts payable under the Merger Agreement with respect to our performance units are referred to as the “performance unit consideration.”

Payment Procedures

Payment of Merger Consideration

Prior to the effective time of the Merger, TDC will designate a bank or trust company reasonably satisfactory to the Company to act as TDC’s paying agent for purposes of, among other things, distributing the merger consideration to the Company’s shareholders. At or prior to the effective time of the Merger, TDC will deposit with the paying agent, for the benefit of holders of shares of the Company’s common stock, including shares of previously unvested restricted stock, cash in an amount sufficient to pay the merger consideration (referred to herein as the “exchange fund”).

No later than three business days after the effective time of the Merger, TDC will be required to cause the paying agent to mail to each holder of record of a certificate representing the Company’s common stock or shares of the Company’s common stock held in book-entry form as of immediately prior to the effective time of the Merger a letter of transmittal containing instructions for surrendering certificates or book-entry shares in exchange for the merger consideration. The paying agent will pay you the merger consideration to which you are entitled after you have (i) properly surrendered your share certificates or book-entry shares, as applicable, to the paying agent and (ii) provided to the paying agent your completed and signed letter of transmittal and any other item specified in the letter of transmittal or instructions thereto. No interest will be paid or accrued on the merger consideration payable upon surrender of any certificate or book-entry share. The paying agent will reduce the amount of any merger consideration paid to you by any required withholding taxes. All merger consideration paid in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to shares of the Company’s common stock with respect to which the payments are made.

IF YOUR SHARES OF THE COMPANY’S COMMON STOCK ARE CERTIFICATED, YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that the share certificate so surrendered be properly endorsed, with the signature guaranteed, or otherwise be in proper form for transfer, and the person requesting payment of the merger consideration must either pay the paying agent any transfer or other taxes required or establish to the satisfaction of the paying agent that such tax has been paid or is not applicable. If any certificate representing shares of the Company’s common stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by TDC, the posting by such person of a bond, in such reasonable amount as TDC may direct, as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration without interest thereon.

Any portion of the exchange fund that remains undistributed to the holders of the Company’s common stock for twelve months after the effective time of the Merger will be delivered to TDC upon demand. Any holders of the Company’s common stock who have not complied with the applicable provisions in the Merger Agreement will be able to look only to TDC (subject to abandoned property, escheat and similar laws) as general creditors for payment of the merger consideration without any interest thereon. Neither TDC, the surviving corporation nor the Company will be liable to any holder of the Company’s common stock for any cash from the exchange fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

Payment of Option Consideration and Performance Unit Consideration

At the closing of the Merger, TDC will make (or cause to be made) payment to the surviving corporation to the account or accounts designated by the Company, cash in an amount sufficient to pay the option consideration and the performance unit consideration. Within two business days after the effective time of the Merger, the surviving corporation will be required to pay the option consideration and the performance unit consideration to each holder of an option or a performance unit entitled to receive the consideration. All option consideration and performance unit consideration paid in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the options and the performance units with respect to which the payments are made.

Withholding

TDC, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration, option consideration, and performance unit consideration such amounts as may be required under state, local or foreign tax laws with respect to such payment. To the extent that amounts are so withheld by TDC, the surviving corporation or the paying agent, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the applicable holder of the Company’s common stock, restricted stock, options or performance units.

Transfer of Shares

At the close of business, New York time, on the day of the effective time of the Merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers of the Company’s common stock that were outstanding on the Company’s records. From and after the effective time of the Merger, the holders of certificates representing shares of the Company’s common stock (or shares of the

Company’s common stock held in book-entry form) immediately prior to the effective time of the Merger will cease to have any rights with respect to the Company’s common stock, except as otherwise provided in the Merger Agreement or by law.

Representations and Warranties

The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. The representations and warranties made by the Company, TDC and Merger Sub are qualified by and subject to important limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Furthermore, the representations and warranties were made as of specific dates and in some cases may be subject to important exceptions, limitations and supplemental information contained in the confidential disclosure schedules the Company provided to TDC and Merger Sub in connection with the signing of the Merger Agreement and may be additionally subject to standards of materiality applicable to the Company, TDC and Merger Sub that may be different from those that are generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating risk between the Company, TDC and Merger Sub, rather than to establish matters of fact. While the Company does not believe that the disclosure schedules contain information that securities laws require us to disclose, other than information that has already been so disclosed, the disclosure schedules contain information that may modify, qualify or create exceptions to the representations and warranties set forth in the Merger Agreement. The disclosure schedules contain certain information that has been included in the Company’s prior public disclosures and may contain additional non-public information. Information concerning the subject matter of the Company’s representations and warranties may have changed since the date of the Merger Agreement and subsequent information may or may not be fully reflected in our public disclosures, except to the extent required by law. The representations and warranties in the Merger Agreement and the description thereof in this proxy statement should be read in conjunction with the other information contained in the Company’s reports, statements and filings publicly filed with the SEC.

Representations and Warranties of the Company

The Company makes various representations and warranties to TDC and Merger Sub in the Merger Agreement that are subject, in some cases, to exceptions and qualifications (including exceptions and qualifications based on Company Material Adverse Effect, as defined below in the section of this proxy statement entitled “The Merger Agreement — Company Material Adverse Effect Definition”). The Company’s representations and warranties relate to, among other things:

•	the organization, valid existence, good standing and qualification to do business of the Company and its subsidiaries;

•	the completeness of the Company’s organizational documents furnished to TDC;

•	the capital structure of the Company;

•	the valid issuance of the Company’s outstanding shares of common stock and the shares of common stock of the Company’s subsidiaries;

•	the requisite corporate power and authority of the Company to execute and deliver the Merger Agreement and to perform its obligations and consummate the transactions contemplated by the Merger Agreement;

•	the due execution and delivery of the Merger Agreement by the Company and the validity and binding effect of the Merger Agreement on the Company;

•	the sufficiency of the actions taken by the Board in approving the Merger Agreement and the Merger to render inapplicable the restrictions on business combinations contained in Section 607.091 of the FBCA;

•	the absence of any conflicts with or violations of the Company’s organizational documents or laws applicable to the Company or its subsidiaries as a result of the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement and the consummation of the Merger by the Company;

•	the absence of any breach, default, loss of benefits, need for consent, change of control, creation of a lien or other right of termination, acceleration or cancellation or similar events under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which the Company or any of its subsidiaries is a party as a result of the execution and delivery of the Merger Agreement by the Company, the performance of the Merger Agreement and the consummation of the Merger by the Company;

•	other than certain specified approvals, the absence of the necessity to obtain consents or approvals from governmental authorities in connection with the Merger Agreement or the Merger;

•	the possession of all permits by the Company and its subsidiaries necessary to carry on their business and the compliance by the Company and its subsidiaries with such permits;

•	the absence of misstatements or omissions in the reports and other documents filed by the Company with the SEC since January 1, 2008 and the compliance of such documents with the requirements of the Securities Act of 1933 and the Exchange Act, as of their respective filing dates;

•	the fair presentation of the financial position, results of operations and cash flows of the Company and its subsidiaries in the financial statements contained in the Company’s SEC filings since January 1, 2008 and the audited statutory financial statements of the Company’s insurance subsidiaries for the period ended December 31, 2009 (referred to herein as the “STAT Financial Statements”);

•	the compliance of the actuarial analyses used to prepare the STAT Financial Statements with applicable law;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	the maintenance by the Company of disclosure controls and procedures and internal control over financial reporting under the Exchange Act and the absence of significant deficiencies or material weaknesses in the Company’s internal controls over financial reporting;

•	the absence of misstatements and omissions in the information supplied by the Company in this proxy statement and other documents filed with the SEC relating to the Merger;

•	the absence of certain changes or events since December 31, 2010;

•	the administration and compliance of employee benefit plans of the Company under ERISA and other applicable laws;

•	the compliance by the Company and its subsidiaries with labor and other employment laws and the absence of work stoppages, slowdowns or labor strikes against the Company and its subsidiaries;

•	certain matters with respect to the Company’s and its subsidiaries’ material contracts and reinsurance contracts;

•	the absence of litigation against the Company and its subsidiaries;

•	the compliance by the Company and its subsidiaries with environmental laws and permits, and other environmental matters;

•	the ownership, license and lawful use of intellectual property used by the Company and its subsidiaries, and other intellectual property matters;

•	the owned real property, leased real property and the personal property used by the Company and its subsidiaries and other matters relating to their assets and properties;

•	the payment of required taxes by the Company and its subsidiaries, and other tax matters;

•	the compliance by the Company and its subsidiaries with insurance regulatory laws and other insurance matters;

•	the vote of the Company’s shareholders required to adopt the Merger Agreement;

•	the investment bankers entitled to fees in connection with the Merger;

•	the receipt by the Board of an opinion of its financial advisor in connection with the Merger;

•	the compliance by the Company and its subsidiaries with the terms of insurance policies to which the Company or its subsidiaries is a beneficiary or named insured;

•	the absence of any indication from any of the Company’s principal insurance agencies that it will not continue or will terminate its relationship with the Company subsequent to the Merger;

•	the absence of certain interested party transactions;

•	the absence of any material change in investment policy of the Company or its subsidiaries since December 31, 2010 and certain investment asset matters;

•	the absence of any operations that would require the Company or its subsidiaries to be registered as a broker-dealer; and

•	the absence of restrictions or limitations on the ability of any Company subsidiary to pay dividends or make distributions with respect to its capital stock.

Representations and Warranties of TDC and Merger Sub

The Merger Agreement also contains various representations and warranties made by TDC and Merger Sub to the Company, subject to identified exceptions and qualifications. The representations and warranties of TDC and Merger Sub relate to, among other things:

•	the organization, valid existence and qualification to do business of TDC and its subsidiaries;

•	the requisite corporate power and authority of each of TDC and Merger Sub to execute and deliver the Merger Agreement and to perform its obligations and consummate the transactions contemplated by the Merger Agreement;

•	the absence of any conflicts with or violations of TDC’s or Merger Sub’s organizational documents or laws applicable to TDC or its subsidiaries as a result of the execution and delivery of the Merger Agreement by TDC and Merger Sub, and the performance of the Merger Agreement and the consummation of the Merger by each of them;

•	the absence of any breach, default, loss of benefits, need for consent, creation of a lien or other right of termination, acceleration or cancellation or similar events under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which TDC or any of its subsidiaries is a party as a result of the execution and delivery of the Merger Agreement by TDC and Merger Sub, and the performance of the Merger Agreement and the consummation of the Merger by each of them;

•	other than certain specified approvals, the absence of the necessity to obtain consents or approvals from governmental authorities in connection with the Merger Agreement or the Merger;

•	the absence of misstatements and omissions in the information supplied by TDC or Merger Sub in this proxy statement and other documents filed with the SEC relating to the Merger;

•	the capital structure of Merger Sub and the absence of obligations or liabilities of Merger Sub other than as contemplated by the Merger Agreement;

•	the absence of any required vote of TDC’s equity holders to consummate the transactions contemplated by the Merger Agreement;

•	the absence of brokers entitled to fees in connection with the Merger (other than Macquarie);

•	the sufficiency of funds available to TDC to pay the merger consideration;

•	the absence of any arrangements between TDC or its affiliates and any of the officers or directors of the Company; and

•	the compliance by TDC with insurance regulatory laws and other insurance matters.

Some of the representations and warranties of TDC and Merger Sub referred to above are qualified by a material adverse effect standard. As used in the Merger Agreement and this proxy statement, a “TDC Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition, or results of operations of TDC and its subsidiaries, taken as a whole. However, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a TDC Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated thereby; (b) any adverse change, effect, event, occurrence, state of facts or development after the date of the Merger Agreement, attributable to conditions affecting any of the industries in which TDC participates, the U.S. economy or financial markets; or (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of the Merger Agreement.

Company Material Adverse Effect Definition

Some of the representations and warranties of the Company in the Merger Agreement are qualified by a material adverse effect standard and certain of TDC’s conditions to closing and termination rights are based on whether or not a material adverse effect on the Company has occurred.

As used in the Merger Agreement and this proxy statement, a “Company Material Adverse Effect” means any change or event that, individually or together with any other change or event, has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

•	any adverse change or effect attributable to the announcement, pendency or consummation of the Merger or the transactions contemplated by the Merger Agreement, including without limitation, adverse changes in the Company’s relationships with its customers, employees, or producers, or any rating agency downgrade of the Company or any Company subsidiary;

•	any adverse change or effect attributable to conditions affecting any of the industries in which the Company participates, the U.S. economy or financial markets, except to the extent the Company or its subsidiaries, taken as a whole, are disproportionately affected thereby relative to other industry participants;

•	any adverse change or effect arising from (i) the Company’s compliance with the terms of the Merger Agreement, (ii) any action taken, or failure to act, by the Company to which TDC has expressly consented or (iii) the Company’s failure to reasonably settle any action, suit, proceeding or investigation due to TDC unreasonably withholding its consent to such settlement;

•	changes in laws or generally accepted accounting principles after the date of the Merger Agreement;

•	any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the Merger Agreement and prior to closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect, if such facts and circumstances are not otherwise included in the provisions above);

•	acts of war or terrorism;

•	a decline in the price of the Company’s common stock on the NASDAQ Global Select Market or any other trading market; or

•	any action, lawsuit or claim arising out of the execution and announcement of the Merger Agreement.

Conduct of Business Prior to Closing

From the date of the Merger Agreement to the effective time of the Merger, subject to the exceptions specified in the Merger Agreement, and unless TDC otherwise consents in writing (such consent not to be unreasonably withheld or delayed), the Company must:

•	conduct its operations in the ordinary course of business substantially consistent with past practice (including with respect to underwriting matters);

•	use its commercially reasonable efforts to maintain its relationships with officers, key employees, producers and customers and to renew policies with current insureds substantially consistent with past practice; and

•	use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill.

In addition, subject to certain specified exceptions, from the date of the Merger Agreement to the effective time of the Merger, the Company is not permitted to do any of the following without the prior written consent of TDC (such consent not to be unreasonably withheld or delayed):

•	amend its articles of incorporation or bylaws;

•	(i) issue or authorize the issuance of any shares of its capital stock or options, other than upon settlement of options outstanding on the date of the Merger Agreement or (ii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of the Company;

•	declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock (other than dividends paid by (i) First Professionals Insurance Company, Inc. to the Company not in excess of $100,000, (ii) a Company subsidiary (other than a Company insurance subsidiary) to the Company or (iii) a Company insurance subsidiary to another Company insurance subsidiary to the extent such dividend may be made without regulatory approval), or enter into any agreement with respect to the voting of its capital stock;

•	materially change its investment portfolio management practices or acquire or sell material investment assets, except in the ordinary course of business consistent with past practice;

•	other than cashless exercises of Company options, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities;

•	acquire any interest in any person or all or substantially all of the assets of any person, other than in connection with investment management in the ordinary course of business;

•	materially change any of its accounting policies or procedures (including making any material change in actuarial policies or procedures or ceasing to use a third party consulting actuary), other than in the ordinary course of business substantially consistent with past practice or except as may be required by GAAP, statutory accounting practices, applicable law or a governmental authority;

•	make material changes to tax elections or tax accounting methods, or enter into certain material tax agreements or settlements;

•	(i) enter into, amend, renew or exercise any option to terminate or extend any material real estate lease, (ii) enter into, amend or terminate any material contract or (iii) enter into or amend any material contract pursuant to which it agrees to refrain from competing with any third party;

•	other than as required by any judgment, order or arbitral award, enter into any agreement relating to the commutation of any assumed reinsurance program or assumed reinsurance treaty existing on the date of the Merger Agreement;

•	renew its ceded reinsurance program other than in the ordinary course of business substantially consistent with past practice;

•	make any capital expenditures or commitment for any capital expenditures in excess of $100,000 in the aggregate outside the Company’s 2011 capital budget;

•	settle any action, suit or other proceeding or investigation or threatened action, suit, or other proceeding or investigation except in the ordinary course of business substantially consistent with past practice;

•	incur any indebtedness in excess of $1,000,000 in the aggregate;

•	enter into any new line of business;

•	make any material loan or advance to, guarantee any indebtedness of, or otherwise incur indebtedness on behalf of, any third party, other than in the ordinary course of business consistent with past practice;

•	except in certain cases, (i) grant or pay any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, equity awards, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, any affiliates of officers or directors, or service providers (other than commercially reasonable increases to non-affiliated service providers in the ordinary course of business), or (ii) establish, increase or promise to increase any benefits under any Company benefit plan;

•	except in certain cases, fail to file any filing with the SEC;

•	(i) enter into any new or, except as contemplated in the Merger Agreement, amend any existing employment, severance, retention, change in control or indemnification agreement with any of its past or present officers, directors or employees, (ii) promote any officers or employees, except in the ordinary course of business consistent with past practice or (iii) amend any existing non-competition agreement;

•	make any material change to the Company’s business or its reinsurance structure or insurance contracts, rates, underwriting practices and procedures or marketing methods;

•	abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses in or to intellectual property owned by the Company;

•	enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Restrictions on Solicitations of Other Offers

From the date of the Merger Agreement until the effective time of the Merger, neither the Company, nor any of its subsidiaries or representatives, may directly or indirectly:

•	solicit, initiate or knowingly facilitate any Acquisition Proposal (as defined below) or any proposal that is reasonably likely to lead to an Acquisition Proposal;

•	participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal; or

•	enter into any agreement, term sheet or letter of intent with respect to any Acquisition Proposal.

Notwithstanding the foregoing restrictions, at any time prior to obtaining the approval of the Merger Agreement by the Company’s shareholders, the Company will be permitted to participate in discussions or negotiations with, or provide non-public information to, any person making an Acquisition Proposal that did not result from a breach of the restrictions on solicitation provisions of the Merger Agreement, if (i) the parties have entered into a confidentiality agreement with “substantially similar” confidentiality provisions to those set forth in the Confidentiality Agreement between the Company and TDC dated March 2, 2011; (ii) the Board has determined in good faith (after consultation with its independent financial advisor and outside counsel) that there is a reasonable likelihood that the Acquisition Proposal will lead to a Superior Proposal (as defined below); and (iii) the Company has notified TDC in writing of such determination and its intention to participate in such negotiations or provide such information. The Company must promptly provide TDC with a list of any non-public information concerning the Company provided to any third party and copies of such information to the extent not previously provided to TDC.

Further, the Company may enter into a binding agreement with respect to an Acquisition Proposal if: (i) the Acquisition Proposal did not result from a breach of the restrictions on solicitation provisions of the Merger Agreement; (ii) the Board determines in good faith that such proposal constitutes a Superior Proposal, (iii) the Company provides at least three business days’ prior notice to TDC of its intent to enter into such agreement (including the material terms and conditions of, and the identity of the party making, the Superior Proposal) and discusses and considers in good faith any changes to the terms of the Merger proposed by TDC in response to the Superior Proposal; and (iv) within three business days after termination of the Merger Agreement to enter into the agreement providing for a Superior Proposal, the Company pays to TDC the Termination Fee.

As used in the Merger Agreement and in this proxy statement, “Acquisition Proposal” means any bona fide offer or proposal or indication of interest concerning any transaction or series of related transactions other than the Merger involving: (i) any direct or indirect acquisition or purchase by any person or group of more than a 20% beneficial interest in the total outstanding voting securities of the Company or any subsidiary of the Company; (ii) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of the Company or any subsidiary of the Company; (iii) any merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any subsidiary of the Company pursuant to which any person or group would own 20% or more of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition, including without limitation through any bulk reinsurance, reinsurance, coinsurance or similar transaction, of more than 20% of the assets (based on the fair market value thereof) of the Company and the subsidiaries of the Company, considered as a whole; or (v) any liquidation or dissolution of the Company or any subsidiary of the Company.

As used in the Merger Agreement and this proxy statement, “Superior Proposal” means an unsolicited Acquisition Proposal, with references to 20% being changed to 50% in such definition, made by a person or group that, in the good faith judgment of the Board (after consultation with its financial advisor and outside legal counsel), (i) is reasonably likely to be consummated taking into account the party making the proposal and all financial, legal, regulatory and other aspects of the proposal and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the transactions contemplated by the Merger Agreement taking into account all financial, legal, regulatory and other aspects of the respective proposals, including without limitation, the identity of the party making such proposal, the terms of any written proposal by TDC to amend or modify the terms of the Merger and the other transactions contemplated by the Merger Agreement, and any break-up fees, expense reimbursement fees and conditions to consummation.

Change of Recommendation

In connection with the meeting of our shareholders to approve the Merger Agreement (see the section of this proxy statement entitled “The Merger Agreement — Shareholders Meeting; Proxy Statement”), the Board has unanimously resolved to recommend that our shareholders approve and adopt the Merger Agreement (referred to herein as the “Company recommendation”).

We have agreed that the Board may not, except under certain circumstances set forth below:

•	withdraw, modify, amend or materially qualify the Company recommendation in a manner adverse to TDC;

•	approve or recommend any Acquisition Proposal other than the Merger;

•	fail to recommend against acceptance of any tender offer or exchange offer for the Company’s shares within ten business days after the commencement of such offer; or

•	make any public statement inconsistent with the Company recommendation.

Notwithstanding the foregoing, at any time prior to obtaining the adoption and approval of the Merger Agreement by the Company’s shareholders, the Company will be permitted to:

•	take, and disclose to the Company’s shareholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act;

•	if the Company has received an unsolicited Acquisition Proposal from a third party and the Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, effect a change in the Company recommendation or approve and recommend such Superior Proposal; or

•	effect a change in the Company recommendation if the Board determines in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law.

Prior to effecting any such change in the Company recommendation or approving and recommending a Superior Proposal, the Company must (i) provide at least three business days’ written notice to TDC of the intention to effect such change and specifying the reasons therefor (including the material terms and conditions of, and the identity of the party making, any Superior Proposal, if applicable) and (ii) discuss and consider in good faith any changes to the terms of the Merger proposed by TDC. Any amendment to the financial terms of any Superior Proposal will require an additional three business days’ notice to TDC.

Shareholders Meeting; Proxy Statement

We have agreed, as promptly as reasonably practicable after the date of the Merger Agreement, to hold a special meeting of our shareholders for the purpose of obtaining their approval of the Merger Agreement. In connection with the special meeting, we have filed this proxy statement with the SEC and have furnished it to you. Except in the circumstances described above (see the section of this proxy statement entitled “The Merger Agreement — Change of Recommendation”), the Board must recommend that the Company’s shareholders approve and adopt the Merger Agreement and such recommendation must be included in this proxy statement. The Company must use commercially reasonable efforts to solicit such shareholder approval. The Company may adjourn or postpone the special meeting in response to an unsolicited Acquisition Proposal if the Board determines in good faith (after consultation with outside counsel) that there is a reasonable likelihood that such Acquisition Proposal will lead to a Superior Proposal.

Agreement to Take Appropriate Actions

Appropriate Actions

Subject to the terms and conditions set forth in the Merger Agreement, the Company and TDC have agreed to use commercially reasonable efforts to:

•	take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable;

•	obtain from the relevant governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by TDC or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental authority (including, without limitation, those in connection with antitrust laws), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	make or cause to be made the applications or filings required to be made by TDC or the Company or any of their respective subsidiaries under or with respect to the HSR Act or any other laws in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to pay any fees due of it in connection with such applications or filings, as promptly as reasonably practicable, and in any event within ten business days after the date of the Merger Agreement;

•	comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other laws for additional information, documents or other materials received by TDC or the Company or any of their respective subsidiaries from the FTC, the DOJ or any other governmental authority in connection with such applications or filings or the Merger and the other transactions contemplated by the Merger Agreement;

•	coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (i) any filing under or with respect to the HSR Act or any such other laws, and (ii) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such governmental authority;

•	cause the expiration of the notice periods under or with respect to the HSR Act and any other laws with respect to the transactions contemplated by the Merger Agreement as promptly as is reasonably practicable after the date of the Merger Agreement; and

•	resolve such objections, if any, as may be asserted by any governmental authority with respect to the Merger or other transactions contemplated by the Merger Agreement.

Each of the Company and TDC will, and will cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or other transactions contemplated by the Merger Agreement. Each of the Company and TDC will promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any governmental authority regarding any such application or filing. If either the Company or TDC desires to participate in any meeting with any governmental authority in respect of any such filings, investigation or other inquiry, then such party must give the other party reasonable prior notice of such meeting and the opportunity to participate in such meeting. The parties must coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

Notwithstanding the foregoing, none of TDC, Merger Sub, the Company or any of their respective subsidiaries shall be required to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order of or with any governmental authority (referred to herein as a “Governmental Authority Requirement”) to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any stock, assets, business or portion of business of the Company, the surviving corporation, TDC, Merger Sub or any of their respective subsidiaries (all of the foregoing, referred to as the “Combined Entity”), (ii) conduct, restrict, operate, invest or (exclusive of the matters set forth in clause (i)) otherwise change the assets, business or portion of business of the Combined Entity in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Combined Entity (including without limitation a rate decrease imposed on the Combined Entity by the Florida Office of Insurance Regulation), if such Governmental Authority Requirement would reasonably be expected to give rise to a Regulatory Material Adverse Effect (as defined below). However, if the Governmental Authority

Requirement would not reasonably be expected to give rise to a Regulatory Material Adverse Effect, then TDC must consent and agree to such Governmental Authority Requirement and take such actions as are contemplated thereby. The Company is not permitted to agree to a Governmental Authority Requirement without TDC’s prior consent.

As used in the Merger Agreement and in this proxy statement, a “Regulatory Material Adverse Effect” means (A) with respect to clause (i) of the definition of Governmental Authority Requirement, any such sale, license, assignment, transfer, divestiture, holding separate or other disposal involving $10,000,000 or more in annualized revenues and (B) with respect to clauses (ii) and (iii) of the definition of Governmental Authority Requirement, any such requirement, condition, limitation, understanding, agreement, order, restriction or change that would, individually or in the aggregate, reasonably be expected to decrease the Combined Entity’s annual revenues and/or increase the Combined Entity’s annual costs, in the aggregate, by an amount greater than $10,000,000; provided, however, that the imposition of any restriction on the ability of the Company’s insurance subsidiaries to upstream cash to the Company, whether through contractual agreement or the payment of dividends, shall not constitute a Regulatory Material Adverse Effect.

Insurance Filings

TDC has agreed to make all reasonably necessary filings with state insurance regulatory authorities required by applicable insurance laws, at its own expense, as promptly as practicable, but in no event later than fifteen business days from the date of the Merger Agreement (including the filing of Forms A and E (as applicable) in Florida, Missouri, Texas, Arkansas and Georgia).

Third Party Notices and Consents

The Company and TDC have agreed to give (or cause their respective subsidiaries to give) any notices to third parties, and use (and cause their respective subsidiaries to use) commercially reasonable efforts to obtain any third party consents, necessary or advisable for such party to consummate the transactions contemplated by the Merger Agreement (provided that the Company shall not be obligated to offer any payment or other concession in connection with obtaining any such consent). Each party agrees to use commercially reasonable efforts, and will take any actions reasonably requested by the other party, to mitigate any adverse effect resulting, or that could reasonably be expected to result after the effective time of the Merger, from the failure to obtain any such third party consent.

Financing

The obligations of TDC and Merger Sub under the Merger Agreement are not subject to any financing condition. TDC has represented in the Merger Agreement that it has, and as of the closing of the Merger will have, available cash sufficient to enable it to pay the aggregate merger consideration.

Employee Matters

Credit for Prior Service

TDC will be required to recognize all service of the Company’s directors, officers and employees (referred to herein as the “Company employees”) with the Company or any of its subsidiaries for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant, under any employee benefit plans maintained by TDC or its subsidiaries in which the Company employees may be eligible to participate after the effective time of the Merger, other than benefit accruals under a defined benefit plan; provided, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

Honoring Existing Employment Arrangements

From and after the effective time of the Merger, TDC will be required to cause the surviving corporation to perform all obligations and pay all amounts due, in accordance with their terms as may be amended from time to time, under all Company benefit plans, including without limitation all Company employment agreements and Company severance agreements and all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (but excluding the Company’s severance policy or customary severance practice for employees without contractual severance benefits).

TDC and the Company acknowledge and agree that (i) the consummation of the Merger will constitute a “Change in Control” or a “Change of Control” under the Company severance agreements and each other Company benefit plan to which such term is relevant, and (ii) after the effective time of the Merger, certain specified Company employees will be entitled to assert that they have been “constructively discharged” within the meaning of such Company employee’s severance agreement, and (iii) such “constructively discharged” employees shall be entitled to receive the severance payments and other severance benefits required to be paid under their respective Company severance agreements.

Nothing in the Merger Agreement shall require the continued employment of any person by TDC or the surviving corporation and, except as specifically set forth in the Merger Agreement, TDC and the surviving corporation shall not be prevented from amending or terminating any Company benefit plan to the extent permitted by such plan.

Post-Closing Benefit Plan Matters

For a period ending one year after the effective time of the Merger, TDC will be required to provide to the Company employees during their employment benefits and compensation that are no less favorable in the aggregate to such persons than those provided to such persons immediately prior to the effective time of the Merger (but not taking into account for these purposes any stock-based compensation or other equity incentive plans); however, Company employees without contractual severance benefits will be covered by TDC’s existing severance policy rather than any severance policy or customary severance practice of the Company in effect at the time of the Merger.

Annual Executive Incentive Compensation Program

TDC will cause the surviving corporation to comply with the terms of the Company’s 2011 Executive Incentive Compensation Plan and 2008 Senior Executive Annual Incentive Plan, provided that 2011 bonuses will be paid at 100% of the target bonus and Company employees whose employment is terminated at or following closing will receive their 2011 bonus pro-rated to the date of termination (in addition to but without duplication of severance benefits).

Cooperation Regarding Benefit Plans

Prior to the effective time of the Merger, the Company will jointly work with TDC to bring all Company benefit plans in compliance with Section 409A of the Code.

Director and Officer Indemnification and Insurance

Indemnification of Covered Persons

For not less than six years from and after the effective time of the Merger, TDC is required to cause the surviving corporation to indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (referred to herein as the “covered persons”) to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to the Company’s articles of incorporation, bylaws and any indemnification agreements in existence on the date of the Merger Agreement with any covered persons for acts or omissions occurring at or before the effective time of the Merger. TDC agrees to, and to cause the surviving corporation to, indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement.

Advancement of Expenses

Each covered person is entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification under the Merger Agreement. Each covered person to whom expenses are advanced, however, must undertake, to the extent required by the FBCA, to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Organizational Documents

For not less than six years from and after the effective time of the Merger, the articles of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons than those in the Company’s articles of incorporation and bylaws as of the date of the Merger Agreement.

D&O Insurance

TDC will be required to maintain the Company’s current D&O insurance policy (or an equivalent policy) for a period of six years from the effective time of the Merger (at a cost of no more than 250% of the current annual premium). Notwithstanding the foregoing, prior to the effective time of the Merger, the Company may, at its option, purchase a “tail” insurance policy to cover present and former officers and directors of the Company for a period of six years from the effective time of the Merger. In this case, TDC and the surviving corporation agree to maintain such “tail” policy in full force and effect.

Merger of TDC or Surviving Corporation

In the event TDC or the surviving corporation consolidates or merges into any other person and is not the continuing or surviving corporation or entity, or transfers all or substantially all of its properties and assets to any person, then proper provision must be made so that such continuing or surviving corporation or entity or transferee of such assets must assume the obligations set forth above with respect to indemnification and insurance for the covered persons.

Other Covenants

Certain Notices

Between the date of the Merger Agreement and the effective time of the Merger, each of the Company and TDC must promptly notify the other party of the occurrence, or nonoccurrence, of any event that would reasonably be expected to result in any condition to closing not being satisfied. The delivery of a notice of the occurrence or nonoccurrence of such event, however, will not cure a breach of any representation or warranty requiring disclosure of the matter prior to the date of the Merger Agreement or otherwise limit or affect the remedies available under the Merger Agreement to the party given the notice.

Access to Information; Confidentiality

Except as required under any confidentiality agreement to which the Company or any of its subsidiaries is a party, from the date of the Merger Agreement to the effective time of the Merger, the Company and its subsidiaries are required to give TDC, Merger Sub, and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, upon reasonable prior notice to the Company, reasonable access during normal business hours to the offices and books and records of the Company and its subsidiaries. In addition, the Company is required to provide information reasonably requested by TDC concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries. Such access must be conducted in a manner that does not interfere unreasonably with the operation of the business conducted by the Company or its subsidiaries. All information so disclosed will be subject to the Confidentiality Agreement entered into between the Company and TDC dated March 2, 2011. The Company will not, however, be required to allow access or furnish information to the extent that doing so would result in the loss of attorney-client privilege.

The Company is required to provide TDC with copies of all internal actuarial analyses, if any, and all internal quarterly financial packages, if any, within two days of final reporting packages for such items becoming available.

Brokers or Finders

No broker, finder or investment banker (other than Macquarie, in the case of TDC, and Sandler O’Neill, in the case of the Company and with respect to the fairness opinion delivered to the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or TDC.

Public Announcements

Subject to certain identified exceptions, TDC and the Company must coordinate and consult with each other before issuing press releases or public statements with respect to the transactions contemplated by the Merger Agreement. TDC and the Company are required to give each other the opportunity to review and comment upon such press releases and public statements before they are issued.

Fees and Expenses

Subject to certain exceptions, all expenses incurred by TDC and the Company with respect to the transactions contemplated by the Merger Agreement will be borne solely and entirely by the party that has incurred such expenses.

Conditions to the Completion of the Merger

Conditions to Each Party’s Obligations

The obligations of the Company, TDC and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

•	Shareholder Approval. The Merger Agreement must have been adopted by the Company’s shareholders at the special meeting.

•	No Order. The consummation of the Merger must not have been restrained, enjoined or prohibited by a court or other governmental authority. This condition will not be available, however, to a party whose failure to fulfill its obligations to obtain regulatory approvals and other consents is the primary cause of or has primarily resulted in such prohibition.

•	Insurance Consents. TDC shall have obtained the written approvals of the Merger issued by the insurance regulatory authorities of the States of Florida, Missouri and Texas, provided no such approval from the State of Florida shall contain or be subject to any conditions that would reasonably be expected to have a Regulatory Material Adverse Effect.

•	HSR Act Waiting Periods. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated (early termination of the HSR Act waiting period was granted on June 17, 2011).

Conditions to the Obligations of TDC and Merger Sub

The obligations of TDC and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions:

•	Accuracy of Representations. The representations and warranties of the Company contained in the Merger Agreement must be true and correct as of the effective time of the Merger, except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (subject to certain exceptions for the organization and qualification, capitalization and enforceability representations).

•	Performance of Covenants. The Company must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with at or prior to the effective time of the Merger.

•	No Company Material Adverse Effect. Since the date of the Merger Agreement, no change, event or circumstance shall have occurred and be continuing that has had, or is reasonably to likely to have, a Company Material Adverse Effect.

•	Officer’s Certificates. TDC shall have received from the Company an officer’s certificate with respect to each of the above conditions.

•	Minimum Funding Standard. The Company shall have satisfied the minimum funding standards required by applicable law with respect to the FPIC Insurance Group, Inc. Defined Benefit Plan, as amended.

Conditions to the Obligations of the Company

The obligations of the Company to consummate the Merger are subject to the satisfaction of the following additional conditions:

•	Accuracy of Representations. The representations and warranties of TDC and Merger Sub contained in the Merger Agreement must be true and correct as of the effective time of the Merger, except for any failure of such representations and warranties (other than TDC’s and Merger Sub’s organization and due authorization representations) to be true and correct that has not had a material adverse effect on the ability of TDC or Merger Sub to perform its obligations under the Merger Agreement.

•	Performance of Covenants. TDC must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with at or prior to the effective time of the Merger.

•	Officer’s Certificates. The Company shall have received from TDC an officer’s certificate with respect to each of the above conditions.

•	Closing Payments. TDC must have deposited the merger consideration, option consideration and performance unit consideration with the paying agent or the Company, as applicable, at or prior to the effective time of the Merger.

Termination of the Merger Agreement

Under certain circumstances, the Company and/or TDC may terminate the Merger Agreement and abandon the Merger prior to the effective time of the Merger, whether before or after obtaining the required approval of the Company’s shareholders.

Termination by Mutual Consent

The Merger Agreement may be terminated by the mutual written consent of the Company and TDC, by action of their respective board of directors or board of governors.

Termination by Either Party

Either party may terminate the Merger Agreement under the following circumstances:

•	Outside Date. So long as a breach of the Merger Agreement by the terminating party is not the primary cause of the failure of the Merger to occur on or before such date, if the Merger has not been consummated by December 31, 2011, subject to the extension of such date to March 31, 2012 if all closing conditions have been or are capable of being satisfied at the time of such extension, other than those relating to certain governmental consents and approvals.

•	Court Order. So long as a breach of the Merger Agreement by the terminating party is not the primary cause of such action, if any final, nonappealable action is taken by a court of competent jurisdiction or other governmental authority permanently restraining, enjoining or otherwise prohibiting the Merger.

•	Company Shareholder Approval. If the Merger Agreement is not approved and adopted by the Company’s shareholders at the special meeting (or at any adjournment thereof).

Unilateral Termination by the Company

The Company may unilaterally terminate the Merger Agreement under the following circumstances:

•	Superior Proposal. Subject to compliance with the covenants described in the sections of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitation of Other Offers” and “The Merger Agreement — Change of Recommendation,” if the Board determines to accept a Superior Proposal (with such termination becoming effective immediately prior to the time the Company enters into a binding written agreement with respect to such Superior Proposal).

•	Breach of Agreement by TDC. If (a) any representation or warranty of TDC or Merger Sub, other than the representation and warranty regarding TDC’s ability to fund the Merger from available cash (referred to herein as the “financing representation”), has become untrue or TDC or Merger Sub has breached any covenant or agreement set forth in the Merger Agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date and (c) such breach or misrepresentation would cause the Company’s closing conditions regarding the accuracy of TDC’s representations and warranties or the performance of TDC’s covenants not to be satisfied.

•	Breach of Financing Representation by TDC. If TDC’s financing representation has become untrue and is not capable of being cured prior to the outside date.

Unilateral Termination by TDC

TDC may unilaterally terminate the Merger Agreement under the following circumstances:

•	if the Board has withdrawn or adversely modified the Company recommendation;

•	if the Board has recommended to the Company’s shareholders that they approve or accept an Acquisition Proposal other than the Merger;

•	if the Company has entered into or announced publicly its intention to enter into any agreement, letter of intent or term sheet with respect to an Acquisition Proposal other than the Merger;

•	if the Company has breached or failed to perform in any material respect the covenants and agreements described in the sections of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitation of Other Offers” and “The Merger Agreement — Change of Recommendation”;

•	if the Board has failed to reaffirm (publicly, if so requested by TDC) the Company recommendation within fifteen business days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the person making such Acquisition Proposal;

•	a tender offer or exchange offer relating to the Company’s common stock has been commenced by a person unaffiliated with TDC and the Company has not sent to its shareholders pursuant to Rule 14e-2 under the Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company recommendation and recommending that shareholders reject such tender or exchange offer;

•	if the Company or the Board (or any committee thereof) publicly announces its intention to do any of the foregoing; or

•	if (a) any representation or warranty of the Company has become untrue or the Company has breached any covenant or agreement set forth in the Merger Agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date and (c) such breach or misrepresentation would cause TDC’s conditions regarding the accuracy of the Company’s representations and warranties or the performance of the Company’s covenants not to be satisfied.

Termination Fees

Termination Fee Payable by the Company to TDC

The Company must pay to TDC the Termination Fee of 3% of the aggregate merger consideration (or approximately $10.6 million) if:

•	the Company terminates the Merger Agreement in order to accept a Superior Proposal (which shall be TDC’s sole and exclusive remedy in the event of such termination);

•	TDC terminates the Merger Agreement because:

•	the Board has withdrawn or adversely modified the Company recommendation;

•	the Board has recommended to the Company’s shareholders that they approve or accept an Acquisition Proposal other than the Merger;

•	the Company has entered into or announced publicly its intention to enter into any agreement, letter of intent or term sheet with respect to an Acquisition Proposal other than the Merger;

•	the Company has breached or failed to perform in any material respect the covenants and agreements described in the sections of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitation of Other Offers” and “The Merger Agreement — Change of Recommendation”;

•	the Board has failed to reaffirm (publicly, if so requested by TDC) the Company recommendation within fifteen business days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the person making such Acquisition Proposal;

•	a tender offer or exchange offer relating to the Company’s common stock has been commenced by a person unaffiliated with TDC and the Company has not sent to its shareholders pursuant to Rule 14e-2 under the Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company recommendation and recommending that shareholders reject such tender or exchange offer; or

•	the Company or the Board (or any committee thereof) publicly announces its intention to do any of the foregoing,

which shall be TDC’s sole and exclusive remedy in the event of such termination, except where the Company has breached or failed to perform in any material respect the covenants and agreements described in the sections of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitation of Other Offers” and “The Merger Agreement — Change of Recommendation”; or

•	the Merger Agreement is terminated as a result of (A) the expiration of the outside date, provided that the Company shareholder approval of the Merger has not been obtained, or (B) failure to obtain such shareholder approval, and prior to such termination or shareholder vote (as applicable) an Acquisition Proposal has been publicly disclosed and not withdrawn, and within twelve months following termination of the Merger Agreement, the Company enters into a definitive agreement providing for, or consummates, an alternative Acquisition Proposal (with references to 20% in the definition of Acquisition Proposal being deemed to be 50%).

Termination Fee Payable by TDC to the Company

TDC must pay the Company the Termination Fee of 3% of the aggregate merger consideration (or approximately $10.6 million) if:

•	the Merger Agreement is terminated by TDC or the Company because the Merger has not been consummated prior to the outside date as a result of the failure to satisfy specified conditions to obtain required antitrust or insurance regulatory approval for the Merger and on the termination date (i) the vote of the Company’s shareholders to adopt the Merger Agreement has been obtained, (ii) no Company Material Adverse Effect has occurred and is continuing, and (iii) TDC’s closing conditions regarding the accuracy of the Company’s representations and warranties, the performance of its covenants and funding of the Company’s defined benefit plan are still capable of being satisfied, which shall be the sole and exclusive remedy of the Company in the event of such termination, except where TDC has breached or failed to perform in any material respect any of the covenants described in the section of this proxy statement entitled “The Merger Agreement — Agreement to Take Appropriate Actions”; or

•	the Company terminates the Merger Agreement because TDC lacks sufficient funds to consummate the Merger or otherwise fails to make the payments required to be made by it under the Merger Agreement and on the date of such termination (i) the vote of the Company’s shareholders to adopt the Merger Agreement has been obtained, (ii) no Company Material Adverse Effect has occurred and is continuing, and (iii) TDC’s closing conditions regarding the accuracy of the Company’s representations and warranties, the performance of its covenants and funding of the Company’s defined benefit plan are still capable of being satisfied.

Limitation on Liability

In general, if the Merger Agreement is terminated, there will be no further liability or obligation on the Company or TDC except with respect to certain provisions and the Termination Fee provided under the Merger Agreement. Except to the extent the Termination Fee is the sole and exclusive remedy of the party receiving the Termination Fee, each party will have the right to recover to the fullest extent permitted by applicable law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement. This includes, if the Company is the recovering party, a material breach by TDC of its obligations to pay the merger consideration at the effective time of the Merger.

Amendment

The Merger Agreement may not be amended except by an instrument in writing signed by the Company, TDC and Merger Sub.

Waiver

At any time prior to the effective time of the Merger, the Company, on one hand, and TDC and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver must be set forth in an instrument in writing, signed by the party to be bound, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Specific Performance

The parties have agreed that, if for any reason a party fails to perform its obligations under the Merger Agreement, a party seeking to enforce the Merger Agreement against such nonperforming party will be entitled to specific performance and injunctive and other equitable relief, in addition to and not in limitation of any other remedy to which it is entitled at law or in equity.

Assignment

The Merger Agreement cannot be assigned by operation of law or otherwise and any purported assignment will be null and void.

Third-Party Beneficiaries

Nothing in the Merger Agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the Merger Agreement, except pursuant to the provisions described above under “The Merger Agreement — Employee Matters” and “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Governing Law

The Merger Agreement is governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflicts of laws principles; provided, that the provisions of the Merger Agreement governing the consummation of the Merger and its effects will be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to conflicts of laws principles.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS

The following tables set forth certain information with respect to beneficial ownership of our common stock for: (1) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our executive officers and directors as a group.

In general, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, under SEC rules, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within sixty days after such date. The number of shares beneficially owned by each shareholder is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares.

Principal Shareholders

The following table sets forth certain information with respect to the only persons known to us that beneficially owned more than 5% of the outstanding shares of our common stock as of June 9, 2011.

	Shares Beneficially	Percentage of
Name of Beneficial Owner	Owned	Ownership

Dimensional Fund Advisors LP(1) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,090,932	13.0%
Blackrock, Inc.(2) 40 East 52nd Street New York, New York 10022	697,081	8.30%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	528,498	6.30%

(1)	As reported on a Statement on Schedule 13G/A filed with the SEC on February 11, 2011, Dimensional Fund Advisors LP and its subsidiaries (“Dimensional”) possess sole power to vote or to direct the vote of

1,080,432 shares and sole power to dispose or to direct the disposition of all of 1,090,932 shares. All shares reported are owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than 5% of the class. Dimensional disclaims beneficial ownership of such shares.

(2)	As reported on a Statement on Schedule 13G filed with the SEC on February 4, 2011, Blackrock, Inc. and its subsidiaries possess sole power to vote or direct the vote and to dispose or direct the disposition of these shares.

(3)	As reported on a Statement on Schedule 13G filed with the SEC on February 10, 2011, The Vanguard Group, Inc. possesses shared power to vote or to direct the vote and to dispose or direct the disposition of 12,483 shares and sole power to vote or direct the vote and to dispose or direct the disposition of 516,015 shares.

Directors and Executive Officers

The following table sets forth, as of June 9, 2011, the beneficial ownership of our common stock by each of our directors, by each of our named executive officers, and by all of our directors and executive officers as a group. Unless otherwise indicated below, the business address of each person listed below is: c/o FPIC Insurance Group, Inc., 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204.

	Total Shares
	Beneficially	Percentage of Shares
Name	Owned(1)	Outstanding(2)

Directors:
John K. Anderson, Jr.	56,700	*
Richard J. Bagby, M.D.(3)	18,651	*
Robert O. Baratta, M.D.	87,937	1.0%
John R. Byers(4)	232,254	2.7%
M. C. Harden, III	64,200	*
Kenneth M. Kirschner	36,485	*
Terence P. McCoy, M.D.(5)	79,369	*
John G. Rich	4,780	*
Joan D. Ruffier	20,985	*
David M. Shapiro, M.D.(6)	45,750	*
Named Executive Officers:
Charles Divita, III(7) Chief Financial Officer	84,199	1.0%
Robert E. White, Jr.(8) President, First Professionals Insurance Company, Inc	152,449	1.8%

Total (All Directors and Executive Officers)(9)	883,759	10.2%

*	Less than 1% of the total outstanding shares of our common stock.

(1)	Shares beneficially owned include unvested restricted shares.

(2)	Based on an aggregate of (i) the number of shares of our common stock outstanding on June 9, 2011 and (ii) options held by the person shown that are exercisable as of June 9, 2011, or that are exercisable within 60 days of June 9, 2011.

(3)	Includes 7,500 shares of common stock issuable pursuant to stock options which were exercisable as of June 9, 2011, or which become exercisable within 60 days of such date.

(4)	Includes 124,782 shares of common stock issuable pursuant to stock options which were exercisable as of June 9, 2011, or which become exercisable within 60 days of such date.

(5)	Excludes 16,800 shares held in trust for Dr. McCoy’s son as to which Dr. McCoy disclaims beneficial ownership.

(6)	Includes 22,500 shares of common stock issuable pursuant to stock options which were exercisable as of June 9, 2011, or which become exercisable within 60 days of such date.

(7)	Includes 40,166 shares of common stock issuable pursuant to stock options which were exercisable as of June 9, 2011, or which become exercisable within 60 days of such date.

(8)	Includes 43,772 shares of common stock issuable pursuant to stock options which were exercisable as of June 9, 2011, or which become exercisable within 60 days of such date.

(9)	Includes 238,720 shares of common stock issuable pursuant to stock options. Excludes 16,800 shares of common stock as to which beneficial ownership is disclaimed.

MARKET PRICE OF THE COMPANY COMMON STOCK AND DIVIDEND INFORMATION

The Company’s common stock is quoted on the NASDAQ Global Select Market under the trading symbol “FPIC.” The following table sets forth for the periods indicated the high and low sale prices per share of the Company’s common stock as reported on the NASDAQ Global Select Market, the principal market in which our common stock is traded, as adjusted to reflect the Company’s 3-for-2 stock split effective March 8, 2010.

	High	Low

Fiscal Year Ending December 31, 2011:
Second Quarter	[41.60]	[32.00]
First Quarter	38.90	34.35
Fiscal Year Ended December 31, 2010:
Fourth Quarter	39.24	34.14
Third Quarter	35.24	24.96
Second Quarter	29.14	25.51
First Quarter	28.23	23.31
Fiscal Year Ended December 31, 2009
Fourth Quarter	29.54	21.17
Third Quarter	24.39	20.06
Second Quarter	25.80	18.41
First Quarter	29.54	21.17

On May 23, 2011, the last trading day prior to the public announcement of the execution of the Merger Agreement, the high and low sales prices of the Company’s common stock were $32.92 and $32.00 per share, respectively, and the closing price was $32.10 per share. On [ • ], 2011, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of the Company’s common stock were $[ • ] and $[ • ], respectively, and the closing price was $[ • ] per share. You are urged to obtain a current market price quotation for the Company’s common stock.

We paid no cash dividends in 2009, 2010 or, as of the date of this proxy statement, in 2011. We presently intend to retain any cash for use in the operation and expansion of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. State insurance laws limit the dividends or other amounts that may be paid to us by our insurance subsidiaries. In addition, under certain circumstances, limitations may be placed on our ability to pay dividends by the terms of the indenture agreements relating to our junior subordinated debentures.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

Golden Parachute Compensation Proposal

The Company is requesting the Company’s shareholders’ approval, on a non-binding advisory basis, of the compensation that may be payable to the Company’s named executive officers in connection with the Merger and therefore is asking shareholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

Vote Required and Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the Merger. Accordingly, you may vote not to approve this proposal on golden parachute compensation and vote to approve the Merger and vice versa. Because the vote is advisory in nature, it will not be binding on either the Company or TDC regardless of whether the Merger is approved. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company’s named executive officers in connection with the Merger is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger. Because the golden parachute compensation to be paid in connection with the Merger is based on contractual arrangements with the named executives, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger is approved (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by the Company’s named executive officers in connection with the Merger will be approved if a majority of the votes cast on such proposal vote “FOR” such proposal.

The Board recommends that shareholders vote “FOR” the approval, on a non-binding advisory basis, of the compensation that may be received by the Company’s named executive officers in connection with the Merger.

PROPOSAL TO GRANT AUTHORITY TO ADJOURN THE SPECIAL MEETING

Adjournment Proposal

In this proposal, the Company is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning, postponing or continuing the special meeting and any later adjournments in order to enable the Board to solicit additional proxies for the approval of the Merger Agreement. If the shareholders approve the Adjournment Proposal, the Company could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted against the proposal, or respond to an acquisition proposal as permitted in the Merger Agreement. Among other effects, approval of the Adjournment Proposal could mean that, even if the Company has received proxies representing a sufficient number of votes against approval of the Merger Agreement to defeat the proposal to approve the Merger, the Company could adjourn the special meeting without a vote on the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Merger Agreement.

Vote Required and Board Recommendation

The Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

The Board recommends that you vote “FOR” the Adjournment Proposal.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will have no public shareholders and there will be no public participation in any of our future shareholder meetings. We intend to hold the 2012 Annual Meeting of Shareholders only if the Merger is not completed.

If a shareholder wishes to submit a proposal for inclusion in the proxy statement and form of proxy for the 2012 Annual Meeting of Shareholders, in accordance with Rule 14a-8 under the Exchange Act, such proposal must have been received by the Company at its principal executive offices not later than December 16, 2011. To properly present matters outside the Rule 14a-8 process or to nominate directors at the 2012 Annual Meeting of Shareholders, shareholders must comply with the advance notice requirements contained in the Company’s bylaws. Such notices must be received by the Company not later than December 16, 2011 and must include the specified information concerning the proposal or nominee as described in the Company’s bylaws.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to the Secretary of the Company at 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204, telephone: (904) 354-2482. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

OTHER MATTERS

The Company’s management and the Board are not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other matter properly come before the special meeting, or any adjournment or postponement thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other matter in accordance with the recommendations of the Board.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company at the “Investors” page on its corporate website at www.fpic.com.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us by written or telephonic request directed to the investor relations department at the Company, 1000 Riverside Avenue, Jacksonville, Florida 32204, telephone: (904) 354-2482, or to our proxy solicitor, Morrow & Co., LLC, telephone: (888) 813-7651.

If you would like to request documents, please do so by [ • ], 2011, in order to receive them before the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [ • ], 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

The Merger Agreement contains a number of representations and warranties which the Company and TDC have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. These disclosure schedules contain information that has been included in the prior public disclosures of the Company, as well as additional non-public information. While the Company does not believe that this non-public information is required to be publicly disclosed under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. In addition, these representations and warranties were made as of the date of the Merger Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. Moreover, representations and warranties are frequently utilized in merger agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about the Company or TDC.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

FPIC Insurance Group, Inc. Filings:	Periods/Report Dates:

Annual Reports on Form 10-K	Year ended December 31, 2010, filed with the SEC on March 9, 2011
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2011, filed with the SEC on May 4, 2011
Current Reports on Form 8-K	June 3, 2011

Notwithstanding the foregoing, information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

ANNEX A: THE MERGER AGREEMENT

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THE DOCTORS COMPANY,
FOUNTAIN ACQUISITION CORP.,
AND
FPIC INSURANCE GROUP, INC.
Dated as of May 23, 2011

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2011 (this “Agreement”), is by and among The Doctors Company, a California domiciled reciprocal inter-insurance exchange (“Parent”), Fountain Acquisition Corp., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FPIC Insurance Group, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, the Board of Governors of Parent and the respective Boards of Directors of Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”); and

WHEREAS, the Board of Governors of Parent and the respective Boards of Directors of Merger Sub and the Company have determined that the Merger is in the best interest of their respective shareholders or policyholders, as applicable;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1.  The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2.  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of the Company (or such other place as agreed by the parties) at 9:00 a.m., eastern time, on a date to be specified by the parties, which shall be no later than the second Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), unless the parties hereto agree to another place, time or date.

Section 1.3.  Effective Time.  At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Florida Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, the FBCA (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Articles of Merger, such specified date and time being the “Effective Time”).

Section 1.4.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5.  Articles of Incorporation; By-laws.  At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as permitted by the FBCA; provided, however, that the name shall be changed to “FPIC Insurance Group, Inc.” At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as permitted by Law, the Articles of Incorporation of the Surviving Corporation and such By-laws. The Articles of Incorporation and the By-laws of the Surviving Corporation shall be in accordance with Section 5.12.2 hereof.

Section 1.6.  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation

ARTICLE 2

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

2.1.1.  Conversion of Company Common Stock.  Each share of common stock, $0.10 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2) shall be converted into the right to receive $42.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously representing any such share shall thereafter represent only the right to receive the Merger Consideration therefor.

2.1.2.  Cancellation of Certain Company Common Stock.  Each share of Company Common Stock held in the treasury of the Company or by any Company Subsidiary shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

2.1.3.  Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.1.4.  Change in Company Common Stock.  If between the date of this Agreement and the Effective Time the outstanding shares of the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares; provided, that the aggregate Merger Consideration payable shall not exceed the aggregate amount contemplated pursuant to Section 2.1.1 as of the date hereof.

Section 2.2.  Treatment of Company Equity Awards.  Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) or, if appropriate, any committee thereof shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time:

(i) each unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) then outstanding under any stock option plan of the Company, including the Company’s Director Stock Plan, as amended and restated, the Company’s Omnibus Incentive Plan, as amended and restated (the “Company Omnibus Plan”), the Company’s Employee Stock Purchase Plan, as amended (the “Company ESPP”), or any other plan, agreement or arrangement (collectively, the “Company Stock Option Plans”), shall become fully vested and exercisable and, effective as of the Effective Time, each such Company Option shall be cancelled, and in exchange therefor each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to Section 2.3.8) of:

(A) in the case of each Company Option other than those issued under the Company ESPP, an amount equal to the product of (u) the total number of shares of Company Common Stock previously subject to such Company Option and (v) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option; or

(B) in the case of Company Options issued under the ESPP, an amount for each holder equal to (x) the Merger Consideration multiplied by (y) the total amount of each such holder’s 2011 payroll deductions prior to the Effective Time under the Company ESPP, and divided by (z) $30.71 (85% of the fair market value (determined in accordance with the terms of the ESPP) of Company Common Stock on January 14, 2011).

(the total amounts payable hereunder with respect to all Company Options being referred to as the “Option Consideration”);

(ii) each unvested share of restricted stock awarded and outstanding under the Company Stock Option Plans, including without limitation those issued under the Company ESPP, as to which the restrictions thereon shall not have lapsed (“Company Restricted Stock”), shall become a fully vested and unrestricted share of Company Common Stock and shall be converted into the Merger Consideration as provided by Section 2.1.1;

(iii) each unpaid performance unit awarded under the Company Omnibus Plan (“Company Performance Units”) shall become fully vested and payable and, effective as of the Effective Time, each such Company Performance Unit shall be cancelled, and in exchange therefor each such cancelled Company Performance Unit shall be converted into the right to receive, in consideration of the cancellation of such Company Performance Unit and in settlement therefor, a payment in cash (subject to Section 2.3.8) (such amounts payable hereunder being referred to as the “Performance Unit Consideration”) equal to the product of (x) the Payout Percentage (as defined in the related award agreements and determined as set forth below) applicable to such Company Performance Unit, and (y) the Merger Consideration (it being agreed that the Payout Percentage shall be 143% for Company Performance Units granted on January 4, 2010 and 100% for Company Performance Units granted on December 10, 2010); and

(iv) from and after the Effective Time, any such cancelled Company Option and Company Performance Unit shall no longer be exercisable by or payable to the former holder thereof and each such former holder shall only be entitled to the payment of the Option Consideration or the Performance Unit Consideration, as applicable. To the extent then in effect, after the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options or other awards shall be granted thereunder.

Section 2.3.  Exchange Procedures.

2.3.1.  Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company (the “Paying Agent”), to act as agent for Parent for purposes of, among other things, mailing and receiving letters of transmittal, and distributing the Merger Consideration to the Company’s shareholders.

2.3.2.  Exchange Procedures for Company Common Stock.  (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock for payment in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of Merger Consideration (the “Exchange Fund”). No later than three Business Days after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise transmit to each holder of record of a Certificate or Book-Entry Shares as of immediately prior to the Effective Time (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the

Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent and shall be in customary form) or in the case of Book-Entry Shares, a similar notification in accordance with industry standards and (B) instructions for use in effecting the surrender of the Certificate or Book-Entry Shares in exchange for the Merger Consideration, to which such holder is entitled pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal (as required by Paying Agent), properly completed and duly executed (or, in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in such letter of transmittal or similar notification for surrendering such shares), and upon surrender of such other documents as may be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall thereupon be canceled. No interest will be paid or accrued on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share. In the event of a permitted transfer of ownership of shares of Company Common Stock represented by a Certificate that is not registered in the transfer records of the Company or the Company’s transfer agent on behalf of the Company, the Merger Consideration may be paid to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(b) The Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Earnings on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article 2, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Company Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund. No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

2.3.3.  Payment for Company Equity Awards.  At the Closing, Parent shall make (or cause to be made) payment to the Surviving Corporation, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two Business Days prior to the Closing, in an amount equal to the sum of the aggregate Option Consideration plus the aggregate Performance Unit Consideration. At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), in consideration of cancellation of the Company Options and Company Performance Units that became entitled to receive the consideration specified in Section 2.2, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the Option Consideration in respect of each such Company Option to each holder of a Company Option and the Performance Unit Consideration in respect of each Company Performance Unit to each holder of a Company Performance Unit.

2.3.4.  Further Rights in Company Securities.  All Merger Consideration, Option Consideration and Performance Unit Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock, Company Options and Company Performance Units with respect to which such payments are made, respectively.

2.3.5.  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) as general creditors thereof for payment of the Merger Consideration without any interest thereon.

2.3.6.  No Liability.  Neither Parent nor the Company nor the Surviving Corporation shall be liable to any holder of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

2.3.7.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or, if the Exchange Fund has been delivered to Parent, Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that such person has the right to receive in respect of the Company Common Stock formerly represented by such Certificate.

2.3.8.  Withholding.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), the treasury regulations thereunder or any other provision of U.S. Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Awards in respect of whom such deduction and withholding was made.

Section 2.4.  Stock Transfer Books.  At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock that were outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates or Book Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged as provided in this Article 2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company’s (A) Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed by the Company with the SEC on March 9, 2011 or (B) Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed by the Company with the SEC on May 4, 2011, in each case, excluding any risk factor disclosures contained therein under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are predictive or forward-looking in nature, or (ii) set forth in the Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby makes the following representations and warranties to Parent. Unless otherwise specified, no disclosure made in any particular section of the Company Disclosure Schedule shall be deemed made in any other section of the Company Disclosure Schedule unless expressly made therein (by cross reference or otherwise).

Section 3.1.  Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger. Section 3.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of all of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of incorporation of each Company Subsidiary, the jurisdictions in which each Company Subsidiary is licensed to conduct business, the authorized and issued shares of capital stock of each Company Subsidiary, the names of the holders thereof and the number of shares held by each holder. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Company Subsidiary that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests (other than restrictions imposed by Law). Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary owns, directly or indirectly, an Equity Interest representing more than three percent (3%) of the voting power of any other Person.

Section 3.2.  Articles of Incorporation and By-laws.  The copies of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Company Articles”), and Amended and Restated By-laws (the “Company By-laws”), as amended, which were previously furnished or made available to Parent, are true, complete and correct and Company is not in material violation of any provisions of the Company Articles or Company Bylaws. The Company has made available to Parent a true, complete and correct copy of the charter and by-laws (or equivalent organizational documents) of each of the Company Subsidiaries and none of the Company Subsidiaries is in violation of any provisions of its organizational documents.

Section 3.3.  Capitalization.

3.3.1.  Authorized Shares.  The authorized capital stock of the Company consists of 100 million shares of capital stock, of which 50 million are designated Company Common Stock and 50 million are designated preferred stock, $0.10 par value per share (“Company Preferred Stock”). As of May 20, 2011 (A) 8,339,434 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (B) 342,877 shares of Company Common Stock were reserved for issuance upon exercise of Company Options granted under the Company Stock Option Plans, and (C) 100,229 shares of Company Common Stock were reserved (based on the Payout Percentage specified in Section 2.2(iii)) for issuance upon exercise of Company Performance Units granted under the Company Omnibus Plan. As of May 20, 2011, and as of the Effective Time, (i) no shares of Company Preferred Stock were (or will be) designated, issued and outstanding and (ii) no shares of Company Common Stock were (or will be) held in the treasury of the Company or by the Company Subsidiaries. There are no bonds, debentures, notes or other debt securities issued by the Company that have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

3.3.2.  Stock Option Plans and Performance Units.  As of May 20, 2011, there were 4,909,500 shares of Company Common Stock authorized for issuance under the Company’s Stock Option Plans and only 1,207,907 remained available for future awards. Section 3.3.2 of the Company Disclosure Schedule sets forth a list of all of Company Options outstanding, their exercise prices and the name of the holder, the number of shares of unvested Company Restricted Stock (other than under the Company ESPP) outstanding, and the number of Company Performance Units outstanding and each of the holders thereof. Except as set forth in Section 3.3.2 of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since January 1, 2009 and through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company, other than Company Equity Awards and the issuance of shares pursuant to Company Equity Awards. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans or the Company ESPP, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock, voting securities or other ownership interests in any Company Subsidiary, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

3.3.3.  No Contractual Obligations.  Except (i) as set forth in Section 3.3.3 of the Company Disclosure Schedule, or (ii) pursuant to the Company Equity Awards, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Liens. No bonds, debentures, notes or other indebtedness issued by the Company or any of Company Subsidiaries having the right to vote on any matters on which stockholders or equityholders of the Company or any of the Company Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), are issued and outstanding.

Section 3.4.  Authority.

3.4.1.  Power and Authority; Execution and Delivery; Binding Effect.  The Company has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Required Company Shareholders, to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by the Required Company Shareholders. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.

3.4.2.  Inapplicability of Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign laws applicable to the Company (including without limitation Section 607.0901 and 607.0902 of the FBCA) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in the FBCA applicable to a business combination will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. Assuming the accuracy of the representation and warranty set forth in the first sentence of Section 4.11, the action taken by the Company Board in approving this Agreement and the Merger is sufficient to render inapplicable to the Merger the restrictions on business combinations contained in Section 607.0901 of the FBCA.

Section 3.5.  No Conflict; Required Filings and Consents.

3.5.1.  No Conflict.  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (A) assuming the Required Company Shareholders adopt this Agreement, conflict with or violate or breach any provision of the Company Articles or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (C) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired or except as set forth in Section 3.5.1 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

3.5.2.  Filings and Consents.  Except as set forth in Section 3.5.2 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) as may be required under the Exchange Act, the rules and regulations of Nasdaq, the HSR Act, the filing of the Articles of Merger as required by the FBCA and as may be required under Laws respecting the business of insurance and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

Section 3.6.  Permits; Compliance With Law.  Except for permits respecting the business of insurance, which are the subject solely of Section 3.19, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, consents and clearances of any Governmental Authority (the “Company Permits”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof, and all such Company Permits are valid and in full force and effect, and there is no pending, or, to the Company’s knowledge, threatened action or proceeding to terminate, suspend, limit or adversely modify any Company Permit, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not or would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, the Company and each Company Subsidiary has at all times since January 1, 2009 been and is in compliance with all applicable Laws, regulations and orders and neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (b) any of the Company Permits, or (c) any of the provisions of its certificate of incorporation or By-laws (or other organizational or governing instruments), other than such non-compliance, conflict, default or violation as would not materially and adversely impact the Company and the Company Subsidiaries considered as a whole.

Section 3.7.  SEC Filings; Financial Statements.

3.7.1.  Company SEC Filings.  Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, the Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2008 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

3.7.2.  GAAP Financial Statements.  Each of the consolidated financial statements contained in the Company SEC Filings, including, any notes thereto, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal and immaterial year-end adjustments). This representation and warranty shall not be deemed to be breached as a result of any change in GAAP or Law after the date of this Agreement.

3.7.3.  STAT Financial Statements.  Company has made available to Parent true, complete and correct copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries for the most recently ended quarterly period and the years ended December 31, 2010 and 2009, as appropriate, as filed with the insurance regulatory authorities of its jurisdiction of domicile, and audited statutory financial statements for the Company Insurance Subsidiaries as of and for the period ended December 31, 2009 as filed with the domestic insurance regulatory authority, together, in each case, with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (the “STAT Financial Statements”). The STAT Financial Statements of each such Company Insurance Subsidiary fairly present in all material respects the financial position and results of operations of such Company Subsidiary as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with Statutory Accounting Principles applied on a consistent basis. This representation and warranty shall not be deemed to be breached as a result of any change in Statutory Accounting Principles or Law after the date of this Agreement. Each of the Company Insurance Subsidiaries has filed or submitted all STAT Financial Statements required to be filed with or submitted to the insurance regulatory authorities in its state of domicile. The STAT Financial Statements complied in all material respects, on their respective dates of filing or submission, with the Laws of their respective states of domicile and no material deficiency of any nature has been asserted with respect to such STAT Financial Statements by any Governmental Authority which has not been cured, waived or otherwise resolved to the satisfaction of any such Governmental Authority. None of the Company Insurance Subsidiaries had, at the relevant balance sheet date of each balance sheet included in the STAT Financial Statements, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with Statutory Accounting Principles and none have arisen since such date through the date of this Agreement, except in each case for liabilities or obligations (i) reflected in the STAT Financial Statements, (ii) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, (iii) incurred in the ordinary course of business and in a manner consistent with past practice or (iv) incurred outside the ordinary course of business that individually or in the aggregate, in the case of this subsection (iv) only, do not exceed $1,000,000.

3.7.4.  Actuarial Information.  The Company has made available to Parent, prior to the date hereof, true, complete and correct copies of all actuarial reports, actuarial certificates, loss and loss adjustment expense reserve reports, and deferred acquisition cost and loss recognition analyses prepared by the Company or by any third party actuarial consultant on behalf of or made available to the Company relating to the adequacy of the reserves of the Company or any Company Subsidiary for any period ended on or after

December 31, 2008 (the “Actuarial Analyses”). Each such Actuarial Analysis was generated from the same underlying sources and systems that were utilized by the Company Insurance Subsidiaries to prepare the STAT Financial Statements, was derived from the books and records of the Company Insurance Subsidiaries at the relevant time of preparation (which preparation was accurate in all material respects) and was prepared in conformity in all material respects with applicable Law.

3.7.5.  Absence of Liabilities.  Except as and to the extent set forth (A) on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2010 included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2010, including the notes thereto, (B) in the Company SEC Filings filed after December 31, 2010 or (C) in Section 3.7.5 of the Company Disclosure Schedule, none of the Company or any consolidated Company Subsidiary had at the relevant balance sheet date, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP and none have arisen since such date through the date of this Agreement, except in each case for liabilities or obligations (i) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice or (iii) incurred outside the ordinary course of business that individually or in the aggregate, in the case of this subsection (iii) only, do not exceed $1,000,000.

3.7.6.  Indebtedness.  Section 3.7.6 of the Company Disclosure Schedule accurately lists all Indebtedness of the Company, including for each item of Indebtedness, as applicable, the interest rate, maturity date and any assets or properties securing such Indebtedness.

3.7.7.  Off Balance Sheet Arrangements.  Section 3.7.7 of the Company Disclosure Schedule sets forth a list of any material joint venture, off balance sheet partnership or any similar contract or arrangement to which the Company or any Company Subsidiary is a party (including any contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate of the Company or any of the Company Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

3.7.8.  Controls.  Since January 1, 2007, neither the Company nor any Company Subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Company’s knowledge, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act of 2002 (“SOX”) has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint. The Company’s Chief Executive Officer and Chief Financial Officer have made all certifications and statements required by Sections 302 and 906 of SOX and the related rules and regulations promulgated thereunder with respect to the Company SEC Filings. The Company maintains disclosure controls and procedures required by Rule 13a-15 and 15d-15 under the Exchange Act that are designed to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Filings and other public disclosure documents. Except as set forth in Section 3.7.8 of the Company Disclosure Schedule, since January 1, 2007, neither the accountants for nor the board of directors or audit committee of the Company or any Company Subsidiary have been advised of (A) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting that are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data or (B) any fraud that involves management or other employees who have a role in the financial controls over financial reporting of the Company or any Company Subsidiary. The Company is otherwise in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ.

3.7.9.  Obligations to Lend.  Except for insurance policies issued by the Company or a Company Insurance Subsidiary in the ordinary course of business, to which this Section 3.7.9 does not apply, neither the Company nor any Company Subsidiary has any obligations of any kind to make any loan or advance to, guarantee any Indebtedness of, or otherwise incur Indebtedness on behalf of, any third party.

Section 3.8.  Disclosure Documents.

3.8.1.  Compliance as to Form.  The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

3.8.2.  Not Misleading.  The Proxy Statement or any Other Filing, and any amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by the Company for use therein, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.8.3.  Parent Information.  The representations and warranties contained in this Section 3.8 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied to the Company by Parent or Merger Sub.

Section 3.9.  Absence of Certain Changes or Events.  Since December 31, 2010, except as (A) disclosed in the Company SEC Filings filed after December 31, 2010, (B) expressly contemplated by this Agreement or (C) as set forth in Section 3.9 of the Company Disclosure Schedule, there has not been (i) any event or occurrence that would reasonably be expected to have a Company Material Adverse Effect, (ii) any action taken by the Company or any Company Subsidiary through the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (iii) any action taken by the Company or any Company Subsidiary through the date of this Agreement that would have resulted in a breach of any of the covenants set forth in Section 5.1 if the Company and the Company Subsidiaries had been subject to such covenants from December 31, 2010 to the date hereof.

Section 3.10.  Employee Benefit Plans.

3.10.1.  Company Benefit Plans.  Section 3.10.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, agreement or arrangement maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any material obligation or liability for current or former directors, employees or individual consultants of the Company and the Company Subsidiaries, including, without limitation, the Company Employment and Company Severance Agreements, incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”). None of the Company Benefit Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), is or has been subject to Sections 4063 or 4064 of ERISA, or is subject to Title IV of ERISA. The Company has or will make available prior to the Closing current, accurate and complete copies of each Company Benefit Plan and, to the extent applicable, all related trust agreements, summary plan descriptions, the most recent audited financial statements with respect to each Company Benefit Plan required to have such statements, copies of the most recent determination letter (if any) with respect to each Company Benefit Plan and copies of the most recent annual report (Form 5500) with respect to each Company Benefit Plan required to file such report.

3.10.2.  Compliance; Liabilities.  Except as could not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Benefit Plan has been at all times operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code (including, without limitation, Section 409A of the Code), and (ii) with respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could reasonably be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other Law applicable to such Company Benefit Plans. All due contributions, premiums, or payments under or with respect to any Company Benefit Plans have been made.

3.10.3.  Determination Letters; Prohibited Transactions.  Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, as of the date hereof, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan, except as could not reasonably be expected to result in a Company Material Adverse Effect. To the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan. No suit, administrative proceeding, action or other litigation is currently pending, or to the knowledge of the Company, threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

3.10.4.  Acceleration of Payments.  Except as set forth on Section 3.10.4 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or individual consultant of the Company or the Company Subsidiaries, (ii) increase any benefits under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Company Benefit Plan, or (iv) give rise to the imposition of any excise tax or the payment of any amount that will not be deductible by reason of Sections 280G (assuming that the Company Employment Agreement with Mark Adams as currently in effect is not extended), 404 or 162(m) (assuming that the Company does not file with the SEC after the Effective Time information concerning executive compensation of any Company Employee with respect to any period of 2011) of the Code under any contract, agreement, plan or arrangement covering any former employee of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party.

3.10.5.  Post-Employment Benefits.  Except as set forth in Section 3.10.5 of the Company Disclosure Schedule and as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.

Section 3.11.  Labor and Other Employment Matters.  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, and (ii) there is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any Company Subsidiary, or has applied to represent or, the knowledge of the Company, is attempting to organize so as to represent such employees.

Section 3.12.  Material Contracts.

3.12.1.  Company Material Contracts.  Section 3.12.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the contracts (except for contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K for the year ended December 31, 2010) to which the Company or any Company Subsidiary is a party as of the date hereof of the following categories (each, including those contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K for the year ended December 31, 2010, a “Company Material Contract”):

(i) any contract to which the Company or any of the Company Subsidiaries is a party or by which their respective assets or properties are bound (other than contracts entered into in the ordinary course of business and the contracts set forth inSection 3.13.1, 3.24.1, or 3.24.2 of the Company Disclosure

Schedule) that (a) calls for the payment, whether contingent or otherwise, by or on behalf of the Company or any Company Subsidiary in excess of $500,000 in any 12-month period during the remaining term thereof, (b) provides for the Company or any Company Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of, $500,000 or more in any 12-month period during the remaining term thereof;

(ii) any contract that purports to restrict the ability of the Company or any Company Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any person;

(iii) any contract that calls for payment by the Company or any Company Subsidiary or provides for the receipt of payment by the Company or any Company Subsidiary in excess of $100,000 in any 12 month period during the remaining term thereof, that contains a provision granting to another party or other parties thereto the right to terminate such contract or take other action adverse to the Company upon or following the Merger;

(iv) indemnification agreements, including contracts that contain indemnification obligations to the extent not otherwise disclosed pursuant to this Section, entered into outside the ordinary course of business with potential indemnification obligations of the Company in excess of $500,000;

(v) (A) employment and individual consulting contracts (other than those entered into in the ordinary course of business with non-executive employees whose annual cash compensation is less than $150,000) (the “Company Employment Agreements,” and (B) severance agreements, including without limitation, contracts to employ or terminate executive officers and other contracts with present officers or directors of the Company or that will result in the payment by, or the creation of any obligation to pay on behalf of the Company, the Surviving Corporation or Parent any severance, termination, “parachute payments” or other similar payments following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement (the “Company Severance Agreements”);

(vi) any material joint venture or material partnership agreement to which the Company or any of the Company Subsidiaries is a party; and

(vii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

3.12.2.  Validity; Breaches.  The Company has made available to Parent true, complete and correct copies of each Company Material Contract. Except as set forth in Section 3.12.2 of the Company Disclosure Schedule, each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract. To the Company’s knowledge and except as would not reasonably be expected to have a Company Material Adverse Effect, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary has received notice of any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13.  Reinsurance Contracts.

3.13.1.  Reinsurance Contracts; Recoverables.  The Company has made available to Parent true, complete and correct copies of all reinsurance agreements in force as of the date hereof and agreements for which there are (A) open claims or (B) other amounts due between the parties in excess of $200,000, pursuant to which the Company or any of the Company Insurance Subsidiaries has assumed from or ceded risk to third parties as of the date hereof (“Third Party Reinsurance Contracts”) and true, complete and correct copies of any reinsurance agreements with affiliates to which any of the Company Insurance Subsidiaries is a party (“Affiliate Reinsurance Contracts”). All Third Party Reinsurance Contracts and Affiliate Reinsurance Contracts, without regard to the existence of open claims or amounts due between the parties, have, to the Company’s knowledge, been posted in the Company’s electronic data room hosted by Merrill DataSite relating to the transaction contemplated hereby. Except as described on Section 3.13.1 of the Company Disclosure Schedule or as disclosed in the STAT Financial Statements, there are no amounts recoverable by the Company Insurance Subsidiaries under any of the Third Party Reinsurance Contracts or Affiliate Reinsurance Contracts (collectively, the “Existing Reinsurance Contracts”) that would be required to be disclosed in the STAT Financial Statements of the Company Insurance Subsidiaries and that are more than ninety (90) days past due or greater than $500,000 as of March 31, 2011. Except as described on Section 3.13.1 of the Company Disclosure Schedule, neither the Company nor the Company Insurance Subsidiaries has received any written notice from any of the reinsurers party to the Existing Reinsurance Contracts that any amount in excess of $500,000 recoverable by the Company Insurance Subsidiaries pursuant to an Existing Reinsurance Contract is not fully collectible in due course. Except as described on Section 3.13.1 of the Company Disclosure Schedule, no consent is required from any party to any Existing Reinsurance Contract that involves reinsurance recoverables in excess of $200,000 in connection with the transactions contemplated by this Agreement and none of the Existing Reinsurance Contracts contains any provision providing that the other party thereto may modify, amend, cancel, commute or terminate such Existing Reinsurance Contract as a result of the consummation of the transactions contemplated by this Agreement.

3.13.2.  Certain Notices.  Except as set forth in Section 3.13.2 of the Company Disclosure Schedule, as of the date hereof, no reinsurer under any Third Party Reinsurance Contract has given any written notice to the Company or the Company Subsidiaries of termination with respect to any such arrangement.

3.13.3.  No Defaults.  With respect to the Third Party Reinsurance Contracts, neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in material default under any such Third Party Reinsurance Contract.

Section 3.14.  Litigation.  Except as set forth on Section 3.14 of the Company Disclosure Schedule, as of the date hereof, (i) there is no suit, claim, action, arbitration or proceeding (each, a “Legal Action”) pending or (except in respect of bad faith claims), to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary or any of their respective properties or assets, other than any such Legal Action that (A) does not involve an amount in controversy in excess of $100,000 and (B) does not seek material injunctive or other material non-monetary relief, and (ii) none of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree. There is no Legal Action pending or (except in respect of bad faith claims), to the knowledge of Company, threatened, nor, to the knowledge of Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary, which would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent consummation of the Merger. Except as set forth in Section 3.14 of the Company Disclosure Schedule, as of the date hereof, there is no bad faith claim or class action pending or (with respect to class actions only), to the knowledge of the Company, threatened against the Company or any Company Subsidiary arising out of the Insurance Contracts. As of the date hereof, to the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or Company internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any Company Subsidiaries or any malfeasance by any executive officer of the Company or any Company Subsidiary.

Section 3.15.  Environmental Matters.

3.15.1.  Compliance.  Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and each Company Subsidiary is in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.

3.15.2.  No Violations.  None of the Company or any Company Subsidiary has received any written notice, claim or notice of violation from any Governmental Authority alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

3.15.3.  No Orders.  None of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

3.15.4.  Asbestos.  Without limiting the scope of any of the other disclosure requirements in this Section 3.15, prior to the date hereof, the Company has provided Parent with copies of (or otherwise provided the Parent with full access to) all studies, reports, files and records, in any form, relating to the existence of asbestos on any Owned Real Property or any leased real property of the Company or the Company Subsidiaries (including without limitation all written communications with Governmental Authorities with respect to same).

Section 3.16.  Intellectual Property.  Section 3.16 of the Company Disclosure Schedule sets forth a complete and accurate list of all material domestic and foreign Company and Company Subsidiary owned (A) patents and patent applications, (B) trademark and service mark registrations and applications for registration thereof, (C) copyright and mask work registrations and applications for registration thereof, and (D) internet domain name registrations. Each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted. To the Company’s knowledge, the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) does not infringe, misappropriate, conflict with or otherwise violate any person’s Intellectual Property. The Company has not received written notice of any claim that the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) infringes, misappropriates, conflicts with or otherwise violates any person’s Intellectual Property, and there is no such claim pending or, to the Company’s knowledge, threatened against any of the Company or the Company Subsidiaries. To the Company’s knowledge, no third party is infringing, misappropriating, conflicting with or otherwise violating any material Intellectual Property owned by the Company or the Company Subsidiaries, and no such claims are pending or threatened against any person by any of the Company or the Company Subsidiaries. All Intellectual Property owned by the Company or the Company Subsidiaries that is material to the conduct of their respective businesses is owned free and clear of all liens (other than licenses with third parties entered into in the ordinary course of business), except for Permitted Liens.

Section 3.17.  Assets and Properties.

3.17.1.  Owned Real Property; Real Property Leases.  Section 3.17.1 of the Company Disclosure Schedule contains a complete list of all real property in which the Company or any Company Subsidiary has a fee simple interest (“Owned Real Property”) or a leasehold interest. Except as set forth in Section 3.17.1 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has good and marketable fee simple title to, or a leasehold interest in, all of its Owned Real Property and leased real property, respectively (including all rights and privileges pertaining or relating thereto), free and clear of any and all liens except for Permitted Liens. Each of the foregoing real property leases (i) constitutes a legally valid and binding obligation of the Company or Company Subsidiary party thereto and assuming such lease is a legally valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Company or the Company Subsidiary party thereto, in each case, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity; and (ii) to the Company’s knowledge is a legally valid and binding obligation of the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity. None of the Company or the Company Subsidiaries is in breach or default in any material respect under any such lease and, to the Company’s knowledge, none of the landlords or sublandlords under any such lease is in breach or default in any material respect of its obligations under such lease. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession in all material respects under each such lease. Copies of all such leases together with any amendments thereto have heretofore been made available to Parent. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property. Each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in, and material to, their respective businesses free and clear of any and all liens, except for Permitted Liens. Such personal property, Owned Real Property and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.17.2.  Certain Notices.  The Company has not been notified of any condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of the Owned Real Property or any portion thereof or interest therein. Since December 31, 2010, the Company has not received any notice of any material tax assessment affecting any Owned Real Property. Copies of all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property in the Company’s possession or control as of the date of this Agreement have been made available to Parent.

Section 3.18.  Taxes.

3.18.1.  Tax Returns.  The Company and each Company Subsidiary has timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. All Taxes that are shown as due on such filed Tax Returns have been paid. The Company’s most recent financial statements reflect an appropriate reserve (in accordance with GAAP) for all material Taxes payable by the Company and the Company Subsidiaries through the date of such financial statements. Neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

3.18.2.  Audits and Related Matters.  Except as set forth in Section 3.18.2 of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, (A) there are no audits or other proceedings pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (B) neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings; and (C) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

3.18.3.  Tax Liens.  There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable.

3.18.4.  Affiliated Groups.  Neither the Company nor any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated income tax return or any similar return under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law.

3.18.5.  US Real Property Holding Corporation.  Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 3.19.  Insurance Practices; Compliance With Laws.

3.19.1.  Insurance Permits.  Each of the Company and the Company Insurance Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals, exemptions, orders, registrations or clearances of any Governmental Authority required under applicable Laws respecting the business of insurance, including, without limitation, all certificates of authority held by the Company and the Company Insurance Subsidiaries (“Insurance Permits”), and Section 3.19.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of all such Insurance Permits, including, without limitation, all certificates of authority required by each Company Insurance Subsidiary in order to conduct business as an insurer. True and complete copies of all such Insurance Permits have been previously delivered to Parent. The Company Insurance Subsidiaries are in compliance with all such Insurance Permits and all such Insurance Permits are valid and in full force and effect and none of the Company Insurance Subsidiaries is operating under any agreement or understanding with any Governmental Authority that restricts its authority to do business otherwise permitted by applicable Laws. No investigation or proceeding is pending, or to the knowledge of Company, threatened, which would reasonably be expected to result in the revocation, amendment, failure to renew, limitation, modification, limitation or suspension of any such Insurance Permit. None of the Insurance Permits owned or held by any of the Company Insurance Subsidiaries will be adversely affected by the transactions contemplated by this Agreement.

3.19.2.  Affiliate Agreements.  The Company has made available to Parent true, complete and correct copies of all agreements between or among the Company and one or more Company Insurance Subsidiaries, and between or among the Company or any Company Insurance Subsidiary, on one hand, and an affiliate thereof, on the other (excluding officers and directors of the Company), and any amendments thereto, and each such affiliate agreement and any amendments thereto have been reported to and not disapproved by the applicable Governmental Authority if required by applicable Law.

3.19.3.  Forms and Rates.  All Insurance Contracts and any and all marketing materials are, to the extent required under applicable Law, on forms approved by the applicable Governmental Authority that have been filed and, as appropriate, either approved or not objected to by such Governmental Authority within the period provided for objection (the “Forms”) and such Forms comply with the Laws applicable thereto in all material respects. With respect to premium rates established by the Company Insurance Subsidiaries that are required to be filed with or approved by the applicable Governmental Authority, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Laws applicable thereto. All Insurance Contracts comply with applicable Law and have been administered by the Company Insurance Subsidiaries in accordance with applicable Law in all material respects and the terms of the applicable Insurance Contracts, in each case, in all material respects.

3.19.4.  Compliance.  The respective businesses of the Company and the Company Insurance Subsidiaries have been and are being conducted in compliance in all material respects with all Laws respecting the business of insurance and orders of all applicable Governmental Authorities, and all notices, reports, documents, statements, registrations, filings, submissions and other information required to be filed thereunder since January 1, 2007, including, without limitation, the STAT Financial Statements, reports of dividends and filings with Governmental Authorities respecting transactions with affiliates, were properly filed and were in material compliance with such Laws. To the knowledge of Company, no material deficiencies have been asserted in writing by any Governmental Authority respecting any such notice, report, document, statement, registration, filing, submission or other information so filed. None of the Company Insurance Subsidiaries is a “commercially domiciled insurer” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

3.19.5.  Marketing.  Each of the Company and the Company Insurance Subsidiaries has marketed, sold and issued insurance products in compliance in all material respects with all applicable Laws respecting the business of insurance and any market conduct recommendations resulting from market conduct examinations by any Governmental Authority in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance in all material respects with all applicable Laws respecting the business of insurance relating to (i) the disclosure of the nature of insurance products as policies of insurance and (ii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin. None of the Company Insurance Subsidiaries is subject to any market conduct claim or complaint with respect to any insurance products that any such person has marketed, sold, issued or adjusted claims thereunder and, to the knowledge of Company, there are no facts or circumstances relating to the Company Insurance Subsidiaries that could reasonably be expected to give rise to a market conduct claim relating to any insurance products that any such person has marketed, sold, issued or adjusted claims thereunder.

3.19.6.  Reserves.  The reserves, and other liability amounts required by Statutory Accounting Principles to be determined using actuarial methods, of each of the Company Insurance Subsidiaries reflected in the STAT Financial Statements were determined in accordance with commonly accepted actuarial methods and standards, consistently applied (it being understood by Parent and Merger Sub that the representations made in Sections 3.7.2, 3.7.3, 3.7.4, and 3.7.5 and this Section 3.19.6 do not constitute a guarantee that such reserves or liabilities will ultimately prove sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of liability will be collectible). The reserves of each of the Company Insurance Subsidiaries reflected in the STAT Financial Statements: (i) were determined in accordance with commonly accepted actuarial standards and were fairly stated in accordance with sound actuarial principles; (ii) were based on actuarial assumptions that produce reserves at least as great as those called for in any contract provision applicable to the reserves of the Company Insurance Subsidiaries as to reserve basis and method and are in accordance with all other contract provisions to which any of the company or the Company Insurance Subsidiaries is subject; (iii) met, in all material respects, the requirements of the Laws and regulations of its state of domicile and each state in which it is admitted as an insurer and were at least as great as the minimum aggregate amount required by such Laws; and (iv) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the STAT Financial Statements of the preceding year-end.

3.19.7.  Reports of Examination.  The Company has made available to Parent with respect to the Company Insurance Subsidiaries any reports of examination (including, without limitation, financial, underwriting, claims, market conduct and similar examinations) issued (whether in draft, preliminary or final form) by any Governmental Authority since January 1, 2007. The deficiencies or violations, if any, noted in the examination reports described above have been resolved to the satisfaction of the Governmental Authority that noted such deficiencies or violations. No examination of the Company Insurance Subsidiaries by any Governmental Authority is currently pending or in progress.

3.19.8.  Certain Notices.  Except as set forth in Section 3.19.8 of the Company Disclosure Schedule, since December 31, 2008, neither the Company nor any of the Company Insurance Subsidiaries has received written notice from a Governmental Authority that could reasonably be expected to give rise to an enforcement action against a Company Insurance Subsidiary by a Governmental Authority.

3.19.9.  Benefits.  Except as set forth in Section 3.19.9 of the Company Disclosure Schedule, all Insurance Contract benefits payable by or on behalf of the Company Insurance Subsidiaries have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such exceptions for which a Company Insurance Subsidiary has a reasonable basis to believe that there is a reasonable basis to contest payment.

3.19.10.  No Restrictions on Operations.  No Company Insurance Subsidiary is subject to any orders, requirements, undertakings, commitments, consent decrees, settlements or stipulations from or with any state insurance regulatory authorities that would subject a Company Insurance Subsidiary to any material restrictions or limitations on its business or operations (except pursuant to Law).

Section 3.20.  Vote Required.  The affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock (the “Required Company Shareholders”), is necessary to adopt this Agreement. The affirmative vote of the Required Company Shareholders is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to consummate the transactions contemplated hereby.

Section 3.21.  Brokers.  Except as set forth in Section 3.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger, this Agreement or the transactions contemplated herein based upon arrangements made by or on behalf of the Company.

Section 3.22.  Opinion of Financial Advisor.  On or prior to the date hereof, the Company Board has received the opinion of Sandler O’Neill & Partners, LP, financial advisor to the Company Board, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of outstanding shares of Company Common Stock, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.23.  Insurance Policies.  Section 3.23 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies (other than reinsurance policies) currently in force to which the Company or any Company Subsidiary is a beneficiary or named insured and (ii) any claims made thereunder or made under any other such insurance policy within the past three years. True and complete copies of all such policies have been made available to Parent. All premiums due on such policies have been paid, and the Company and each Company Subsidiary is otherwise in compliance with the terms of such policies in all material respects. To the Company’s knowledge, neither the Company nor any Company Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion.

Section 3.24.  Insurance Producers.

3.24.1.  Producers.  Section 3.24.1 of the Company Disclosure Schedule identifies, separately for each of the Company Insurance Subsidiaries, the top 20 (by dollar amount of premiums sold) insurance agencies, insurance agents, insurance brokers, wholesalers, managing general agents or other insurance producers that produce Insurance Contracts on behalf of each such Company Insurance Subsidiary for the year ended December 31, 2010 (collectively, the “Producers”). The top 20 Producers from January 1, 2011 through the date hereof, for each of First Professionals Insurance Company, Inc. and Anesthesiologists Professional Assurance Company, are the same as those set forth in Section 3.24.1 of the Company Disclosure Schedule for the year ended December 31, 2010. The Company has delivered to Parent true, complete and correct copies of all contracts and agreements between each Producer, on the one hand, and the Company or any Company Subsidiary, on the other hand, and all such contracts have been duly executed by the parties thereto. Except as set forth in Section 3.24.1 of the Company Disclosure Schedule, to the Company’s knowledge, at the time any such Producer wrote, sold or produced business, or performed such other act on behalf of a Company Subsidiary that required a license from a Governmental Authority, such Producer was duly licensed and appointed (where required) in the particular jurisdiction in which the Producer produced or serviced such business.

3.24.2.  No 18 USC § 1033(e)(2) Filings.  Except as set forth in Section 3.24.2 of the Company Disclosure Schedule, since January 1, 2007, none of the Company Subsidiaries has made a filing with any Governmental Authority seeking an exemption under 18 USC § 1033(e)(2) with respect to any Producer.

3.24.3.  Continuation of Relationships.  Since January 1, 2010 through the date of this Agreement, no Producer has (A) indicated in writing, or otherwise to the knowledge of Company has indicated, to the Company or any Company Subsidiary that such Producer will be unable or unwilling to continue its relationship as a Producer with any of the Company Subsidiaries or, (B) to the knowledge of the Company, threatened to terminate its relationship as a Producer with any of the Company Subsidiaries subsequent to any merger or other acquisition of any Company Subsidiary.

3.24.4.  Producer Compensation.  Since January 1, 2009, none of the Company Subsidiaries compensates or has compensated its Producers or any other intermediaries related to the Insurance Contracts using any method other than calculating such compensation as a straight percentage of premium.

Section 3.25.  Interested Party Transactions.  Except as set forth in the Company SEC Filings prior to the date hereof, since January 1, 2011, neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement, and no event has occurred as of the date of this Agreement, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.26.  Investments.

3.26.1.  Investment Assets.  All securities and investment assets (the “Investment Assets”) held by the Company and each Subsidiary are permissible investments under all applicable Laws. The Company has made available to Parent prior to the date hereof a copy of the investment policies of the Company and the Company Subsidiaries as of December 31, 2010. As of the date hereof, there has been no material change in investment policy of the Company or any Company Subsidiaries or in the composition of such investments since December 31, 2010.

3.26.2.  Swaps, Caps, etc.  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of the Company or any Company Subsidiary were entered into in the ordinary course of business and, to the knowledge of the Company, in accordance with applicable rules, regulations and policies of any Governmental Authority.

3.26.3.  Funding Obligations.  Except as set forth in Section 3.26.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets.

3.26.4.  Investment Company Matters.  Neither the Company nor any Company Subsidiary has agreed or otherwise committed to invest in, lend money to, or guarantee any obligations of, any “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder (any of the foregoing, an “Investment Company”) or in any private investment company or hedge fund.

Section 3.27.  No Investment Company.  Neither the Company nor any Company Subsidiary is an Investment Company.

Section 3.28.  No Broker/Dealer Operations.  Neither the Company nor any Company Subsidiary conducts any operations that would require the Company or any Company Subsidiary to be registered as a broker-dealer with any Governmental Authority.

Section 3.29.  No Limitations on Dividends.  Except as set forth in Section 3.29 of the Company Disclosure Schedule, the ability of any Company Subsidiary to pay dividends or make distributions with respect to its capital stock is not restricted or limited in any manner, whether by contract or otherwise, except pursuant to Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1.  Organization and Qualification; Subsidiaries.  Parent is an inter-insurance exchange duly organized, validly existing and in good standing under the Laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

Section 4.2.  Authority.  Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.

Section 4.3.  No Conflict; Required Filings and Consents.

4.3.1.  No Conflicts.  The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (A) conflict with or violate any provision of Parent’s organizational documents, Merger Sub’s articles of incorporation or Merger Sub’s By-laws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or (C) require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, Parent Permit or other legally binding obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

4.3.2.  Consents.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) (i) as may be required under the Exchange Act and the HSR Act, (ii) the filing and recordation of the Articles of Merger as required by the FBCA, (iii) the filing of a Form A Information Statement (“Form A”) with, and receipt of the approval of, the insurance regulatory authorities of the States of Florida, Missouri and Texas, and (iv) the filing of pre-Merger notice filings (each, a “Form E”) with, and receipt of the approval of, the insurance regulatory authorities of the States of Arkansas and Georgia and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

Section 4.4.  Disclosure Documents.

4.4.1.  Other Filings.  Any Other Filing and any amendments or supplements thereto, that Parent is responsible for filing at (A) the time such Other Filing (or any amendment thereof or supplement thereto)

is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

4.4.2.  Parent Information.  The Proxy Statement or any Other Filing, or amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by Parent or Merger Sub for use therein, at (A) the time the Proxy Statement or Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not materially misleading.

4.4.3.  Company Information.  The representations and warranties contained in this Section 4.4 will not apply to failure of any Other Filing to comply as to form as a result of, or statements or omissions included in any Other Filings based upon, information supplied to Parent or Merger Sub by the Company or the Company Subsidiaries.

Section 4.5.  Litigation.  As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree, in each case, that has had a Parent Material Adverse Effect or would reasonably be expected to prevent consummation of the Merger.

Section 4.6.  Ownership of Merger Sub; No Prior Activities.

4.6.1.  Formation.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

4.6.2.  Ownership.  All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

4.6.3.  Obligations and Operations.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.7.  Vote Required.  No vote of the holders of any class or series of capital stock or other Equity Interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.

Section 4.8.  Brokers.  No broker, finder or investment banker (other than Macquarie Capital Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

Section 4.9.  Financing.  (A) Parent has as of the date of this Agreement, and shall have at the Closing, available cash sufficient to enable Parent to pay the Merger Consideration and, subject to the satisfaction or waiver of the conditions to its obligations hereunder, will use such cash to consummate the transactions contemplated by this Agreement. (B) Parent is not required to cause any Parent Subsidiary to pay it a dividend in order to fund the Merger Consideration.

Section 4.10.  Arrangements with Company Personnel and Shareholders.

4.10.1.  Company Personnel.  Except as expressly contemplated by this Agreement, as of the date hereof, none of Parent, Merger Sub nor any of their affiliates has entered into any contract, agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written) with any of the officers or directors of the Company or any Company Subsidiary that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise).

4.10.2.  Shareholders.  As of the date of this Agreement, none of Parent, Merger Sub nor any their affiliates has entered into any contract, agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.11.  Ownership of Company Common Stock.  None of Parent, Merger Sub nor any Parent Subsidiary is an “interested shareholder” of the Company as defined in Section 607.0901 of the FBCA. None of Parent, Merger Sub nor any Parent Subsidiary owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.12.  Compliance.  Parent’s business has been and is being conducted in compliance in all material respects with all Laws respecting the business of insurance and, to the knowledge of Parent, there are no investigations pending or threatened by any Governmental Authority, except for such noncompliance or investigations as would not reasonably be expected, individually or in the aggregate, to prevent the consummation of the Merger.

ARTICLE 5

COVENANTS

Section 5.1.  Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule and as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of Nasdaq, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each Company Subsidiary to, (A) conduct its operations in the ordinary course of business substantially consistent with past practice (including with respect to underwriting matters), (B) use its commercially reasonable efforts to maintain its relationships with officers, key employees, Producers and customers and to renew policies with current insureds substantially consistent with past practice and (C) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of Nasdaq, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend its articles of incorporation or By-laws or equivalent organizational documents;

(ii) (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock in accordance with the terms of Company Equity Awards outstanding on the date hereof, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary, except pursuant to contracts or commitments or the sale or purchase of goods, other property, assets or insurance in the ordinary course of business substantially consistent with past practice;

(iii) materially change its investment portfolio management practices or acquire or sell material Investment Assets, except in the ordinary course of business consistent with past practices and except that the Company may sell any or all of the 206,847 shares of Vanguard High Dividend Yield Index ETF (Ticker: VYM) owned by the Company on the date hereof;

(iv) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by (i) First Professionals Insurance Company, Inc. to the Company not in excess of $100,000, (ii) a Company Subsidiary (other than a Company Insurance Subsidiary) to the Company or (iii) a Company Insurance Subsidiary to another Company Insurance Subsidiary to the extent such dividend may be made without regulatory approval) or enter into any agreement with respect to the voting of its capital stock;

(v) other than cashless exercises of Company Options, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or all or substantially all of the assets of any person, other than in connection with investment management in the ordinary course of business;

(vii) make any material change in accounting policies or procedures (including making any material change in actuarial policies or procedures or ceasing to use a third party consulting actuary), except as required by GAAP, Statutory Accounting Principles, by applicable Law or by a Governmental Authority;

(viii) (A) make, change or revoke any material election in respect of Taxes, (B) adopt or change any material accounting method in respect of Taxes, (C) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, (D) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes or (E) surrender any right to claim a material refund of Taxes;

(ix) enter into, amend, renew or exercise any option to terminate or extend, in each case in any material respect, any material real estate lease (as lessor or lessee); enter into, amend or terminate, in each case in any material respect, any Company Material Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject, except as otherwise permitted by this Section 5.1 or in the ordinary course of business substantially consistent with past practice; or enter into or amend any Company Material Contract pursuant to which it agrees to refrain from competing with any third party;

(x) other than as required by any judgment, order or arbitral award, enter into any agreement relating to the commutation of any assumed reinsurance program or assumed reinsurance treaty existing on the date hereof;

(xi) renew its ceded reinsurance program other than in the ordinary course of business substantially consistent with past practice;

(xii) except pursuant to the Company’s 2011 budget, a true, complete and accurate copy of which has been furnished to Parent prior to the date hereof, make any capital expenditures or commitment for any capital expenditures in excess of $100,000 in the aggregate;

(xiii) settle any action, suit or other proceeding or investigation or threatened action, suit or other proceeding or investigation, except in the ordinary course of business substantially consistent with past practice;

(xiv) incur any Indebtedness in excess of $1,000,000 in the aggregate;

(xv) enter into any new line of business;

(xvi) make any material loan or advance to, guarantee any Indebtedness of, or otherwise incur Indebtedness on behalf of any third party, other than in the ordinary course of business consistent with past practice;

(xvii) except as set forth in Section 5.10 and as described on Section 5.1 of the Company Disclosure Schedule (i) grant or pay any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, equity awards, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, any affiliates of officers or directors, or service providers (other than commercially reasonable increases to non-affiliated service providers in the ordinary course of business), or (ii) establish, increase or promise to increase any benefits under any Company Benefit Plan, in either case except (A) as required by the terms of any Company Benefit Plan in existence on the date hereof, or any law, rule or regulation, and (B) the payment of accrued but unpaid bonuses under existing agreements in the ordinary course of business and consistent with past practice;

(xviii) fail to file any Company SEC Filing other than (i) any report filed after the applicable deadline in accordance with Rule 12b-25 of the Exchange Act that has been filed within the time period prescribed by that rule; and (ii) with respect to any matter that is required to be reported solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K and that is reported in the next periodic report on Form 10-Q or Form 10-K required to be filed after the event giving rise to the requirement to report under such item;

(xix) enter into any new or amend any existing employment, severance, retention, change in control or indemnification agreement with any of its past or present officers, directors or employees, (ii) promote any officers or employees, except in the ordinary course of business consistent with past practice or (iii) amend any existing non-competition agreement;

(xx) make any material change in the business or its reinsurance structure, or Insurance Contracts, rates, underwriting practices and procedures or marketing methods;

(xxi) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses in or to Intellectual Property owned by the Company;

(xxii) enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(xxiii) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2.  Cooperation.

5.2.1.  Proxy Statement; Other Filings; Nasdaq.  The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with the consummation of the Merger and (C) seeking to obtain any such actions, consents, approvals or waivers or making any such filings required in connection therewith or with the Proxy Statement or any Other Filings; provided, however, that except as expressly provided in Article 6, no such actions, consents, approvals, waivers or filings shall constitute conditions to Closing and the Company shall not be obligated to offer any payment or other concession in connection with any consent under any Company Material Contract. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

5.2.2.  Transition.  Prior to the Closing, the Company shall, and shall cause its officers to, cooperate with the reasonable requests of Parent in preparing for the transition of the Company at Closing, including without limitation, arranging and participating in introductory meetings with Parent and (A) insureds, (B) medical societies, (C) agents and brokers and (D) regulators.

5.2.3.  Integration.  Prior to the Closing, and subject to limitations imposed by applicable Law, the Company shall cooperate with the reasonable requests of Parent to facilitate transition and integration activities in all areas, including without limitation operating processes, telecommunications and systems.

Section 5.3.  Proxy Statement.

5.3.1.  Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, each of the Company and Parent shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of the Company and Parent shall use reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as reasonably practicable, the Company shall mail the Proxy Statement to its shareholders. Subject to Section 5.6, the Proxy Statement shall include the unanimous recommendation of all members of the Company Board that adoption of this Agreement by the Company’s shareholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s shareholders (the “Company Recommendation”). Subject to applicable Law, the Company shall provide Parent with the opportunity to review the Proxy Statement and any Other Filings that relate to the transactions contemplated hereby and consider any comments Parent has on such filings in good faith prior to the filing thereof with the SEC (other than the Proxy Statement and any Other Filing to the extent announcing any action taken by the Company pursuant to, or as permitted by, Section 5.6). Except with respect to the Proxy Statement and any Other Filing to the extent announcing any action taken by the Company pursuant to, or as permitted by Section 5.6, the Company and Parent each shall advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

5.3.2.  Certain Notices.  Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or any of their respective officers or directors, should be discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing.

Section 5.4.  Company Shareholders’ Meeting; Consent of Parent as Sole Shareholder of Merger Sub.

5.4.1.  Company Shareholders’ Meeting.  As promptly as reasonably practicable after the date hereof, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments thereof, the “Company Shareholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement. Subject to Section 5.6, the Company shall (i) include the Company Recommendation in the Proxy Statement, and (ii) use commercially reasonable efforts to solicit from its shareholders proxies in favor of this Agreement and the transactions contemplated hereby. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by

Parent. Notwithstanding anything to the contrary in this Section 5.4.1, at any time prior to the Company Shareholders’ Meeting and subject to compliance with Section 5.6, the Company may adjourn or postpone the Company Shareholders’ Meeting in response to an Acquisition Proposal if the Company Board determines in good faith (after consultation with outside counsel) that there is a reasonable likelihood that such Acquisition Proposal will lead to a Superior Proposal.

5.4.2.  Parent Consent.  Parent, as sole shareholder of Merger Sub, shall prepare, execute and deliver to Merger Sub, a copy of which shall be provided to the Company, a written consent to adopt this Agreement immediately after execution of this Agreement. Parent shall cause Merger Sub (i) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) prior to the Effective Time, not to conduct any business or activities, not to make any investments other than as specifically contemplated by this Agreement, and not to incur or guarantee any Indebtedness.

Section 5.5.  Access to Information; Confidentiality.

5.5.1.  Confidentiality; Access.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers of the Company and the Company Subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to the Company and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary; provided further, that the Company shall not be required to (or cause any Company Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege (it being agreed that the Company shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

5.5.2.  Confidentiality Agreement.  With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and cause their respective representatives to comply with, all of their obligations under the letter agreement, dated as of March 2, 2011, entered into by the Company and Parent (as has been or may be amended from time to time, the “Confidentiality Agreement”).

5.5.3. The Company shall provide Parent with (i) copies of all internal quarterly financial packages and related internal actuarial analyses prepared by or for the Company after the date hereof within two (2) days of final reporting packages becoming available and (ii) monthly updates regarding any new ECO/XPL claims or any significant developments in the Company’s ECO/XPL claims as of the Effective Time.

Section 5.6.  Acquisition Proposals.

5.6.1.  No Solicitation.  Subject to Section 5.6.2, from the date of this Agreement until the Effective Time, the Company agrees that it shall not, and shall not authorize any Company Subsidiary or any of the respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of the Company or any Company Subsidiary (collectively, “Company Representatives”) to, directly or indirectly, take any action to (A) solicit, initiate or knowingly facilitate any Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (C) withdraw, modify, amend or materially qualify the Company Recommendation in a manner adverse to Parent, (D) other than the Merger, approve or recommend any Acquisition Proposal, or (E) enter into any agreement, letter of intent or term sheet with respect to any Acquisition Proposal (each a

“Company Acquisition Agreement”). Subject to Section 5.6.2, neither the Company Board nor any committee thereof shall fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Recommendation, or resolve or agree to take any of the foregoing actions. On the date of this Agreement, the Company shall immediately cease and cause to be terminated any negotiations with any person conducted theretofore by the Company, the Company Subsidiaries or any Company Representative with respect to any Acquisition Proposal, and shall use (and shall cause the Company Representatives to use) commercially reasonable efforts to require other parties thereto to promptly return or destroy any confidential information previously furnished by the Company, the Company Subsidiaries or the Company Representatives thereunder.

5.6.2.  Permitted Actions; Fiduciary Out.  Notwithstanding anything to the contrary contained in Section 5.6.1, at any time prior to obtaining the adoption of this Agreement by the Required Company Shareholders, the Company shall be permitted to:

(i) take, and disclose to the Company’s shareholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

(ii) if the Company has received an unsolicited Acquisition Proposal from a third party and the Company Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, so long as the Company is in compliance with Section 5.6.1 other than as specifically permitted by this Section 5.6.2, effect a change in the Company Recommendation, approve and recommend such Superior Proposal or enter into an agreement with respect to such Superior Proposal;

(iii) effect a change in the Company Recommendation if the Company Board determines in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; or

(iv) so long as the Company is in compliance with Section 5.6.1(A) and the last sentence of Section 5.6.1, participate in any discussions or negotiations (including, as a part thereof, making counterproposals) with, or provide any non-public information to, any person in response to an unsolicited Acquisition Proposal by any such person, pursuant to a confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Acquisition Proposals), if the Company Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that there is a reasonable likelihood that such Acquisition Proposal will lead to a Superior Proposal; provided, that the Company shall notify Parent in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an Acquisition Proposal;

provided, however, that with respect to clauses (ii) or (iii) above, the Company Board shall not take any action until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including (if such proposed action is in connection with receipt of a Superior Proposal) the material terms and conditions of such Superior Proposal and a copy of the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal (it being understood and agreed that, (A) prior to taking any such action, the Company shall discuss with Parent and consider in good faith any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise and (B) any amendment to the financial terms of the Superior Proposal shall require the Company to provide Parent with a new notice of such Superior Proposal and a new three Business Day period as set forth above). The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

Section 5.7.  Appropriate Action; Consents; Filings.

5.7.1.  Appropriate Actions.  Subject to Section 5.6, each of the Company and Parent shall use commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, (B) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof, (D) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement and (E) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (1) any filing under or with respect to the HSR Act or any such other Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto desires to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and the opportunity to participate in such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

5.7.2.  Filings.  As promptly as practicable, but in no event later than fifteen (15) Business Days following the date of this Agreement, Parent shall, at its own expense, make all reasonably necessary filings with state insurance regulatory authorities required by applicable insurance Laws (the “Applicable Insurance Laws”) that are required to be filed prior to the Effective Time, including, without limitation, (i) the filing of a Form A with the insurance regulatory authorities of each of the States of Florida (which shall be the first Form A to be filed), Missouri and Texas, and (ii) Form E filings with the insurance regulatory authority of the States of Arkansas and Georgia, in order to obtain the necessary authorizations, approvals and consents in order to consummate the transactions contemplated hereby. In connection therewith, the Parties shall use commercially reasonable efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings. The Form A for the State of Florida will include an affirmative statement to the effect that First Professionals Insurance Company, Inc. and Anesthesiologists Professional Assurance Company will continue as Florida domiciled insurers after the Closing and not be redomesticated absent further communications with the Florida Office of Insurance Regulation (“OIR”).

5.7.3.  Notices and Consents.  The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents necessary, proper or advisable for such party to consummate the transactions contemplated in this Agreement. In addition, the Company shall use commercially reasonable efforts to obtain the consent of each reinsurer of a Third Party Reinsurance Contract that is designated on Section 3.13.1 of the Company Disclosure Schedule prior to the Closing (it being understood that the Company shall not be required to make any payments or agree to any restrictions or changes in connection therewith). Without limiting the foregoing, the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers; provided further, that except as expressly provided in Article 6, no such actions, consents, approvals or waivers shall constitute conditions to Closing and the Company shall not be obligated to offer any payment or other concession in connection with any consent under any Company Material Contract. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.3, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

5.7.4.  Notice of Proceedings.  From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit or other proceeding or investigation by any Person (A) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the Merger. From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit or other proceeding or investigation by any Governmental Authority.

5.7.5.  Governmental Authorities.  Each of the Company and Parent shall, and shall cause their respective affiliates to, use their commercially reasonable efforts to (A) cause the expiration of the notice periods under or with respect to the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (B) resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Merger or other transactions contemplated by this Agreement, subject to the terms of this Section 5.7.5. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use commercially reasonable efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.7.5 or elsewhere in this Agreement, in connection with the actions contemplated by the first sentence of this Section 5.7.5, none of Parent, Merger Sub, the Company or any of their respective subsidiaries shall be required to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any Governmental Authority Requirement if such Governmental Authority Requirement would reasonably be expected to give rise to a Regulatory Material Adverse Effect. Parent agrees that if the Governmental Authority Requirement would not reasonably be expected to give rise to a Regulatory Material Adverse Effect, then Parent shall consent and agree to such Governmental Authority Requirement and take such actions as are contemplated thereby. The Company shall not agree to a Governmental Authority Requirement without Parent’s prior consent. The following terms shall have the meanings set forth below:

“Governmental Authority Requirement” means any requirement, condition, limitation, understanding, agreement or order of or with any Governmental Authority to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any stock, assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective subsidiaries (all of the foregoing, the “Combined Entity”), (ii) conduct, restrict, operate, invest or (exclusive of the matters set forth in clause (i) hereof) otherwise change the assets, business or portion of business of the Combined Entity in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Combined Entity (including without limitation a rate decrease imposed on the Combined Entity by the Florida OIR).

“Regulatory Material Adverse Effect” means, (A) with respect to clause (i) of the definition of Governmental Authority Requirement, any such sale, license, assignment, transfer, divestiture, holding separate or other disposal involving $10,000,000 or more in annualized revenues and (B) with respect to clauses (ii) and (iii) of the definition of Governmental Authority Requirement, any such requirement, condition, limitation, understanding, agreement, order, restriction or change that would, individually or in the aggregate, reasonably be expected to decrease the Combined Entity’s annual revenues and/or increase the Combined Entity’s annual costs, in the aggregate, by an amount greater than $10,000,000; provided, however, that the imposition of any restriction on the ability of the Company Insurance Subsidiaries to upstream cash to the Company, whether through contractual agreement or the payment of dividends, shall not constitute a “Regulatory Material Adverse Effect.”

5.7.6.  No Control by Parent.  Subject to Section 5.1, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.8.  Certain Notices.  From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice and in no event shall any disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty.

Section 5.9.  Public Announcements.  Parent and the Company shall, as promptly as practicable after the execution and delivery of this Agreement, issue a mutually agreed press release with respect to the transactions contemplated by this Agreement, including the Merger. In connection with press releases or public statements with respect to the transactions contemplated by this Agreement, including the Merger, other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6, Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases or public statements. Parent and the Company shall not issue any such press release (other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6) or make any such public statement prior to such consultation, except as may be required by applicable Law, court process, applicable stock exchange rule or any listing agreement; provided that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement. The parties acknowledge that the Company will be required to file with the SEC a Current Report on Form 8-K reporting the execution of this Agreement and summarizing the material terms hereof as determined by the Company, and that the Company will file a copy of this Agreement as an exhibit to such report.

Section 5.10.  Employee Benefit Matters.

5.10.1.  Credit for Prior Service; Recognition of Co-payments and Deductibles.  With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any director, officer or employee of the Company or any

Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, other than benefit accruals under any defined benefit plan; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. Parent shall permit the Company Employees to carry over and take vacation days with pay in accordance with the applicable policies of the Company as in effect on the Closing Date. Parent shall waive or cause to be waived any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under any of the Parent Benefit Plans that are welfare plans (as defined in Section 3(1) of ERISA). Further, to the extent allowable under applicable Law, Company Employees shall be eligible to receive credit under the Parent Benefit Plans for the 2011 calendar year towards applicable deductibles and annual out-of-pocket limits for expenses incurred under the corresponding Company medical plan during the 2011 calendar year but prior to the Closing Date.

5.10.2.  Honoring Existing Employment Arrangements.  From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, shall, and Parent shall cause the Company, the Surviving Corporation or any Parent subsidiary, as applicable, to perform all obligations and to pay all amounts due, in accordance with their terms as may be amended from time to time, under all Company Benefit Plans, including without limitation all Company Employment Agreements and Company Severance Agreements. Parent and the Company acknowledge and agree that (i) the consummation of the Merger shall constitute a “Change in Control” or a “Change of Control” under the Company Severance Agreements and each other Company Benefit Plan to which such term is relevant, (ii) after the Effective Time, the Parent will not, and will not permit the Surviving Corporation to, dispute any assertion by any of the Company Employees specifically listed in Section 5.10.2 of the Company Disclosure Schedule (provided that such Company Employee provides any required notices required by such Company Employee’s Company Severance Agreement) that the consummation of the Merger constitutes valid grounds for the Company Employee to terminate his or her employment with the Surviving Corporation by reason of his or her “Constructive Discharge” within the meaning of such Company Employee’s Company Severance Agreement, and (iii) with respect to any such Company Employee who asserts under (ii) above that the consummation of the Merger constitutes valid grounds for the Company Employee to terminate his or her employment with the Surviving Corporation by reason of his or her “Constructive Discharge,” the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay (with the time and manner of such payments all being in accordance with the terms specified in each Company Employee’s respective Severance Agreement, as the same may be modified from time to time in the manner contemplated below in Section 5.11, and except as the time and manner of such payments is affected (if at all) by the last sentence of this Section 5.10.2) such Company Employee the severance payments and such other severance benefits required to be paid under such Company Employee’s respective Company Severance Agreement, the amounts of which, other than any tax gross ups, are quantified and set forth in Section 5.1 of the Company Disclosure Schedule. In furtherance of the foregoing, the Company shall, and Parent shall cause the Surviving Corporation to, take the actions described on Section 5.1 of the Company Disclosure Schedule with respect to the payment of such payments and benefits to the Company Employees listed on Section 5.10.2 of the Company Disclosure Schedule.

5.10.3.  Post-Closing Benefit Plan Matters.  For the one (1) year period following the Effective Time, Parent shall cause the Surviving Corporation to provide to each Company Employee, during his or her employment, benefits and compensation that are no less favorable, in the aggregate, to such person than those provided to such Company Employee immediately prior to the Closing (but not taking into account for these purposes any stock-based compensation or other equity incentive plans). Notwithstanding the foregoing, during said one (1) year period, Parent’s severance policy, a copy of which has been provided to the Company, rather than any severance policy or customary severance practice of the Company, shall apply in the case of a terminated Company Employee without a Company Severance Agreement.

5.10.4.  No Requirement of Continued Employment; Permitted Amendments to Company Benefits Plans.  Nothing in this Agreement shall require the continued employment of any person, and, except as specifically set forth in this Section 5.10, no provision of this Agreement shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan to the extent permitted by such Company Benefit Plan.

5.10.5.  Annual Executive Incentive Compensation Program.  Parent shall comply, and cause the Surviving Corporation to comply, with the terms of the Company’s 2011 Executive Incentive Compensation Plan and 2008 Senior Executive Annual Incentive Plan, as in effect on the date hereof; provided, that all bonuses in respect of 2011 shall be paid at 100% of the target bonus; and provided further, that Company Employees whose employment with the Company is terminated effective at or after the Effective Time shall be entitled to, in addition to their severance benefits, if any, a portion (equal to the portion of the calendar year elapsed to the date of termination of employment) of their respective target bonuses under the 2011 Executive Incentive Compensation Plan and/or 2008 Senior Executive Annual Incentive Plan, payable at the date of termination of employment or as soon thereafter as reasonably practicable. In no event will any such Company Employee be entitled to receive any portion of such 2011 target bonus to the extent such amount is included as a separate part of such Company Employee’s severance benefits, it being agreed that the multiple of prior year bonuses included in the lump sum severance benefit shall not be deemed to be a 2011 target bonus.

5.10.6.  Third Party Beneficiaries.  The Company Employees immediately prior to the Effective Time, including without limitation those employees listed on Section 5.10.2 of the Company Disclosure Schedule, shall be third party beneficiaries of the provisions of this Section 5.10. The provisions of this Section 5.10 are intended to be for the benefit of each such person and his or her successors, heirs or representatives.

Section 5.11.  Cooperation Regarding Company Benefit Plans.  Prior to the Effective Time, the Company shall jointly work with Parent to (i) bring all Company Benefit Plans in compliance with Section 409A of the Code, including without limitation, amending such Company Benefit Plans if required in connection therewith (including amendments requiring a Code Section 409A valid release from each Company Employee who may claim under Section 5.10.2 that there has been a “Constructive Discharge” of such Company Employee after the consummation of the Merger within the meaning of such Company Employee’s Company Severance Agreement and whose Company Severance Agreement, as the same may be modified from time to time, requires a release from such Company Employee in that event) and (ii) amend the Company Benefit Plans to eliminate (A) any interest or additional taxes imposed by Section 409A(a)(1)(B) of the Code that employees of the Company (or the Company on behalf of the employee) would be required to pay in connection with any payments received from the Company or Parent pursuant to any Company Benefit Plan as a result of an event closely related to the Parent’s acquisition of the Company or (B) any excise tax imposed by Sections 280G or 4999 of the Code or any interest, penalty or addition to tax with respect to such excise tax that employees of the Company (or the Company on behalf of the employee) would be required to pay in connection with any payments received from the Company or Parent pursuant to any Company Benefit Plan as a result of an event closely related to the Parent’s acquisition of the Company; provided that in no event shall the Company materially reduce the severance payments provided to any employee under any existing Company Benefit Plan to comply with the foregoing obligation.

Section 5.12.  Indemnification of Directors and Officers.

5.12.1.  Indemnification.  For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, to the extent permitted under applicable Law, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles, the Company By-laws and indemnification agreements in existence on the date of this Agreement with any Covered Persons against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit proceeding or investigation arises out of or pertains to acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the FBCA, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation. Notwithstanding anything to the contrary contained in this Section 5.12.1 or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry or any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Covered Persons covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation, without the prior consent of such Covered Person (not to be unreasonably withheld); provided, however, the Surviving Corporation or Parent will not be liable for any settlement effected without the Surviving Corporation’s or Parent’s prior written consent (not to be unreasonably withheld).

5.12.2.  Articles and By-Laws.  For not less than six years from and after the Effective Time, to the extent permitted by applicable Law, the Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Articles and the Company By-laws.

5.12.3.  D&O Insurance.  For six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide the Company’s current directors and officers, covered under the Company’s existing directors and officers insurance policies prior to the Effective Time (the “Existing Policies”) one or more policies or insurance that provide coverage with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby (“D&O Insurance”), that are no less favorable than the Company’s Existing Policies. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company may purchase a “tail” insurance policy to cover for a period of six years after the Effective Time the individuals covered by the Company’s directors’ and officers’ liability insurance immediately prior to the Effective Time. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder. Notwithstanding the foregoing, in no event will the Surviving Corporation or Parent be required to expend an annual premium for such coverage in excess of two hundred fifty percent (250%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation or Parent will obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

5.12.4.  Assumption of Obligations.  In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

5.12.5.  No Modification without Consent.  The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person, unless such change is required to comply with applicable Law. The provisions of this Section 5.12 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

Section 5.13.  Rule 16b-3.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Law, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE 6

CLOSING CONDITIONS

Section 6.1.  Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.17 and applicable Law:

6.1.1.  Shareholder Approval.  This Agreement shall have been adopted by the Required Company Shareholders.

6.1.2.  No Order.  No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1.2 shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.2 or 5.7 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

6.1.3.  Insurance Consents.  Parent shall have obtained the written approvals of the Merger issued by the insurance regulatory authorities of the States of Florida, Missouri and Texas, provided no such approval from the State of Florida shall contain or be subject to any conditions that would reasonably be expected to have a Regulatory Material Adverse Effect.

6.1.4.  HSR Act.  Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 6.2.  Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.17 and applicable Law:

6.2.1.  Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time without giving effect to any qualification as to materiality or Company Material Adverse Effect as though such representations and warranties were made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that except with regard to the representations and warranties of the Company set forth in Section 3.1, (provided that such Section 3.1 shall be true and correct in all material respects), Section 3.3 (provided that the outstanding number of Shares of Common Stock set forth in the second sentence of Section 3.3.1 shall be true and correct other than de minimis inaccuracies), Section 3.4.1 (provided that the last sentence of Section 3.4.1 shall be true and correct in all material respects), Section 3.9(i) and Section 3.21, the condition set forth in this Section 6.2.1 shall be satisfied so long as any failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

6.2.2.  Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

6.2.3.  Company Material Adverse Effect.  Since the date of this Agreement, no change, event or circumstance shall have occurred that has had a Company Material Adverse Effect that is continuing or is reasonably likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

6.2.4.  Funding of Defined Benefit Plan.  The Company shall have satisfied the minimum funding standards required by applicable Law with respect to the FPIC Insurance Group, Inc. Defined Benefit Plan, as amended.

Section 6.3.  Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.17 and applicable Law:

6.3.1.  Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time without giving effect to any qualification as to materiality or Parent Material Adverse Effect as though such representations and warranties were made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that except with regard to the representations and warranties of Parent and Merger Sub set forth in the first two sentences of Section 4.1 and in Section 4.2, the condition set forth in this Section 6.3.1 shall be satisfied so long as any failure of such representations and warranties to be true and correct has not had a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder. The Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

6.3.2.  Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

6.3.3.  Closing Payments.  Parent shall have made the payments required to be made pursuant to Section 2.3.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors or Board of Governors (as applicable) of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

7.1.1.  Mutual Consent.  By mutual written consent of Parent and the Company, by action of their respective Boards of Directors or Board of Governors, as applicable;

7.1.2.  Outside Date.  By either the Company or Parent by delivering written notice to the other party if the Merger shall not have been consummated prior to December 31, 2011; provided that such date may be extended by either party to no later than March 31, 2012 in the event that as of December 31, 2011 all conditions to effect the Merger have been satisfied other than the conditions in Sections 6.1.2, 6.1.3, and 6.1.4 and other than those conditions which by their nature can only be satisfied at or immediately prior to the Effective Time (such date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date.

7.1.3.  Order, Decree or Ruling.  By either the Company or Parent if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use commercially reasonable efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;

7.1.4.  Shareholder Approval.  By either Parent or the Company if the adoption of this Agreement by the Required Company Shareholders shall not have been obtained at the Company Shareholders’ Meeting at which a vote on this Agreement is taken by reason of the failure to obtain the required vote (including any adjournment to solicit additional proxies if there are insufficient votes at the time of such special meeting to approve and adopt this Agreement);

7.1.5.  Company Recommendation.  By Parent if (A) the Company Board shall have withdrawn or adversely modified the Company Recommendation, (B) the Company Board shall have recommended to the Company’s shareholders that they approve or accept an Acquisition Proposal other than the Merger, (C) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement, (D) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.6., (E) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Recommendation within fifteen (15) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, (F) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Recommendation and recommending that stockholders reject such tender or exchange offer, or (G) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.1.5;

7.1.6.  Superior Proposal.  By the Company, subject to compliance with Section 5.6, if the Company Board determines to accept a Superior Proposal (with such termination becoming effective immediately prior to the time the Company enters into a binding written agreement with respect to such Superior Proposal);

7.1.7.  Company Breach.  By Parent, if (A) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; and

7.1.8.  Parent Breach.  By the Company, if (A) any representation or warranty of Parent or Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.9(A)) shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied.

7.1.9.  Lack of Funds; No Payment.  By the Company, if the representations and warranties of Parent or Merger Sub set forth in Section 4.9(A) shall have become untrue and such breach is not capable of being cured by the Outside Date.

Section 7.2.  Effect of Termination.

7.2.1.  Limitation on Liability.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, (A) this Agreement shall forthwith become void, except that Section 5.5.2, Section 5.9, this Section 7.2 and Article 8 shall survive such termination, and (B) there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that, subject to references to “sole and exclusive remedies” in Section 7.2.2, each party shall have the right to recover to the fullest extent permitted by applicable Law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (including, in the case that (i) the Company is the recovering party, a material breach by Parent of any of its representations and warranties set forth in Section 4.9 or its covenants to pay the Merger Consideration as set forth herein and (ii) the Parent is the recovering party, a material breach by Company of any of its covenants and agreements set forth in Section 5.6). Other than in the case of the sole and exclusive remedies set forth in Section 7.2.2, nothing in this Agreement shall limit the right of any party to seek damages that may be available under applicable Law based on what such party believes to be an appropriate theory of damages.

7.2.2.  Termination Fee.

7.2.2.1. In the event that this Agreement is terminated by the Company pursuant to Section 7.1.6, then the Company shall pay Parent the Termination Fee within three (3) Business Days after such termination is effective, which shall be the sole and exclusive remedy of Parent in the event of such termination.

7.2.2.2. In the event that this Agreement is terminated by Parent pursuant to Section 7.1.5, then the Company shall pay Parent, within three (3) Business Days of such termination, an amount equal to the Termination Fee, which shall be the sole and exclusive remedy of Parent in the event of such termination, (provided that the Termination Fee shall not be the sole and exclusive remedy in the case where such termination occurs and the Company has breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.6).

7.2.2.3. If this Agreement is terminated by the Company or Parent pursuant to (i) Section 7.1.2 hereof and provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) Section 7.1.4 hereof, and (A) prior to such termination (in the case of termination pursuant to Section 7.1.2) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.1.4), an Acquisition Proposal shall have been publicly disclosed and not withdrawn, and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent, immediately prior to and as a condition to consummating such transaction, the Termination Fee. For purposes of this Section 7.2.2.3, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4 hereof, except that the references to 20% in the related definition of “Acquisition Transaction” shall be deemed to be references to 50%.

7.2.2.4. In the event that this Agreement is terminated pursuant to Section 7.1.2, and provided that on the date this Agreement is terminated (i) the vote of the Required Company Shareholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Section 6.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee, which shall be the sole and exclusive remedy of the Company in the event of such termination (provided that the Termination Fee shall not be the sole and exclusive remedy of the Company in the case where such termination occurs and Parent has breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.7).

7.2.2.5. In the event that this Agreement is terminated by the Company pursuant to Section 7.1.9, and provided that on the date this Agreement is terminated (i) the vote of the Required Company Shareholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Section 6.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee.

7.2.3.  All Payments.  All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. If the other party shall fail to pay in a timely manner the amounts due pursuant to Section 7.2.2, and, in order to obtain such payment, the other party makes a claim against the failing party that results in a judgment against the failing party, the failing party shall pay to the other party the reasonable costs and expenses of such party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.2.3 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall either party be obligated to pay the Termination Fee on more than one occasion.

7.2.4.  Notice of Termination.  The party desiring to terminate this Agreement pursuant to this Article 7 (other than pursuant to Section 7.1.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section shall be effective immediately upon delivery of such written notice to the other party.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1.  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.

Section 8.2.  Fees and Expenses.  Subject to Section 7.2 of this Agreement, or as otherwise expressly contemplated by this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same.

Section 8.3.  Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed or if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

The Doctors Company
185 Greenwood Road
Napa, California 94558
Telephone: (707) 226-0100
Facsimile: (707) 226-0370
Attention: General Counsel

with a copy to:

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street, 17th floor
San Francisco, California 94104
Telephone: (415) 954-4400
Facsimile: (415) 954-4480
Attention: Philip W. Peters, Esq.

If to the Company, addressed to it at:

FPIC Insurance Group, Inc.
1000 Riverside Avenue, Suite 800
Jacksonville, Florida 32204
Telephone: (904) 354-2482
Facsimile: (904) 350-1049
Attention: Charles Divita, III

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Attention: Raymond O. Gietz, Esq.

and

Kirschner & Legler, P.A.
1431 Riverplace Blvd., Suite 910 (The Peninsula)
Jacksonville, Florida 32207
Telephone: (904) 346-3200
Facsimile: (904) 346-3299
Attention: Kenneth M. Kirschner, Esq.

Section 8.4.  Certain Definitions.  For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Acquisition Proposal” means any bona fide offer or proposal or indication of interest concerning any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions other than the Merger involving: (i) any direct or indirect acquisition or purchase by any Person or group of more than a twenty percent (20%) beneficial interest in the total outstanding voting securities of the Company or any Company Subsidiary; (ii) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company or any Company Subsidiary; (iii) any merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any Company Subsidiary pursuant to which any Person or group would own twenty percent (20)% or more of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition, including without limitation through any bulk reinsurance, reinsurance, coinsurance or similar transaction, of more than twenty percent (20%) of the assets (based on the fair market value thereof) of the Company and the Company Subsidiaries, considered as a whole; or (v) any liquidation or dissolution of the Company or any Company Subsidiary.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Book-Entry Shares” means shares of Company Common Stock evidenced in book-entry form on the records of the Company, or the Company’s transfer agent on behalf of the Company, immediately prior to the Effective Time.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a national holiday in the United States of America, or (iii) a day on which commercial banks with offices in New York, New York, are authorized or required to be closed by law or executive order.

“Certificate” means, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares.

“Company Equity Awards” means, collectively, the Company Stock Options, the Company Restricted Stock and the Company Performance Units.

“Company Insurance Subsidiaries” means First Professionals Insurance Company, Inc.; Anesthesiologists Professional Assurance Company; Advocate, MD Insurance of the Southwest, Inc.; and Intermed Insurance Company.

“Company Material Adverse Effect” means any change or event that, individually or together with any other change or event, has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the Merger or the transactions contemplated hereby including, without limitation, adverse changes in the Company’s relationships with its customers, employees, or Producers, or any rating agency downgrade of the Company or any Company Subsidiary resulting therefrom; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting any of the industries in which the Company participates, the U.S. economy or financial markets, except to the extent the Company or the Company Subsidiaries, taken as a whole, are disproportionately affected thereby relative to other industry participants; (C) any adverse change, effect, event, occurrence, state of facts or development arising from (i) the Company’s compliance with the terms of this Agreement, (ii) any action taken, or any failure to act, by the Company to which Parent has consented in writing or (iii) the Company’s failure to reasonably settle any action under Section 5.1.(xii) due to Parent’s unreasonably withholding its consent to such settlement, (D) changes in Laws after the date hereof, (E) changes in GAAP after the date hereof, (F) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether this has been a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (A)-(E) of the definition), (G) acts of war or terrorism, (H) a decline in the price of the Company Common Stock on Nasdaq or any other trading market or (I) any action, lawsuit or claim arising out of the execution and announcement of this Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“ECO” means extra-contractual obligations.

“Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“group” has the same meaning as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any chemical, material or other substance defined or regulated as “toxic” or “hazardous” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means (i) indebtedness for borrowed money, (ii) indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) obligations under capital leases, (iv) obligations in respect of outstanding letters of credit and (v) guarantee obligations, in each case to the extent exceeding $100,000.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, inventions (whether or not patentable), processes, methodologies, products, technologies, discoveries, copyrightable and copyrighted works (whether or not registered), apparatus, trade secrets, trademarks and service marks (whether or not registered), domain names, trade names, know-how, trade dress, customer lists, confidential marketing and customer information, confidential technical information, software, and documentation related thereto, and any registrations or applications for registration of any of the foregoing.

“Insurance Contracts” means all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company and the Company Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any executive officer of Parent listed in Exhibit A-1 hereto (in the case of Parent) or to any executive officer of the Company listed in Exhibit A-2 hereto (in the case of the Company).

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Nasdaq” means the Nasdaq Global Select Market.

“Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC other than the Proxy Statement.

“Parent Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries in which Parent participates, the U.S. economy or financial markets; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.

“Parent Permit” means all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Parent, Merger Sub and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof.

“Permitted Lien” means (i) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) liens or other encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law; (iii) liens for utilities and other governmental charges that, in each case, are not yet due or payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without giving rise to any material penalty or material additional cost or liability; (iv) matters of record or registered liens affecting title to any owned or leased real property of a person and its subsidiaries; (v) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not individually or in the aggregate materially and adversely affect the use of the owned or leased real property of a person and its subsidiaries affected thereby as currently used in the business of such person and its subsidiaries; (vi) statutory liens of landlords for amounts not yet due and payable; (vii) liens arising under reinsurance agreements existing on the date hereof or entered into in the ordinary course of business; (viii) defects, irregularities or imperfections of title and other liens that, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate; (ix) rabbi trusts established by a person or its subsidiaries for the benefit of its directors, officers or other employees prior to the date hereof; (x) with respect to a person and its subsidiaries, liens arising under any credit agreement existing as of the date hereof or any refinancing or replacement thereof in the ordinary course of business; (xi) liens for judgments not yet due and payable or that are being contested in good faith by appropriate proceedings; and (xii) statutory deposits of cash, securities or other assets pursuant to Applicable Insurance Laws.

“Person” or “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the

Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than 50% of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Statutory Accounting Principles” means statutory accounting principles prescribed or permitted by the insurance regulatory authority of an insurer’s jurisdiction of domicile.

“Superior Proposal” means an unsolicited Acquisition Proposal, with references to 20% being changed to 50% in the definition of Acquisition Transaction, made by a Person or group that, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside legal counsel), (i) is reasonably likely to be consummated taking into account the party making the proposal and all financial, legal, regulatory and other aspects of the proposal and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement taking into account all financial, legal, regulatory and other aspects of the respective proposals, including without limitation, the identity of the party making such proposal, the terms of any written proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement, and any break-up fees, expense reimbursement fees and conditions to consummation.

“Tax Law” means any Law governing Taxes.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means 3% of the aggregate Merger Consideration.

“XPL” means excess policy limits.

Section 8.5.  Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Actuarial Analyses”	Section 3.7.4
“Affiliate Reinsurance Contracts”	Section 3.13.1
“Agreement”	Preamble
“Alpha Advisors”	Section 3.28
“Applicable Insurance Laws”	Section 5.7.2
“Articles of Merger”	Section 1.3
“Closing”	Section 1.2
“Code”	Section 2.3.8
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.6.1
“Company Articles”	Section 3.2
“Company Benefit Plan”	Section 3.10.1
“Company Board”	Section 2.2

“Company By-laws”	Section 3.2
“Company Common Stock”	Section 2.1.1
“Company Disclosure Schedule”	Article 3
“Company Employees”	Section 5.10.1
“Company Employment Agreement”	Section 3.12(v)
“Company ESPP”	Section 2.2
“Company Material Contract”	Section 3.12.1
“Company Omnibus Plan”	Section 2.2
“Company Options”	Section 2.2
“Company Performance Units”	Section 2.2
“Company Permits”	Section 3.6
“Company Preferred Stock”	Section 3.3.1
“Company Recommendation”	Section 5.3.1
“Company Representatives”	Section 5.6.1
“Company Restricted Stock”	Section 2.2
“Company SEC Filings”	Section 3.7.1
“Company Severance Agreement”	Section 3.12(v)
“Company Shareholders’ Meeting”	Section 5.4.1
“Company Stock Option Plans”	Section 2.2
“Company Subsidiary”	Section 3.1
“Confidentiality Agreement”	Section 5.5.2
“Covered Persons”	Section 5.12.1
“D&O Insurance”	Section 5.12.3
“Effective Time”	Section 1.3
“ERISA”	Section 3.10.1
“Exchange Fund”	Section 2.3.2
“Existing Policies”	Section 5.12.3
“Existing Reinsurance Contracts”	Section 3.13.1
“FBCA”	Recitals
“Form A”	Section 4.3.2
“Form E”	Section 4.3.2
“Forms”	Section 3.19.3
“Governmental Authority Requirement”	Section 5.7.5
“Insurance Permit”	Section 3.19.1
“Investment Assets”	Section 3.26.1
“Investment Company”	Section 3.26.4
“Maximum Premium”	Section 5.12.3
“Merger”	Recitals
“Merger Consideration”	Section 2.1.1
“Merger Sub”	Preamble
“OIR”	Section 5.7.2
“Option Consideration”	Section 2.2
“Outside Date”	Section 7.1.2
“Owned Real Property”	Section 3.17.1
“Parent”	Preamble

“Parent Benefit Plans”	Section 5.10.1
“Parent Representatives”	Section 5.5.1
“Parent Subsidiary”	Section 4.3.1
“Paying Agent”	Section 2.3.1
“Performance Unit Consideration”	Section 2.2
“Producers”	Section 3.24.1
“Proxy Statement”	Section 5.3.1
“Regulatory Material Adverse Effect”	Section 5.7.5
“Required Company Shareholders”	Section 3.20
“SOX”	Section 3.7.8
“Specified Conditions”	Section 7.1.2
“STAT Financial Statements”	Section 3.7.3
“Surviving Corporation”	Section 1.1
“Third Party Reinsurance Contracts”	Section 3.13.1

Section 8.6.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly stated herein, references to sections and Articles are references to the sections and Articles of this Agreement.

Section 8.7.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8.  Entire Agreement.  This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 8.9.  No Reliance.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries and each of Parent and Merger Sub. Each party acknowledges and agrees that the other party has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided herein or in any certificate delivered under the terms of this Agreement and that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the other parties, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement or in any certificate delivered under the terms of this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 8.10.  Assignment.  This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

Section 8.11.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than as provided in Section 5.10 and Section 5.12, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.12.  Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.13.  Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

8.13.1.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles; provided that the provisions of Articles 1 and 2 of this Agreement governing the consummation of the Merger and its effects shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to conflicts of laws principles.

8.13.2.  Jurisdiction.  Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the U.S. District Court of Chancery of the State of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the U.S. District Court of Chancery of the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the U.S. District Court of Chancery of the State of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the U.S. District Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.13.3.  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR OUT OF THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION PERMITTED UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.14.  Disclosure Schedule.  The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.15.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

Section 8.16.  Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.17.  Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.18.  Specific Performance.  Notwithstanding anything in this Agreement, the parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. Without limiting the foregoing, each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement shall not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Any such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Doctors Company

By:	/s/ Richard E. Anderson
Richard E. Anderson, M.D.
Chief Executive Officer

Fountain Acquisition Corp.

By:	/s/ Richard E. Anderson
Richard E. Anderson, M.D.
Chief Executive Officer

FPIC Insurance Group, Inc.

By:	/s/ John R. Byers
John R. Byers
President and Chief Executive Officer

[Signature page to Merger Agreement]

Exhibit A-1

Parent’s Knowledge Officers

Rob Francis
David McHale
Marco Vanderlaan

Exhibit A-2

Company’s Knowledge Officers

John R. Byers
Charles Divita, III
Robert E. White, Jr.

ANNEX B: SANDLER O’NEILL FAIRNESS OPINION

May 23, 2011

Board of Directors
FPIC Insurance Group, Inc.
1000 Riverside Avenue, Suite 800
Jacksonville, FL 32204

Ladies and Gentlemen:

FPIC Insurance Group, Inc. (“FPIC”), The Doctors Company (“Doctors”) and FPIC Acquisition Corp, a wholly-owned subsidiary of Doctors (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated May 23, 2011 (the “Agreement”), pursuant to which Merger Sub will be merged with and into FPIC, with FPIC as the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of FPIC common stock, issued and outstanding immediately prior to the Merger (the “FPIC Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive cash in the amount of $42.00 per share (the “Merger Consideration”), without interest. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of FPIC Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of FPIC that we deemed relevant; (iii) internal financial projections for FPIC for the years ending December 31, 2011 through 2013 as prepared by senior management of FPIC; (iv) the publicly reported historical stock price and trading activity for FPIC’s common stock, including a comparison of certain financial and stock market information for FPIC with similar publicly available information for certain other companies the securities of which are publicly traded; (v) to the extent publicly available, the financial terms of certain recent business combinations in the medical professional liability insurance sector and property and casualty insurance industry; (vi) the market premiums paid in certain recent business combinations involving property and casualty insurance companies; (vii) the current property and casualty insurance environment generally and the medical professional liability insurance environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of FPIC the business, financial condition, results of operations and prospects of FPIC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by FPIC or its representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of FPIC that it is not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FPIC or any of its subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We are not experts in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses, and we have not made an independent evaluation of the adequacy of the reserves of FPIC. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustment expense reserves of FPIC.

With respect to the internal financial projections as prepared by senior management of FPIC and used by Sandler O’Neill in its analyses, FPIC’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of FPIC, and we assumed that such performances would be achieved. We express no opinion as to such financial projections or

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the assumptions on which they are based. We have also assumed that there has been no material change in FPIC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FPIC would remain as a going concern for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice FPIC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as FPIC’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. FPIC has also agreed to indemnify us against certain liabilities arising out of our engagement. We have also received investment banking fees in the past for certain investment banking services provided to FPIC. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FPIC and Doctors and their affiliates.

Our opinion is directed to the Board of Directors of FPIC in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of FPIC as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of FPIC Common Stock and does not address the underlying business decision of FPIC to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for FPIC or the effect of any other transaction in which FPIC might engage. Our opinion is not to be quoted or referred to, in whole or in part, in any document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent. This opinion may, however, be reproduced in any proxy statement mailed to shareholders of FPIC provided that the opinion is reproduced in such document in its entirety and such document includes a summary of the opinion and related analysis in a form prepared or approved by us (such approval not to be unreasonably withheld, conditioned or delayed), and may not otherwise be disclosed publicly in any manner without our prior written approval. This opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any FPIC officer, director or employee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of FPIC Common Stock from a financial point of view.

Very truly yours,

/s/  Sandler O’Neill + Partners, L.P.
(SANDLER O’NEILL + PARTNERS, L.P.)

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COMPUTERSHARE INVESTOR SERVICES ATTN: ESSENTIAL REGISTRY 350 INDIANA STREET, SUITE 750 GOLDEN, CO 80401

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by FPIC Insurance Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to FPIC Insurance Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M37448-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FPIC INSURANCE GROUP, INC.

The Board of Directors recommends you vote “FOR” Proposals 1, 2 and 3		For	Against	Abstain

Proposal No. 1.
To approve and adopt the Agreement and Plan of Merger, dated as of May 23, 2011 (referred to herein as the “Merger Agreement”), by and among The Doctors Company, a California domiciled reciprocal inter-insurance exchange (referred to herein as “TDC”), Fountain Acquisition Corp., a Florida corporation and a wholly owned subsidiary of TDC (referred to herein as “Merger Sub”) and the Company.
		☐	☐	☐

Proposal No. 2.
To grant authority to the named proxies to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement (referred to herein as the “Adjournment Proposal”).
		☐	☐	☐

Proposal No. 3.	To approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger contemplated by the Merger Agreement.	☐	☐	☐

PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR(S) HEREON. WHERE MORE THAN ONE OWNER IS SHOWN, EACH SHOULD SIGN. WHEN SIGNING IN A FIDUCIARY OR REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE. IF ANY PROXY IS SUBMITTED BY A CORPORATION, IT SHOULD BE EXECUTED IN FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER. IF ANY PROXY IS SUBMITTED BY A PARTNERSHIP, IT SHOULD BE EXECUTED IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.
M37449-TBD
PRELIMINARY PROXY/VOTING INSTRUCTION CARD
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FPIC INSURANCE GROUP, INC.
SPECIAL MEETING OF SHAREHOLDERS
[•], 2011
     The undersigned shareholder hereby appoints Pamela D. Harvey and Becky A. Thackery, or either of them, as proxies, with full power of substitution, to vote all shares of common stock of FPIC Insurance Group, Inc. (“FPIC”) held of record by the undersigned on [•], 2011, that the undersigned would be entitled to vote if personally present at the special meeting of shareholders of FPIC on [•], 2011, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS
     Your vote is important. Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope.
     This proxy will be voted as directed, or, if no directions are given, the proxy will be voted “FOR” each of the proposals listed on the other side of this card. If any other matters are properly presented for consideration at the meeting, the proxies are authorized to vote on those matters according to their best judgment. The undersigned hereby revokes any proxy heretofore given to any person or persons whomsoever (other than the proxies named above).
[Continued and to be dated and signed on reverse side.]